Exhibit 10.6

SECOND LIEN CREDIT AGREEMENT

dated as of

November 3, 2014

among

SP HOLDCO I, INC.,

as Holdings,

SURGERY CENTER HOLDINGS, INC.,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

JEFFERIES FINANCE LLC,

KKR CAPITAL MARKETS LLC

and

MCS CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

v

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Specified Subsidiaries
2.01	Lenders and Commitments
4.02(d)	Local Counsel Opinions
5.05	Certain Liabilities
5.11	Plans or Multiemployer Plans
5.12	Subsidiaries and Other Equity Interests
5.15	Labor Matters
6.13(a)	Certain Post-Closing Documents
6.13(b)	Intellectual Property Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B-1	Form of Assignment and Acceptance (Standard)
Exhibit B-2	Form of Assignment and Acceptance (Specified Debt Funds/Affiliated
Lenders)
Exhibit C	Form of Request for Credit Extension
Exhibit D	Form of Security Agreement
Exhibit E-1	Form of Global Intercompany Note
Exhibit E-2	Form of Promissory Note
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are not Partnerships)
Exhibit G-2	Form of United States Tax Compliance Certificate
(For Non-U.S. Lenders that are Partnerships)
Exhibit G-3	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are not Partnerships)
Exhibit G-4	Form of United States Tax Compliance Certificate
(For Non-U.S. Participants that are Partnerships)
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Term Note
Exhibit J	Auction Procedures
Exhibit K	Interest Election Request

SECOND LIEN CREDIT AGREEMENT, dated as of November 3, 2014 (this “Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party hereto from time to time, the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1) and JEFFERIES FINANCE LLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Secured Parties.

Pursuant to the Merger Agreement, the Borrower will acquire (the “Acquisition”) all of the equity interests in Symbion Holdings Corporation, a Delaware corporation (the “Company”), on the Closing Date through a merger of SCH Acquisition Corp., a Delaware corporation, with and into the Company with the Company being the surviving corporation and a direct wholly owned subsidiary (on the Closing Date) of the Borrower (the “Merger”), in consideration of an aggregate purchase price of approximately $800,000,000 (the “Merger Consideration”). The total cash required to finance the Merger Consideration, to refinance or repay, redeem, defease or otherwise discharge the existing third party indebtedness of the Company and its Subsidiaries and of the Borrower and its Subsidiaries, and to pay related fees and expenses and other amounts contemplated under the Merger Agreement will be approximately $1,300,000,000 (the “Aggregate Consideration”).

In order to fund the Aggregate Consideration, (i) the Lenders will extend credit to the Borrower in the form of Term Loans on the Closing Date in an aggregate principal amount of $490,000,000, the proceeds of which will be used as set forth herein, (ii) the lenders under the First Lien Credit Agreement will extend credit to the Borrower in the form of first lien term loans on the Closing Date in an aggregate principal amount of $870,000,000, the proceeds of which shall be used on the Closing Date as set forth therein and (iii) the lenders under the First Lien Credit Agreement will extend credit to the Borrower in the form of a revolving facility in an aggregate principal amount of $80,000,000, the proceeds of which will be used as set forth therein.

The provisions of this Agreement and the other Loan Documents and the First Lien Credit Agreement and the other First Lien Loan Documents are (as between the Secured Parties and the “Secured Parties” as defined in the First Lien Credit Agreement) subject to the provisions of the Intercreditor Agreement.

Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Additional Lender” shall mean, with respect to any Refinancing Amendment or Incremental Amendment, any bank, financial institution or investor not theretofore a Lender that agrees to provide an Other Loan, Other Commitment or Incremental Term Loan pursuant thereto; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such bank, financial institution or investor to the extent any such consent would be required under Section 10.04(b) for an assignment of Loans to such bank, financial institution or investor.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1.00%) determined by the Administrative Agent to be equal to (x) the LIBO Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period; provided that the Adjusted LIBO Rate shall not be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or a Related Party of the Sponsor at such time; provided that, notwithstanding the foregoing, “Affiliated Lender” shall not include Holdings, the Borrower, any Subsidiary of Holdings or the Borrower, any Specified Debt Fund or any natural person.

“Agents” shall have the meaning assigned to such term in Article 9.

“Aggregate Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“AHYDO Catch-Up Payment” shall mean any payment, including payments made on subordinated debt obligations, in each case to the extent such payment is necessary to avoid the application of Section 163(e)(5) of the Code.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1.00%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for a Eurodollar Borrowing with a one-month Interest Period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Alternate Base Rate shall not be less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBO Rate, as the case may be.

“Applicable ECF Percentage” shall mean, for any Excess Cash Flow Period, (a) 50% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than 5.75 to 1.00, (b) 25% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 5.75 to 1.00 but is greater than 5.25 to 1.00, and (c) 0% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 5.25 to 1.00.

“Applicable Margin” shall mean, for any day (i) with respect to any Eurodollar Term Loan, 7.50% per annum and (ii) with respect to any ABR Term Loan, 6.50% per annum.

“Approved Acquisitions” means certain add-on acquisitions consummated on or prior to the Closing Date in accordance with the terms set forth in the Merger Agreement.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B-1 or Exhibit B-2, as applicable, or such other form as shall be approved by the Administrative Agent.

“Attorney Costs” shall mean and shall include all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Manager” shall mean Jefferies Finance LLC (or, if Jefferies Finance LLC declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to Jefferies Finance LLC (or such other investment bank).

“Auction Procedures” shall mean the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Sections 10.04(k) and 10.04(m) set forth in Exhibit J hereto.

“Audited Financial Statements” shall mean each of the (i) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Borrower and its consolidated subsidiaries and (ii) audited consolidated balance sheets of Symbion, Inc. and its consolidated subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Symbion, Inc. and its consolidated subsidiaries.

“Bankruptcy Proceedings” shall have the meaning assigned to such term in Section 10.08(d).

“Blocked Person” shall mean any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.01(c).

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of the Restricted Group in accordance with GAAP (including amounts expended or capitalized under Capitalized Leases).

“Capitalized Leases” shall mean all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that, for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral Account” shall mean a blocked account at a commercial bank reasonably satisfactory to the Administrative Agent, in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(a) Dollars;

(b) in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business and not for speculation;

(c) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(d) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in demand deposits, time deposits, eurodollar time deposits, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;

(f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s;

(g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (e) of this definition;

(h) repurchase agreements with a term of not more than 30 days for securities described in clause (c) above and entered into with a financial institution satisfying the criteria of clause (e) above;

(i) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (g) above;

(j) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(k) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Casualty Event” shall mean any event that gives rise to the receipt by any member of the Restricted Group of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“Change of Control” shall be deemed to occur if:

(a) (i) at any time prior to a Qualified IPO, Permitted Holders (taken collectively) shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(ii) at any time upon or after a Qualified IPO, (x) any Person (other than a Permitted Holder) or (y) any Persons (other than one or more Permitted Holders) constituting a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the Permitted Holders shall own, directly or indirectly, less than such Person or “group” of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings;

(b) a “change of control” (or similar event) shall occur in respect of any Credit Agreement Refinancing Indebtedness, any Refinancing Facilities, any Incremental Equivalent Debt, any First Lien Indebtedness, any Junior Financing or any Permitted Refinancing of any of the foregoing, in each case having an aggregate principal amount in excess of the Threshold Amount; or

(c) Holdings shall cease to own, directly, 100% of the Equity Interests of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Claim” shall have the meaning assigned to such term in Section 10.08(d).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Other Term Loan Commitment (and, in the case of an Other Term Loan Commitment, the Class of Term Loans to which such commitment relates), a commitment in respect of Incremental Term Loans or a Term Loan Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Loan Commitments, Other Term Loans, Incremental Term Loans and Extended Term Loans that have different terms and conditions, and each tranche of Extended Term Loans, shall be construed to be in different Classes.

“Closing Date” shall mean November 3, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the “Collateral” as defined in any Collateral Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Administrative Agent and the Collateral Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date (pursuant to Section 4.02(f)) or from time to time (pursuant to Section 6.11 or 6.13), subject in each case to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed by each of the Guarantors;

(c) in each case subject to the limitations and exceptions set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by:

(i) a perfected second-priority security interest (subject to Liens permitted by Section 7.01) in substantially all tangible and intangible assets of the Borrower and each Guarantor, consisting of all accounts receivable arising from the sale of inventory (and other goods and services), inventory, equipment, general intangibles, investment property, contracts, intellectual property, cash, deposit accounts, securities accounts, commercial tort claims, letter of credit rights, intercompany notes and supporting obligations, and books and records related to the foregoing and, in each case, proceeds thereof;

(ii) a perfected second-priority pledge (subject to Liens permitted by Section 7.01) of all Equity Interests of the Borrower and a perfected second-priority pledge (subject to Liens permitted by Section 7.01) of all Equity Interests directly held by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary (which pledge, in the case of Equity Interests of any Foreign Subsidiary or of a Domestic Subsidiary that is a disregarded entity for U.S. Federal income Tax purposes if substantially all of its assets consist of the Equity Interests or Indebtedness of one or more Foreign Subsidiaries, shall be limited to 65% of the Equity Interests of such Foreign Subsidiary or Domestic Subsidiary, as the case may be, in existence on the Closing Date (or, in the case of a Domestic Subsidiary that is formed or acquired after the Closing Date, the date of the formation or acquisition of such Domestic Subsidiary; provided that, after the Closing Date, no Foreign Subsidiary or Domestic Subsidiary that is a disregarded entity for U.S. Federal income Tax purposes and substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries shall issue any non-voting Equity Interests) other than any Restricted Subsidiary that conducts no business and has assets with a fair market value of less than $2,000,000; and

(iii) perfected second-priority security interests (subject to Liens permitted by Section 7.01) in, and Mortgages on, each Material Real Property (each, a “Mortgaged Property”) (provided that Mortgages on any Mortgaged Property may be delivered within 90 days after the Closing Date (subject to extensions by the Collateral Agent in its reasonable discretion) in accordance with Section 4.02(f)) and substantially all equipment of the Borrower and each Guarantor;

(d) subject to the limitations and exceptions set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in the proviso to Section 4.02(f)) and the Collateral Documents, to the extent a security interest in and mortgage lien on any Mortgaged Property is required under Section 4.02, 6.11 or 6.13, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the

Mortgaged Property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on such Mortgaged Property (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the Real Property (or interest therein, as applicable) covered thereby), insuring the Mortgages to be valid, subsisting second-priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit (if available after the applicable Loan Party uses commercially reasonable efforts), doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot and so-called comprehensive coverage over covenants and restrictions), (iii) either (1) an American Land Title Association/American Congress of Surveying and Mapping (ALTA/ACSM) form of survey for which all charges have been paid, dated a date, containing a certification and otherwise being in form and substance reasonably satisfactory to the Collateral Agent or (2) such documentation as is sufficient to omit the standard survey exception to coverage under the Mortgage Policy with respect to such Mortgaged Property and affirmative endorsements reasonably requested by the Collateral Agent, including “same as” survey and comprehensive endorsements, (iv) legal opinions, addressed to the Collateral Agent and the Secured Parties, reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request, and (v) in order to comply with the Flood Laws, the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”) with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto); (B) if any of the material improvement(s) to the improved Material Real Property is located in a special flood hazard area, a notification thereof to the Borrower (“Borrower Notice”) and, if applicable, notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., a countersigned Borrower Notice or return receipt of certified U.S. Mail or overnight delivery); and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which such Mortgaged Property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued or such other evidence of flood insurance reasonably satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(e) after the Closing Date, each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or 6.13; provided that, notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees any Junior Financing, Credit Agreement Refinancing Indebtedness, Refinancing Facilities, Incremental Equivalent Debt or First Lien Indebtedness, or any Permitted Refinancing of any of the foregoing, shall be a Guarantor hereunder for so long as it Guarantees such other Indebtedness (or is a borrower with respect thereto).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, the obtaining of title insurance with respect to or the taking of any other actions with respect to: (i) any fee owned Real Property that is not Material Real Property or any leasehold property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title, (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement) and commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $5,000,000, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is rendered ineffective under the UCC), (v) Collateral in which pledges or security interests are prohibited or restricted by applicable law or that would require, to the extent commercially reasonable efforts have been made to acquire the same, the consent of any Governmental Authority or third party to such pledge or security interest, unless such consent has been obtained and so long as, in the case where such pledge or security interest is limited by contract, such limitation is otherwise permitted hereunder and under the other Loan Documents, (vi) Margin Stock and Equity Interests in joint ventures (with any party other than the Borrower or any Guarantor or Subsidiary) and other non-wholly-owned Subsidiaries of the Borrower (but only to the extent that the organizational documents of such Subsidiaries or agreements with other equity holders restrict the pledge thereof under restrictions that are enforceable under the UCC), (vii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is deemed effective under the UCC or other applicable law, notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse Tax consequences as reasonably determined by the Borrower, in consultation with the Administrative Agent, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use trademark application under applicable Federal law and (x) assets in circumstances where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent;

(B) (i) the foregoing definition shall not require control agreements or, except with respect to Equity Interests or Indebtedness represented or evidenced by certificates or instruments, perfection by “control” with respect to any Collateral (including deposit accounts, securities accounts, etc.); (ii) perfection by possession or control shall not be required with respect to any notes or other evidence of Indebtedness in an aggregate principal amount not to exceed $5,000,000; (iii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the United States or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (iii) except to the extent that perfection and priority may be achieved (x) by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, (y) with respect to Real Property and the recordation of Mortgages in respect thereof, as contemplated by clauses (b)(iii) and (c) above or (z) with respect to Equity Interests or Indebtedness, by the delivery of certificates or instruments representing or evidencing such Equity Interests or Indebtedness along with appropriate undated instruments of transfer executed in blank, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in clause (A) above and this clause (B);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking of other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that such creation or perfection of security interests or Mortgages, or such obtaining of title insurance or taking of other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which such act would otherwise be required by this Agreement or any Collateral Documents and sets forth such determination in writing; provided that the Collateral Agent shall have received on or prior to the Closing Date, (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of each Loan Party and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and each wholly-owned Domestic Subsidiary of the Borrower or any Subsidiary Guarantor that is not excluded from the Collateral, in each case accompanied by undated instruments of transfer and stock powers endorsed in blank; and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to the exceptions and limitations set forth in this Agreement and the Collateral Documents.

It is understood and agreed that, to the extent the First Lien Administrative Agent is satisfied with or agrees to any deliveries of possessory Collateral, the Administrative Agent and the Collateral Agent shall be deemed to be satisfied with such deliveries. So long as the Intercreditor Agreement is in effect, (A) a Loan Party may satisfy its obligations to the Collateral Agent with respect to delivery of possessory Collateral by delivering such Collateral to the First Priority Representative (as defined in the Intercreditor Agreement) or its agent, designee or bailee, in each case, in accordance with the terms of the Intercreditor Agreement and (B) if the First Lien Administrative Agent grants an extension of time pursuant to a provision in the First Lien Loan Documents that is substantially similar to clause (C) above or exercises its discretion under the First Lien Loan Documents to determine that any Subsidiary of the Borrower shall be excluded from the requirements of the Collateral and Guarantee Requirement (as defined in the First Lien Credit Agreement) or that any property shall be excluded from the requirements of the Collateral and Guarantee Requirement (as defined in the First Lien Credit Agreement), the Collateral Agent and the Administrative Agent shall automatically be deemed to accept such determination hereunder and shall execute any documentation, if applicable, in connection therewith.

“Collateral Documents” shall mean, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.02, Section 6.11 or Section 6.13, each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, the Intercreditor Agreement, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) and any other applicable subordination or intercreditor agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment (including pursuant to any Incremental Amendment, Extension Amendment or Refinancing Amendment).

“Commitment Letter” shall mean the Amended and Restated Commitment Letter, dated June 28, 2014, between the Borrower, Jefferies Finance LLC, KKR Corporate Lending LLC, MCS Corporate Lending LLC, KKR Capital Markets LLC and MCS Capital Markets LLC.

“Communications” shall have the meaning assigned to such term in Section 10.01(c).

“Company” shall mean Symbion Holdings Corporation, a Delaware corporation.

“Company Material Adverse Effect” shall have the meaning assigned to such term in Section 4.02(m).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and, except with respect to clauses (viii), (x), (xiv), (xv) and (xvi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Restricted Group:

(i) total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any expenses or losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees, costs of surety bonds in connection with financing activities and any bank fees and financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance, incurrence or extinguishment of Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts entered into for the purpose of hedging interest rate risk) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Indebtedness (whether amortized or immediately expensed),

(ii) provision for taxes based on income, profits or capital gains of the Restricted Group, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations (but, for clarity, including taxes in respect of cancellation of debt income in respect of Indebtedness extinguished prior to the Closing Date for which a valid election was made to defer the realization, to the extent such taxes reduced Consolidated Net Income for such period),

(iii) depreciation and amortization,

(iv) (A) duplicative running costs, severance, relocation costs or expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, costs incurred in connection with Permitted Acquisitions and non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs, project startup costs and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and litigation settlements or losses and related expenses; (B) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions; and (C) Transaction Expenses,

(v) [reserved],

(vi) the amount of management, monitoring, consulting and advisory fees (including transaction and termination fees) and related indemnities and expenses paid or accrued (without duplication among periods) to the Sponsor under the Sponsor Management Agreement,

(vii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), which cash proceeds are in each case Not Otherwise Applied,

(viii) (A) the amount of run rate cost savings, operating expense reductions, operating improvements and synergies related to the Transactions projected by the Borrower in good faith to be realized as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) within 24 months after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined (the “EBITDA Determination Period”), and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) the amount of run rate cost savings, operating expense reductions, operating improvements and synergies related to mergers and other business combinations, acquisitions, divestures, restructurings, insourcing initiatives, cost savings initiatives and other similar initiatives consummated after the Closing Date projected by the Borrower in good faith as a result of actions either taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith determination of the Borrower, and (C) the amount of run rate impact on Consolidated EBITDA occurring as a result of business initiatives consummated, continued or expanded after the Closing Date not contemplated by subclauses (A) and (B) of this clause (viii) projected by the Borrower in good faith as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) within 24 months of the applicable business initiative, provided, that such impact on Consolidated EBITDA is reasonably identifiable and factually supportable, in the good faith determination of the Borrower; provided that (x) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the EBITDA Determination Period and (y) the aggregate amount of cost savings, operating expense reductions, synergies and other run rate impact added pursuant to this clause (viii) shall not, taken together with those added pursuant to Section 1.09(c), exceed 35% of Consolidated EBITDA (calculated prior to giving effect to any addback pursuant to this clause (viii) or Section 1.09(c)) for any period of four-consecutive fiscal quarters,

(ix) any net loss from disposed, abandoned or discontinued operations,

(x) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xi) non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method and stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that, if any of the non-cash charges referred to in this clause (xi) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid,

(xii) [Reserved],

(xiii) [Reserved],

(xiv) the net income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (g) of the definition thereof (i.e., the minority interest of the Borrower or any Subsidiary Guarantor in the entities generating such net income),

(xv) with respect to any Restricted Subsidiary that is not wholly owned by the Borrower or any Subsidiary Guarantor that has any outstanding Pledged Notes(s) issued to the Borrower or any Subsidiary Guarantor, the least of (i) the minority interest of such Restricted Subsidiary as of the last day of such period, (ii) the outstanding amount of all

Pledged Notes issued by such Restricted Subsidiary to the Borrower or any Subsidiary Guarantor as of the last day of such period and (iii) the amount of the Consolidated EBITDA of such Restricted Subsidiary for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP, and

(xvi) with respect to any Person in which the Borrower or a Subsidiary Guarantor holds an equity interest, but which is not a Subsidiary of the Borrower, that has any outstanding Pledged Note(s) issued to the Borrower or any Subsidiary Guarantor, the lesser of (i) the outstanding amount of all Pledged Notes issued by such Person to the Borrower or a Subsidiary Guarantor as of the last day of such period and (ii) the amount of the Consolidated EBITDA of such Person for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP, less (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period, (ii) any net gain from disposed, abandoned or discontinued operations, (iii) all gains and income from investments recorded using the equity method and (iv) the net loss of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (g) of the definition thereof; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(xi)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);

provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items,

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2013, December 31, 2013, March 31, 2014, or June 30, 2014, Consolidated EBITDA for such fiscal quarters shall be $46,437,000, $54,596,000, $44,691,000 and $48,557,000, respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to Section 1.09.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Restricted Group for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a) (i) any after-tax effect of extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded and (ii) income in respect of cancellation of Indebtedness extinguished prior to the Closing Date shall be excluded,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c) any fees and expenses incurred during such period (including any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities and including any Qualified IPO, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date (including, for the avoidance of doubt, any payments to option holders in connection with prior dividends to the extent such payments reduced Consolidated Net Income) and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460) shall be excluded,

(d) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition that are so required to be established or adjusted as a result of such Permitted Acquisition) in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(e) any net after-tax gains or losses on disposed, abandoned or discontinued operations shall be excluded,

(f) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(g) the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, unless already included, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) by such Person to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(h) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded; provided that (x) any non-cash charge of the type referred to in clause (a)(xi)(B) of the definition of “Consolidated EBITDA” shall not be excluded and (y) if any non-cash charges referred to in this clause (h) represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to exclude such non-cash charge in the current period and (2) to the extent the Borrower does decide to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to the extent paid,

(i) any equity based or non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its Restricted Subsidiaries in connection with the Transactions, shall be excluded,

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(l) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of the Borrower’s Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of the Borrower’s Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09), and

(m) solely for the purpose of determining the Cumulative Credit pursuant to clause (b) of the definition thereof, the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted without government approval or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations.

There shall be excluded from (or, in the case of lost revenue, included in) Consolidated Net Income for any period the effects of fair value adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting solely from the application of recapitalization accounting or purchase accounting in relation to the Transactions or any consummated acquisition permitted hereunder (and the amortization or write-off of any amounts thereof (or the loss of revenue otherwise recognizable), in each case net of taxes, shall be excluded from (or, in the case of lost revenue, included in) the determination of Consolidated Net Income).

“Consolidated Total Net Debt” shall mean, as of any date of determination, the aggregate principal amount of Indebtedness of the Restricted Group outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis for the Restricted Group in accordance with GAAP (but excluding the effects of any discounting of Indebtedness as provided in Section 1.10), consisting of Indebtedness for borrowed money, Attributable Indebtedness or purchase money Indebtedness, unreimbursed drawings in respect of letters of credit and, without duplication, all Guarantees of any Indebtedness of such type that is owed to a Person that is not the Borrower or a Restricted Subsidiary, minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) as of such date held by the Borrower and its Domestic Subsidiaries that are also Restricted Subsidiaries, in each case held free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(k), Section 7.01(p), Section 7.01(q), clauses (i) and (ii) of Section 7.01(r), Section 7.01(cc), Section 7.01(dd) and Section 7.01(ii); provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn).

“Consolidated Working Capital” shall mean, with respect to the Restricted Group on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in

Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall have the meaning assigned to such term in the definition of “Affiliate”.

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, and (ii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged with 100% of the Net Proceeds of the applicable Credit Agreement Refinancing Indebtedness and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. For the avoidance of doubt, all Credit Agreement Refinancing Indebtedness must be one of the following (a) Permitted Second Priority Refinancing Debt, (b) Permitted Third Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $23,000,000; plus

(b) the Cumulative Retained Excess Cash Flow Amount at such time; plus

(c) (i) the cumulative amount of cash and Cash Equivalent proceeds from the sale of

Equity Interests of the Borrower or of any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been received in the form of common equity by, or contributed as common equity to the capital of, the Borrower and (ii) the principal amount of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations or that is owed to an

Unrestricted Subsidiary) of the Borrower or any Restricted Subsidiary owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party incurred after the Closing Date that is converted to common Equity Interests (other than Disqualified Equity Interests) of the Borrower (or to Qualified Equity Interests of Holdings or of any direct or indirect parent of Holdings), in each case to the extent Not Otherwise Applied; plus

(d) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash and Cash Equivalents after the Closing Date Not Otherwise Applied; plus

(e) to the extent not applied, or required to be applied, to the prepayment of Loans pursuant to Section 2.13, 100% of the aggregate after-tax amount received by the Borrower or any Restricted Subsidiary of the Borrower after the Closing Date in cash and Cash Equivalents from:

(A) the sale (other than to the Borrower or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution made by an Unrestricted Subsidiary, plus

(f) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(ii); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 7.02(n)(ii) as such amount is reduced by any returns contemplated by clause (f) below prior to such time, plus

(g) an amount equal to any after-tax returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary after the Closing Date in respect of any Investments made pursuant to Section 7.02(n)(ii); provided, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 7.02(n)(ii), minus

(h) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(ii) after the Closing Date and prior to such time, minus

(i) any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time, minus

(j) any amount of the Cumulative Credit used to make payments or distributions in respect of Permitted Third Priority Refinancing Debt (or any Permitted Refinancing thereof), Third Lien Indebtedness (or any Permitted Refinancing thereof) or any Junior Financing pursuant to Section 7.13(a)(iv) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in any Excess Cash Flow Period, determined on a cumulative basis equal to the aggregate cumulative sum of, the applicable Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date (subject to reduction as provided in the final parenthetical clause contained in the definition of Excess Cash Flow Period); provided that, for purposes of Section 7.06(h) and Section 7.13(a)(iv) (including the determination of the amount of the Cumulative Credit), the Cumulative Retained Excess Cash Flow Amount shall only be available if the Total Leverage Ratio at the time of the making of such Restricted Payment or prepayment, redemption, purchase, defeasance or other payment, as the case may be, calculated on a Pro Forma Basis, is less than or equal to 7.70 to 1.00 as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered.

“Current Assets” shall mean, with respect to the Restricted Group on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Restricted Group as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” shall mean, with respect to the Restricted Group on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Restricted Group as current liabilities at such date of determination, other than, without duplication (and to the extent otherwise included therein) (a) the current portion of any Indebtedness, (b) accruals of interest expense (excluding interest expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) revolving loans, swing line loans and letter of credit obligations hereunder or under any other revolving credit facility.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(d).

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Loans of such Defaulting Lender.

“Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations and the Guaranteed Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” shall mean the Loans of a Defaulting Lender.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing within one Business Day of the date on which it shall have been required to fund the same, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable and good faith determination that one or more conditions precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender); provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or the Borrower, (d) otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPV pursuant to Section 10.04(i). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each other Lender.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the then Latest Maturity Date; provided that if, such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” shall mean (a) each of those banks, financial institutions and other institutional lenders and competitors of the Company and its subsidiaries or the Borrower and its Subsidiaries identified by name in writing prior to the Closing Date by the Sponsor to the Administrative Agent and (b) each competitor of the Borrower and its Subsidiaries (and Affiliates thereof) that directly or indirectly is engaged in the same or similar line of business as the Borrower and its Subsidiaries (other than any Person that is a bona fide debt fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) identified by name in writing by the Borrower to the Administrative Agent from time to time. Any supplement to such list of Disqualified Lenders will become effective two Business Days after delivery to the Administrative Agent. In no event shall a supplement apply retroactively to disqualify any Lender as of the date of such supplement. “Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” shall mean an auction conducted by Holdings, the Borrower or an Affiliated Lender in order to purchase Term Loans as contemplated by Section 10.04(k) or 10.04(m), as applicable, in accordance with the procedures set forth in Exhibit J.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower, any other Affiliate of Holdings or the Sponsor (it being understood that assignments to Holdings, the Borrower or an Affiliated Lender may only be made pursuant to Section 10.04(k) or 10.04(m), as applicable). For the avoidance of doubt, no Specified Debt Fund shall be deemed to be an Affiliate of Holdings or the Sponsor for purposes of the definition of “Eligible Assignee”. “Eligible Assignee” shall not include any Disqualified Lender without the prior written consent of the Borrower (which may be withheld in the Borrower’s sole discretion).

“Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to the environment, natural resources, human health and safety or the presence, Release of, or exposure to, hazardous materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, hazardous materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, capital and operating costs, injunctive relief, costs associated with financial assurance, permitting or closure requirements, indemnities, personal injury, property damages, natural resource damages and investigation or remediation costs, including any third party claims for the foregoing), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials at any location or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean Person, any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is or, within the six year period immediately preceding the Closing Date, was treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) written notice of the failure to satisfy the minimum funding standard with respect to a Plan within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred); (c) a written determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of written notice pursuant to Section 305(b)(3)(D) of ERISA that a Multiemployer Plan is or will be in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), or is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA); (e) the filing pursuant to Section 431 of the Code or Section 304 of ERISA of an application for the extension of any amortization period; (f) the failure to timely make a contribution required to be made with respect to any Plan or Multiemployer Plan; (g) the filing of a notice to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (h) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (j) imposition on a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (k) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any written notice of an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (l) the receipt by a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any written notice, or the receipt by any Multiemployer Plan from a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates of any written notice, imposing Withdrawal Liability; or (m) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in liability to a Loan Party or any Restricted Subsidiary or with respect to which a Loan Party or any Restricted Subsidiary is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 3(14) of ERISA).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate (other than the Alternate Base Rate) determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article 8.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(a)	the sum, without duplication, of:

(i)	Consolidated Net Income for such period,

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash gains (if any) included in clauses (a) through (m) of the definition of Consolidated Net Income,

(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Restricted Group completed during such period),

(iv)	cash receipts in respect of Swap Contracts during such period to the extent such receipts were not otherwise included in arriving at such Consolidated Net Income,

(v)	the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes paid in such period, and

(vi)	an amount equal to the aggregate net non-cash loss on Dispositions by the Restricted Group during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; minus

(b)	the sum, without duplication, of:

(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges (if any) in respect of such period included in clauses (a) through (m) of the definition of Consolidated Net Income,

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period to the extent financed with Internally Generated Cash,

(iii)

the aggregate amount of all principal payments of Indebtedness of the Restricted Group during such period, in each case to the extent financed with Internally Generated Cash (including (A) the principal component of payments in respect of Capitalized Leases and (B) any mandatory prepayment of Term Loans or First Lien Term Loans made pursuant to Section 2.13(a)(ii) or Section 2.13(a)(ii) of the First Lien Credit Agreement to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (V) all voluntary prepayments of First Lien Indebtedness, (W) all voluntary prepayments of Term Loans, Incremental Equivalent Debt (to the extent secured by the Collateral on a second lien basis) and Permitted Second Priority Refinancing Debt, (X) all prepayments of Loans under the Existing Credit Agreements and the Existing Symbion Notes on the Closing Date, (Y) all prepayments, redemptions or repurchases in respect of (i) Permitted Third Priority Refinancing Debt (or any Permitted Refinancing thereof), except to the extent permitted under Section 7.13(a) and (ii) Junior Financing, except to the extent permitted under Section 7.13(a) and (Z) all prepayments of loans under any revolving credit facility made during such period (it being agreed that any amount excluded pursuant to clause (V), (W), (X), (Y) or (Z) may not be deducted under any other clause of this definition),

(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by the Restricted Group during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Restricted Group during such period),

(vi)	cash payments by the Restricted Group during such period in respect of long-term liabilities of the Restricted Group other than Indebtedness and that were made with Internally Generated Cash and were not deducted or were excluded in calculating Consolidated Net Income,

(vii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) or (e)) (net of the return on any such Investments received during such period, except to the extent such return was included in the determination of Consolidated Net Income) to the extent that such Investments and acquisitions were not expensed and were financed with Internally Generated Cash,

(viii)	the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) (but in the case of clauses (iv) through (vii), only to the extent such amounts were not deducted or were excluded in calculating Consolidated Net Income) or Section 7.06(g) in cash or 7.06(j) in cash (in the case of Section 7.06(g), in an amount not to exceed the amount permitted thereunder in any fiscal year) to the extent such Restricted Payments were financed with Internally Generated Cash,

(ix)	the aggregate amount of expenditures actually made by the Restricted Group in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and were financed with Internally Generated Cash,

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Restricted Group during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not expensed during such period or any previous period and were financed with Internally Generated Cash,

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Restricted Group pursuant to binding contracts with a third party that is not an Affiliate (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures or acquisitions of IP Rights to the extent not expensed to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of IP Rights during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)	the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (which amounts shall be included in the calculation of Excess Cash Flow for the period in which they are expensed), and

(xiii)	cash expenditures in respect of Swap Contracts, which were made during such fiscal year and were not deducted in determining (or were excluded in arriving at) such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Restricted Group on a consolidated basis.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower completed after the Closing Date (or, in the case of the fiscal year ending December 31, 2014, the period from the Closing Date through December 31, 2014), but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a), respectively, and for which any prepayments required by Section 2.13(a)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.13(a)(i), except to the extent that a prepayment is not made in reliance on
Section 2.13(f), in which case the Cumulative Retained Excess Cash Flow Amount shall be reduced by the Retained Percentage of the Excess Cash Flow for which the Applicable ECF Percentage has not been applied to make a prepayment pursuant to Section 2.13(a)(i)).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Subsidiary of the Borrower that does not have total assets or annual revenues in excess of 1% of the Total Assets or consolidated annual revenue of the Restricted Group individually; provided that the aggregate amount of assets or annual revenues of subsidiaries constituting Excluded Subsidiaries pursuant to this clause (b) shall not at any time exceed 5% of the Total Assets or consolidated annual revenue of the Restricted Group, (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require, to the extent commercially reasonable efforts have been made to acquire the same, governmental (including regulatory) or third party consent, unless such consent has been obtained, (d) any other Subsidiary with respect to which, (x) as reasonably determined by the Borrower, in consultation with the Administrative Agent, would result in any material adverse tax consequences or (y) the Administrative Agent and the Borrower agree that the cost of providing a Guarantee of the Obligations shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom, (e) any Foreign Subsidiary of the Borrower or of any other direct or indirect Domestic Subsidiary or Foreign Subsidiary, (f) any Unrestricted Subsidiary, (g) any special purpose securitization vehicle (or similar entity), captive insurance company or non-profit Subsidiary, (h) any direct or indirect Domestic Subsidiary (x) that is treated as a disregarded entity for federal income tax purposes and (y) does not have any material assets other than the Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and (j) any Specified Subsidiary.

“Existing Borrower Credit Agreements” shall mean (i) the First Lien Credit Agreement, dated as of April 11, 2013 (as amended, restated, modified or supplemented from time to time), by and among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agent banks from time to time party thereto and (ii) the Second Lien Credit Agreement, dated as of April 11, 2013 (as amended, restated, modified or supplemented from time to time), by and among the Borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders and other agent banks from time to time party thereto.

“Existing Company Credit Agreement” shall mean the Credit Agreement, dated as of June 14, 2011 (as amended, restated, modified or supplemented from time to time), by and among the Company, Symbion, Inc., Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders and other agent banks from time to time party thereto.

“Existing Credit Agreements” shall mean the Existing Borrower Credit Agreements and the Existing Company Credit Agreement.

“Extended Term Loans” shall mean one or more Classes of Term Loans that result from an Extension Amendment entered into after the Closing Date.

“Extension” shall mean a Term Loan Extension.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.21(d).

“Extension Offer” shall mean a Term Loan Extension Offer.

“Facility” shall mean the Term Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Amended and Restated Fee Letter dated June 28, 2014, among the Borrower, Jefferies Finance LLC, KKR Corporate Lending LLC, MCS Corporate Lending LLC, KKR Capital Markets LLC and MCS Capital Markets LLC.

“Fees” shall mean the Administrative Agent Fees.

“First Lien Administrative Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the First Lien Loan Documents, or any successor administrative agent and collateral agent under the First Lien Loan Documents.

“First Lien Credit Agreement” shall mean that certain First Lien Credit Agreement dated as of the date hereof among Holdings, Borrower, the Guarantors, the lenders thereunder and the administrative agent and collateral agent thereunder (as amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance therewith, herewith and with the Intercreditor Agreement).

“First Lien Incremental Equivalent Debt” shall mean the “Incremental Equivalent Debt” as defined in the First Lien Credit Agreement.

“First Lien Incremental Loans” shall mean the incremental loans from time to time outstanding under the First Lien Credit Agreement.

“First Lien Indebtedness” shall mean the First Lien Term Loans, the First Lien Revolving Loans, any First Lien Incremental Equivalent Debt and any Permitted Refinancing of any of the foregoing, in each case so long as such Indebtedness is subject to the Intercreditor Agreement.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement, the Intercreditor Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement (as in effect on the date hereof and as amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance therewith, herewith and with the Intercreditor Agreement).

“First Lien Revolving Loans” shall mean the revolving loans (including any incremental revolving loans) from time to time outstanding under the First Lien Credit Agreement or any Permitted Refinancing thereof, in each case subject to the Intercreditor Agreement.

“First Lien Term Loans” shall mean the term loans (including any incremental term loans) from time to time outstanding under the First Lien Credit Agreement or any Permitted Refinancing thereof, in each case subject to the Intercreditor Agreement.

“First Lien Termination Date” shall mean the date on which the First Priority Obligations Payment Date (as such term is defined in the Intercreditor Agreement) has occurred.

“Flood Laws” shall mean the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board).

“Foreign Disposition” shall have the meaning set forth in Section 2.13(f).

“Foreign Pension Plan” shall mean any defined benefit plan described in Section 4(b)(4) of ERISA that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Funding Default” shall mean, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender”.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gari Note” shall mean the Subordinated Note, dated as of December 24, 2009, made by the Borrower in favor of Surgery Partners Holdings, LLC.

“Gari Subordination Agreement” shall mean the Subordination Agreement, dated as of December 24, 2009, between Surgery Partners Holdings, LLC and the Borrower and acknowledged by (among others) Rodolfo Gari and Laurie Gari.

“Global Intercompany Note” shall mean a promissory note substantially in the form of Exhibit E-1, or such other form as shall be approved by the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).

“Guarantee” shall mean, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 11.01.

“Guarantors” shall mean (i) Holdings, (ii) each wholly owned Domestic Subsidiary of the Borrower as of the Closing Date (other than an Excluded Subsidiary) and (iii) each wholly owned Subsidiary that issues a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 (which Section 6.11, for the avoidance of doubt, does not require that any Excluded Subsidiary provide such a Guarantee) or otherwise. For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement, the Intercreditor Agreement, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, and any other applicable subordination or intercreditor agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be treated as a Guarantor hereunder for all purposes.

“Guaranty” shall mean, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” shall mean (a) any petroleum products, distillates or byproducts and all other hydrocarbons, coal ash, radon gas, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Holdings” shall mean SP Holdco I, Inc.

“Immaterial Subsidiary” shall have the meaning set forth in Section 8.03.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 7.03(s).

“Incremental Facility” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Lenders” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not the foregoing would constitute indebtedness or a liability in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such earn-out obligation is not paid after becoming due and payable, (iii) liabilities accrued in the ordinary course) and (iv) obligations under the Merger Agreement with regard to the Indemnity Escrow Account);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) with respect to any non-wholly owned Subsidiary (including guarantee obligations in respect of obligations of a non-wholly owned Subsidiary) not include such portion of the Indebtedness (or guarantee obligations in respect of obligations) of such non-wholly owned Subsidiary that corresponds to the equity interest share of third parties in such non-wholly owned Subsidiary and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is limited in recourse to the property encumbered thereby shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Indemnity Escrow Account” shall have the meaning assigned to such term in the Merger Agreement.

“Information” shall have the meaning assigned to such term in Section 10.16.

“Initial Term Loans” shall mean the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a). For the avoidance of doubt, a Term Loan shall no longer be an “Initial Term Loan” when it shall have become an “Extended Term Loan”.

“Intellectual Property Security Agreement” shall have the meaning given to the term “Grant of Security Interest” in the Security Agreement.

“Intercompany Note” shall mean the Global Intercompany Note or a Promissory Note, as the case may be.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the First Lien Administrative Agent and the Loan Parties.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.10(b), substantially in the form of Exhibit K.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months (or, if each affected Lender so agrees, twelve months) thereafter (or any shorter period agreed to by all applicable Lenders), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” shall mean cash of the Restricted Group not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests, (y) proceeds of Dispositions pursuant to Section 7.05(d), 7.05(j), 7.05(k), 7.05(m), 7.05(o) or 7.05(p) and Casualty Events or (z) proceeds of the incurrence of Indebtedness; provided that the proceeds of an incurrence of First Lien Revolving Loans or extensions of credit under any other revolving credit or similar facility shall be deemed to be “Internally Generated Cash”.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investors” shall mean the Sponsor and the Management Stockholders.

“IP Rights” has the meaning set forth in Section 5.16.

“Junior Financing” shall mean any Permitted Junior Debt having an outstanding aggregate principal amount of not less than the Threshold Amount, any Subordinated Indebtedness and any other Indebtedness that is required to be subordinated to the Obligations.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Incremental Term Loan, Other Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, requirements, and agreements with, any Governmental Authority.

“Lead Arrangers” shall mean Jefferies Finance LLC, KKR Capital Markets LLC and MCS Capital Markets LLC, in their capacities as joint lead arrangers and joint bookrunners in respect of this Agreement.

“Lender” shall mean each lender from time to time party hereto. For avoidance of doubt, each Additional Lender and each Incremental Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1.00%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease or financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” shall mean (i) any Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Loan” shall mean any Term Loan.

“Loan Documents” shall mean this Agreement (including, without limitation, any amendments to this Agreement), the Collateral Documents, each Incremental Amendment, each Refinancing Amendment, each Extension Offer and each amendment of any Loan Document in connection therewith, the Notes, if any, executed and delivered pursuant to Section 2.04(e), and the Fee Letter.

“Loan Parties” shall mean, collectively, the Borrower and each Guarantor.

“Management Stockholders” shall mean the members of management of Holdings, the Borrower or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Agreement” shall have the meaning assigned to such term in the definition of “Swap Contract”.

“Material Adverse Effect” shall mean a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent), operating results or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document.

“Material Real Property” shall mean each Real Property that (i) is owned in fee by a Loan Party, (ii) is located in the United States and (iii) has a fair market value in excess of $5,000,000 (at the Closing Date or, with respect to any such Real Property acquired after (or held by a Person that becomes a Loan Party after) the Closing Date as described in Section 6.11 or 6.13, as applicable, at the time of acquisition (or at the time such Person becomes a Loan Party)), in each case, as reasonably estimated by the Borrower in good faith.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Merger” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of June 13, 2014, among the Borrower, SCH Acquisition Corp. Crestview Symbion Holdings, L.L.C., and the Company.

“Merger Consideration” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.21(c).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Policies” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Property” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” shall mean, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 4.02, 6.11 or 6.13.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA to which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Restricted Group (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation and similar awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations that are secured by the applicable asset or property (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents or any Permitted Second Priority Refinancing Debt), other expenses and brokerage, consultant and other fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof (provided that, if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or Casualty Event, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by any member of the Restricted Group including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that, if no Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s good faith intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition permitted hereunder of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed with a third party that is not an Affiliate to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed with a third party that is not an Affiliate to be used, then upon the termination of such contract or if such Net

Proceeds are not so used within the later of such 12-month period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Default or Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment with a third party that is not an Affiliate entered into at a time when no Default or Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) was continuing); provided that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $3,500,000 and (y) the aggregate net proceeds exceed $12,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by any member of the Restricted Group of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; provided that, if the amount of any estimated taxes exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Proceeds at the time such taxes are actually paid.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any member of the Restricted Group shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(b).

“Not Otherwise Applied” shall mean, with reference to any amount of net proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.13(a) or to prepay the First Lien Term Loans pursuant to Section 2.13(a) of the First Lien Credit Agreement, (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose, including, without limitation, pursuant to Section 7.02(n)(ii), 7.06(h) or 7.13(a)(iv), (c) was not previously applied to effect a transaction, to make a payment under Section 7.06(k) or to make a payment under any Loan Document or any First Lien Loan Documents, and (d) did not constitute the proceeds of any Specified Equity Contribution (as defined in the First Lien Credit Agreement).

“Note” shall mean a Term Note.

“Notes Redemption” shall mean the occurrence of either (1) all of the outstanding 8.00% Senior Secured Notes due 2016, 11.00%/11.75% Senior PIK Toggle Notes due 2015 and 8.00% Senior PIK Exchangeable Notes (the “Exchangeable Notes”) due 2017 of Symbion, Inc. (collectively, the “Existing Symbion Notes”) will be redeemed in full on the Closing Date in accordance with the terms thereof or (2) irrevocable notice for the redemption or repayment of the Existing Symbion Notes will be given and all Existing Symbion Notes shall be satisfied and discharged on the Closing Date in accordance with the terms thereof.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether such interest, fees or expenses are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) (i) include (a) the obligation (including guarantee obligations) to pay principal, premium, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Agent or Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party and (ii) shall not include any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in the definition of “Blocked Person”.

“OID” shall have the meaning assigned to such term in Section 2.19(b).

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Loan Maturity Date” shall have the meaning assigned to such term in the definition of “Term Loan Maturity Date”.

“Other Commitments” shall mean Other Term Loan Commitments.

“Other Loans” shall mean Other Term Loans.

“Other Taxes” shall have the meaning assigned to such term in Section 3.01(b).

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment entered into after the Closing Date.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment entered into after the Closing Date.

“Participant Register” shall have the meaning assigned to such term in Section 10.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 7.02(i).

“Permitted Business” shall mean (i) any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Holders” shall mean any of the Investors; provided that if the Management Stockholders own beneficially or of record more than 10% of the outstanding voting stock of Holdings in the aggregate at any time, for purposes of any determination of Permitted Holders (including pursuant to the definition of “Change of Control”) at such time, the Management Stockholders shall be deemed to hold 10% of the outstanding voting stock of Holdings at such time.

“Permitted Holdings Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature until after the date that is 91 days after the then Latest Maturity Date in effect on the date of issuance or incurrence thereof and (C) that is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary AHYDO Catch-Up Payments and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is 91 days after the then Latest Maturity Date.

“Permitted Junior Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) if constituting Subordinated Indebtedness, (A) such Indebtedness (including any Guarantee thereof) is subordinated to the Obligations on terms customary for high yield subordinated debt securities or otherwise reasonably satisfactory to the Administrative Agent and (B) the Obligations at all times constitute “designated senior debt” (or comparable term) under the documents governing such Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary AHYDO Catch-Up Payments and customary asset sale or change of control provisions and customary acceleration rights after an event of default), in each case prior to the date that is 91 days after the then Latest Maturity Date (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (ii)), (iii) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor and (iv) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are customary market terms for Indebtedness of such type and, in any event are substantially identical to, or, when taken as a whole, are no more restrictive on the Borrower and the Restricted Subsidiaries than the terms and conditions applicable to the Facilities (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Facilities), provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Payment Restriction” means any encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Equity Interests to the Borrower or a Restricted Subsidiary, which restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans as determined in good faith by a Responsible Officer of the Borrower, whose determination shall be conclusive.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the original aggregate principal amount (or accreted value, if applicable) does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except (i) by an amount equal to accrued but unpaid interest, premiums and fees payable by the terms of such Indebtedness and reasonable fees, expenses, original issue discount and upfront fees incurred in connection with such modification, refinancing, refunding, renewal, replacement or extension and (ii) by an amount equal to any existing available commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or Section 7.03(aa), the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (c) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(t) or 7.03(u), or is otherwise a Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) the other terms and conditions (including, if applicable, as to collateral and as to intercreditor agreements but excluding as to subordination, pricing, fees, rate floors and optional prepayment or redemption terms) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower have determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (iii) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall not include any Person other than the obligors (including any guarantors) of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (iv) in the case of any Credit Agreement Refinancing Indebtedness, the Permitted Refinancing shall constitute Credit Agreement Refinancing Indebtedness and (v) in the case of any intercompany Indebtedness, each obligee in respect of the Permitted Refinancing shall be the Borrower or a Restricted Subsidiary. When used with respect to any specified Indebtedness, “Permitted Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Refinancing of such specified Indebtedness.

“Permitted Repricing Amendment” shall have the meaning set forth in Section 10.08(b).

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured note securities; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and may not be secured by any assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (iv) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor, (v) the other terms and conditions of such Indebtedness (excluding pricing, fees and optional prepayment or redemption terms) are customary market terms for securities of such type and, in any event, are substantially identical to, or when taken as a whole, are not more favorable to the investors providing such securities than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that are secured by second-priority Liens on the Collateral and remain outstanding after the incurrence or issuance of such Indebtedness), provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (vi) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and the Second Lien Intercreditor Agreement; provided that, if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Third Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of third lien secured notes or second lien secured loans; provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a junior lien basis to the Obligations and the obligations in respect of any Permitted Second Priority Refinancing Debt, and may not be secured by any assets other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and, in the case of any notes, does not have any scheduled amortization or payments of principal (other than customary AHYDO Catch-Up Payments and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the then Latest Maturity Date, (iv) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor, (v) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are customary market terms for Indebtedness of such type and, in any event, are substantially identical to, or when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that are secured by a second-priority Lien on the Collateral and remain outstanding after the incurrence or issuance of such Indebtedness), provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower have determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (vi) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as or more favorable to the Loan Parties than the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and the Third Lien Intercreditor Agreement; provided that, if such Indebtedness is the initial Permitted Third Priority Refinancing Debt incurred by the Borrower, then the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Third Lien Intercreditor Agreement. Permitted Third Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by one or both Borrower in the form of one or more series of unsecured notes or unsecured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness has a maturity date no earlier than the maturity date of the Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and, in the case of any notes, does not have any scheduled amortization or payments of principal (other than customary AHYDO Catch-Up Payments and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the then Latest Maturity Date, (iii) such Indebtedness is not at any time guaranteed by any Person that is not a Guarantor, (iv) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets and (v) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are customary market terms for Indebtedness of such type and, in any event, are substantially identical to, or when taken as a whole, are not more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Latest Maturity Date) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Loans that remain outstanding after the incurrence or issuance of such Indebtedness), provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower have determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA and in respect of which a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates is, or if such plan were terminated would under Section 4069 of ERISA be deemed to be, or within the six year period immediately preceding the date hereof was, a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA or an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.01(c).

“Pledged Notes” means any promissory note issued to the Borrower or a Subsidiary Guarantor that is pledged to the Collateral Agent under the Collateral Documents and is a “Pledged Security” under the Security Agreement.

“Prime Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that, if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Prime Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.05(a)(i).

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.05(a)(i).

“Pro Rata Share” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments (or, if Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities of such Lender at such time and the denominator of which is the amount of the aggregate Commitments (or, if the Commitments have been terminated, the principal amount of the Loans) under the applicable Facility or Facilities at such time.

“Projections” shall have the meaning set forth in Section 6.01(c).

“Promissory Note” shall mean a promissory note substantially in the form of Exhibit E-2, or such other form as shall be approved by the Administrative Agent.

“Public Lender” shall have the meaning assigned to such term in Section 10.01.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” shall mean the issuance by Holdings or any direct or indirect parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Restricted Subsidiary” means any Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower, its Qualified Restricted Subsidiaries and Subsidiary Guarantors, (B) Equity Interests owned by Strategic Investors and (C) directors’ qualifying shares; and (3) the primary business of such Restricted Subsidiary is a Permitted Business.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower and the Guarantors, (b) the Administrative Agent, (c) each Additional Lender that will make an Other Loan pursuant to such Refinancing Amendment and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.20.

“Refinancing Facilities” shall have the meaning assigned to such term in Section 2.20.

“Refinancing Term Facility” shall have the meaning assigned to such term in Section 2.20.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.13(d).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, within or upon any building, structure, facility or fixture.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived with respect to a Plan.

“Request for Credit Extension” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Required Class Lenders” shall mean, at any time, subject to the provisions of Section 10.04(l), with respect to one or more Facilities, Lenders having outstanding Loans and unused Commitments under such Facility representing more than 50% of the sum of all outstanding Loans and unused Commitments of such Facility; provided that the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” shall mean, at any time, subject to the provisions of Section 10.04(l), Lenders having Loans and unused Commitments representing more than 50% of the sum of all outstanding Loans and unused Commitments at such time; provided that, the Loans and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed by the recipient of such document to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed by the recipient of such document to have acted on behalf of such Loan Party.

“Restricted Cash” shall mean, without duplication, cash and Cash Equivalents (a) held by the Borrower and its Restricted Subsidiaries to the extent use thereof for application to the payment of Indebtedness is prohibited by law or contract, (b) listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries, (c) that is contractually restricted from being distributed to the Borrower or (d) that is required to be contributed to the Indemnity Escrow Account.

“Restricted Group” shall mean, collectively, the Borrower and the Borrower’s Restricted Subsidiaries.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or on account of any return of capital to Holdings’, the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority that is the successor thereto.

“Second Lien Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Second Priority Refinancing Debt or Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations, in each case in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Parties” shall have the meaning assigned to such term in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit D.

“Security Agreement Supplement” shall have the meaning assigned to such term in the Security Agreement.

“Senior Representative” shall mean, with respect to any series of Permitted Second Priority Refinancing Debt or Permitted Third Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date that is secured by a Lien on any Collateral to (b) Consolidated EBITDA for the Test Period applicable as of such date.

“Specified Debt Fund” shall mean any bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which H.I.G. Capital, LLC and investment vehicles managed or advised by H.I.G. Capital, LLC that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such Person.

“Specified Merger Agreement Representations” shall mean such of the representations and warranties made by or with respect to the Company and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders or the Lead Arrangers, but only to the extent that the Borrower (or its affiliate) has the right to terminate its obligations under the Merger Agreement (or the right not to consummate the Acquisition pursuant to the Merger Agreement) as a result of a breach of such representations and warranties.

“Specified Representations” shall mean those representations and warranties made by the Loan Parties in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a) (with respect to the execution, delivery, and performance of the Loan Documents), 5.02(b)(i) (with respect to the execution, delivery, and performance of the Loan Documents, the incurrence of Indebtedness hereunder and thereunder and the granting of the guarantees and the security interests in respect hereof and thereof), 5.02(b)(iii) (except with respect to any violation to the extent that such violation would not reasonably be expected to result in a Company Material Adverse Effect), 5.04, 5.13, 5.17, 5.18, 5.19(a) and 5.20; provided, that to the extent any of the foregoing representations and warranties as they apply to the Company and its subsidiaries is qualified by or subject to “Material Adverse Effect”, the definition thereof with respect to the Company and its subsidiaries shall be “Company Material Adverse Effect”.

“Specified Subsidiary” shall mean (i) each wholly owned Domestic Subsidiary of the Borrower listed on Schedule 1.01(b) and (ii) any Qualified Restricted Subsidiary that is a wholly owned Domestic Subsidiary of the Borrower formed or acquired after the Closing Date if a Responsible Officer of the Borrower represents in writing to the Administrative Agent that the Borrower intends in good faith to syndicate the Equity Interests of such Qualified Restricted

Subsidiary to Strategic Investors; provided that any Specified Subsidiary shall cease to be a Specified Subsidiary if the Borrower at any time no longer intends to syndicate the Equity Interests of such Qualified Restricted Subsidiary to Strategic Investors or the Borrower has opted for it to satisfy the Collateral and Guarantee Requirement.

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case consummated after the Closing Date and whether by merger, consolidation, amalgamation or otherwise, and any incurrence or repayment of Indebtedness, Restricted Payment, or Incremental Term Loan, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean H.I.G. Capital, LLC and any of its Affiliates and funds or partnerships managed or advised by H.I.G. Capital, LLC or any of its Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” shall mean that certain Management and Investment Advisory Services Agreement, dated as of December 24, 2009, by and among the Borrower, each of Borrower’s direct or indirect subsidiaries listed on the signature pages thereto and Bayside Capital, Inc., a Florida corporation, as amended through the Closing Date and as may be further amended, supplemented or otherwise modified in accordance with its respective terms, but only to the extent that any such further amendment, supplement or modification does not, directly or indirectly, increase the obligation of Holdings or any of its Affiliates to make any payments thereunder.

“SPV” shall have the meaning assigned to such term in Section 10.04(i).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Strategic Investors” shall mean physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care, anesthesia or related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Borrower or any of its Restricted Subsidiaries or Persons owned, controlled or managed by individual physicians, and consulting firms that receive common Equity Interests as consideration for consulting services performed or for cash invested.

“Subordinated Indebtedness” shall mean any Indebtedness that is, or is required to be, subordinated in right of payment to the Obligations.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean any Guarantor other than Holdings. The Subsidiary Guarantors as of the Closing Date are set forth on Schedule 1.01(a).

“Successor Borrower” shall have the meaning assigned to such term in Section 7.04(d).

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender)

“Syndication Date” shall have the meaning assigned to such term in the Commitment Letter.

“Tax Group” shall have the meaning assigned to such term in Section 7.06(i)(iii).

“Taxes” shall have the meaning assigned to such term in Section 3.01(a).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the Initial Term Loans, the Extended Term Loans, the Incremental Term Loans or the Other Term Loans, as the context may require.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 under the caption “Term Loan Commitment” or, otherwise, in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The initial aggregate amount of the Term Loan Commitments as of the Closing Date is $490,000,000.

“Term Loan Extension” shall have the meaning assigned to such term in Section 2.21(a).

“Term Loan Extension Offer” shall have the meaning assigned to such term in Section 2.21(a).

“Term Loan Maturity Date” shall mean (i) with respect to the Initial Term Loans borrowed on the Closing Date that have not been extended pursuant to Section 2.21, November 3, 2021 (the “Original Term Loan Maturity Date”), (ii) with respect to any tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that, if any such day is not a Business Day, the applicable Term Loan Maturity Date shall be the Business Day immediately succeeding such day.

“Term Loans” shall mean the Initial Term Loans, Extended Term Loans, Incremental Term Loans and Other Term Loans.

“Term Note” shall mean a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit I hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” shall mean, for any date of determination under this Agreement, the most recent period as of such date of four consecutive fiscal quarters of the Restricted Group for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 6.01(a) or 6.01(b), as applicable.

“Third Lien Indebtedness” shall mean any Incremental Equivalent Debt that is secured on a junior basis to the Obligations on the Collateral, and any Permitted Refinancing thereof, so long as such Indebtedness is subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement.

“Third Lien Intercreditor Agreement” shall mean a “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Third Priority Refinancing Debt or Incremental Equivalent Debt that is secured on a junior basis to the Obligations, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Borrower.

“Threshold Amount” shall mean $46,000,000.

“Total Assets” shall mean the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as shown on the most recent consolidated balance sheet of the Borrower required to be delivered pursuant to Section 6.01(a) or (b) (or if prior to the first time such a consolidated balance sheet is so required to be delivered, on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries that is then internally available).

“Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period applicable as of such date.

“tranche” shall have the meaning assigned to such term in Section 2.21(a).

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Sponsor, any direct or indirect parent of Holdings, Holdings, the Borrower or any of their respective Subsidiaries in connection with the Transactions (including expenses in connection with close-out fees in connection with the termination of hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options and/or restricted stock), this Agreement, the other Loan Documents and the First Lien Loan Documents, including any upfront fees or ticking fees incurred pursuant to the terms of the Fee Letter.

“Transactions” shall mean, collectively, (a) the consummation of the Acquisition and the Merger and the other transactions contemplated thereby on the Closing Date, (b) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder on the Closing Date, (c) the execution and delivery by the Loan Parties of the First Lien Loan Documents to which they are a party and the making of the First Lien Term Loans thereunder and the issuance of letters of credit thereunder on the Closing Date, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, certain existing third party Indebtedness, including the Existing Credit Agreements, on the Closing Date, (e) the Notes Redemption and (f) the payment of the Transaction Expenses.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 11.10.

“Transformative Acquisition” shall mean any acquisition by Holdings, the Borrower or any Restricted Subsidiary that is either (a) not permitted hereunder immediately prior to the consummation of such acquisition or (b) if permitted hereunder immediately prior to the consummation of such acquisition, would not provide Holdings, the Borrower and the Restricted Subsidiaries with adequate flexibility hereunder for the continuation and/or expansion of their consolidated operations following such consummation, as determined by the Borrower acting in good faith.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unaudited Financial Statements” shall mean each of the (i) unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries for the fiscal quarter ended June 30, 2014 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Borrower and its consolidated subsidiaries and (ii) unaudited consolidated balance sheet of Symbion, Inc. and its consolidated subsidiaries for the fiscal quarter ended June 30, 2014 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of Symbion, Inc. and its consolidated subsidiaries.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” shall mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 3.01(d).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” shall mean, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The word “or” is not exclusive.

(f) For purposes of determining compliance with any one of Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

Section 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Cumulative Credit Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Leverage Ratio and the Senior Secured Leverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA and Total Assets shall be calculated in the manner prescribed by this Section 1.09; provided that, notwithstanding anything to the contrary in Section 1.09(b), (c) or (d), when calculating the Senior Secured Leverage Ratio for purposes of the Applicable ECF Percentage of Excess Cash Flow, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio or Consolidated EBITDA, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and Consolidated EBITDA shall be calculated to give Pro Forma effect thereto in accordance with this Section 1.09.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, operating improvements and synergies related to such Specified Transaction projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of the applicable EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such EBITDA Determination Period) relating to such Specified Transaction, net of the amount of actual benefits realized during such EBITDA Determination Period from such actions; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith determination of the Borrower, (B) such actions are taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 24 months after the date of such Specified Transaction, and (C) no amounts shall be added back in computing Consolidated EBITDA pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such EBITDA Determination Period. Notwithstanding the foregoing, (A) all pro forma adjustments under this Section 1.09(c) shall not, taken together with those added pursuant to clause (a)(viii) of the definition of “Consolidated EBITDA”, increase Consolidated EBITDA by more than 35% for any Test Period (calculated prior to giving effect to any addback pursuant to this Section 1.09(c) or clause (a)(viii) of the definition of “Consolidated EBITDA”), (B) any cost savings, operating expense reductions, operating improvements or synergies to be realized in such Test Period shall not be added back in computing the Applicable ECF Percentage and (C) no pro forma adjustments under this Section 1.09(c) shall be made in respect of the Transactions (the foregoing not being intended to limit the operation of clause (a)(viii) of the definition of “Consolidated EBITDA”).

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio and the Senior Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes and not incurred in reliance on Section 7.03(v)), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period in the case of each of the Total Leverage Ratio and the Senior Secured Leverage Ratio. Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate. For the avoidance of doubt, in giving pro forma effect to the incurrence of any Indebtedness the cash remaining on the balance sheet for purposes of calculating Consolidated Total Net Debt after giving effect to such incurrence and the application of the proceeds thereof shall be determined without regard to the proceeds of such Indebtedness.

(e) In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including of the Senior Secured Leverage Ratio or the Total Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.19(a)); or

(ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or the date the irrevocable notices for such Limited Condition Transaction are delivered, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any permitted investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

(f) Whenever any provision of this Agreement requires a specified Senior Secured Leverage Ratio or Total Leverage Ratio on a Pro Forma Basis in connection with any action to be taken hereunder, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance or such Senior Secured Leverage Ratio or Total Leverage Ratio.

Section 1.10. Certain Accounting Matters. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any election under Statement of Financial Accounting Standards 159 or Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein; (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; and (c) treating Unrestricted Subsidiaries as if they were not consolidated with any other member of the Restricted Group and otherwise eliminating all accounts of Unrestricted Subsidiaries. For the avoidance of doubt, the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Restricted Group dated such date prepared in accordance with GAAP, except as expressly set forth in clauses (a) and (b) of the immediately preceding sentence.

Section 1.11. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.12. Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.13. Excluded Swap Obligations.

(a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Loan Party under any Loan Document shall include a Guarantee of any Excluded Swap Obligation and no Collateral provided by any Loan Party shall secure any Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Loan Party for which there are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Loan Party on a ratable basis determined without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Article 11 and the Loan Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1.13, or otherwise under the Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guaranty under Article 11 is released. Each Qualified ECP Guarantor intends that this Section 1.13 constitute, and this Section 1.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(c) The following terms shall for purposes of this Section 1.13 have the meanings set forth below:

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02. Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 (except, with respect to any Incremental Term Loans or Other Term Loans, to the extent otherwise provided in the applicable Incremental Amendment or Refinancing Amendment) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08, 3.02 and 3.04, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and the Borrower to repay such Loan to such Lender in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings in the aggregate outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Request for Credit Extension maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

Section 2.03. Borrowing Procedure. To request a Term Borrowing, the Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Request for Credit Extension to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of the initial extension of credit on the Closing Date, one Business Day before) or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each Request for Credit Extension for a Term Loan shall be irrevocable and shall specify the following information in compliance with Section 2.02: (a) the aggregate amount of such Borrowing; (b) the date of such Borrowing, which shall be a Business Day; (c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; (d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c) and (f) if and to the extent required under Section 4.01, that the conditions set forth in clauses (a) and (b) of Section 4.01 are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. Promptly following receipt of a Request for Credit Extension in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender, the principal amount of each Term Loan of such Term Lender as provided in Section 2.11 (or, in the case of Extended Term Loans, Incremental Term Loans or Other Term Loans, as provided for in the applicable Extension Offer, Incremental Amendment or Refinancing Amendment).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and 2.04(c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it hereunder be evidenced by a Note. In such event, the Borrower shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender’s registered assigns in accordance with Section 10.04). Thereafter, the Loans evidenced by such Note and the interest thereon shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05. Fees.

(a) [Reserved].

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times specified therein (the “Administrative Agent Fees”).

(c) [Reserved].

(d) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06. Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07 (including interest on past due interest) and all interest accrued but unpaid on or after the Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Bankruptcy Proceeding.

Section 2.07. Default Interest. After the occurrence and during the continuance of a Default under Section 8.01(a) or an Event of Default under Section 8.01(f) or 8.01(g), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times, after as well as before judgment, equal to (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum, and such interest shall be payable on demand.

Section 2.08. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing, (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Request for Credit Extension requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.09. Termination and Reduction of Commitments.

(a) The Term Loan Commitments for the Initial Term Loans in effect on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date.

(b) The Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce any Class of Commitments; provided that each partial reduction of any Class of Commitments shall be in an amount that is an integral multiple of $1,000,000 and in a minimum amount of $2,000,000.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.09(b) at least three Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that the Borrower may rescind or postpone any notice of termination or reduction of the Commitments if such termination or reduction would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.10. Conversion and Continuation of Borrowings.

(a) Each Term Borrowing initially shall be of the Type specified in the applicable Request for Credit Extension and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Request for Credit Extension. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.10. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, no Borrower shall be entitled to request any conversion or continuation that, if made, would result in more than seven Eurodollar Borrowings outstanding hereunder at any one time.

(b) To make an election pursuant to this Section 2.10, the Borrower shall deliver, by hand delivery or facsimile (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Request for Credit Extension would be required under Section 2.03 if the Borrower were requesting a Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”;

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.11. Repayment of Term Borrowings.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders, on the Term Loan Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The Borrower shall repay Incremental Term Loans, Extended Term Loans and Other Term Loans in such amounts and on such date or dates as shall be specified therefor in the applicable Incremental Amendment, Term Loan Extension Offer or Refinancing Amendment.

(b) To the extent not previously paid in full in cash, all Term Loans (including, for avoidance of doubt, Term Loans that are not Initial Term Loans) shall be due and payable on the applicable Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c) [Reserved].

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 3.05, but shall otherwise be without premium or penalty.

Section 2.12. Voluntary Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b) Except as may otherwise be set forth in any Term Loan Extension Offer, any Refinancing Amendment or any Incremental Amendment, voluntary prepayments of Term Loans pursuant to this Section 2.12 shall be applied ratably to each Class of Term Loans then outstanding.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is in connection with a refinancing, then the Borrower may condition such notice on the effectiveness of such refinancing (provided that the provisions of Section 3.05 shall apply to any prepayment that is not made as a result of the failure of such condition). All prepayments under this Section 2.12 shall be subject to Section 2.12(d) (to the extent applicable) and Section 3.05 but otherwise shall be without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) In the event that (i) the Borrower voluntarily prepays any Term Loans pursuant to Section 2.12(a) (including, for avoidance of doubt, any prepayment made in connection with any refinancing, replacement or substitution of any Term Loans), (ii) the Borrower is required to make any prepayment of Term Loans pursuant to Section 2.13(a)(iii) or (iii) the Term Loans are mandatorily assigned by a Lender that fails to consent to an amendment requiring the consent of all (or all affected) Lenders, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender holding any Term Loan (A) on or prior to the first anniversary of the Closing Date, a prepayment of 103% of the aggregate principal amount of the Term Loans prepaid or assigned, (B) on or prior to the date that is two years after the Closing Date but after the first anniversary of the Closing Date, a prepayment of 102% of the aggregate principal amount of the Term Loans prepaid or assigned, (C) on or prior to the date that is three years after the Closing Date but after the second anniversary of the Closing Date, a prepayment of 101% of the aggregate principal amount of the Term Loans prepaid or assigned and (D) after the third anniversary of the Closing Date, a prepayment of 100% of the aggregate principal amount of the Term Loans prepaid or assigned.

Section 2.13. Mandatory Prepayments.

(a) (i) Subject to clause (iv) of this Section 2.13(a), within five Business Days after the earlier of (x) 90 days after the end of each Excess Cash Flow Period and (y) the date on which financial statements have been delivered pursuant to Section 6.01(a) (commencing with the Excess Cash Flow Period ending December 31, 2014) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered or required to have been covered by such financial statements minus (B) without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, all voluntary prepayments of principal of First Lien Indebtedness to the extent secured by the Collateral on a pari passu or senior basis to the Obligations and, in the case of the First Lien Revolving Loans (to the extent accompanied by a permanent commitment reduction) Term Loans, Incremental Equivalent Debt (to the extent secured by the Collateral on a pari passu basis with the Initial Term Loans) and Permitted Second Priority Refinancing Debt during such Excess Cash Flow Period (including any voluntary prepayments or buybacks of Term Loans made pursuant to Section 10.04(m) or First Lien Term Loans made pursuant to Section 10.04(m) of the First Lien Credit Agreement, in each case, in an amount equal to (x) the discounted amount actually paid in respect of the principal amount of such Term Loans or First Lien Term Loans, as applicable (y) if the amount actually paid in respect of the principal amount of such Term Loans or First Lien Term Loans, as applicable is greater than par, the par amount) to the extent such prepayments are funded with Internally Generated Cash.

(ii) Subject to clause (iv) of this Section 2.13(a), if (1) any member of the Restricted Group Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), 7.05(b), 7.05(c), 7.05(d), 7.05(e), 7.05(g), 7.05(h), 7.05(l), 7.05(m) (except to the extent such property is subject to a Mortgage), 7.05(n) or 7.05(o)), or (2) any Casualty Event occurs, which results in the realization or receipt by any member of the Restricted Group of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is 10 Business Days after the date of the realization or receipt by any member of the Restricted Group of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds realized or received; provided that, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Incremental Equivalent Debt that is secured on a pari passu basis with the Initial Term Loans or Permitted Second Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Initial Term Loans) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Incremental Equivalent Debt, Permitted Second Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.13(a)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased (after giving effect to any requirement under the documentation for such Other Applicable Indebtedness to offer such declined payments to other holders of such Other Applicable Indebtedness prior to making such proceeds available to the Borrower), the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) Subject to clause (iv) of this Section 2.13(a), if any member of the Restricted Group incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.03 (other than clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u)), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after (or, in the case of Credit Agreement Refinancing Indebtedness, on the date of) the receipt by any member of the Restricted Group of such Net Proceeds.

(iv) Anything contained herein to the contrary notwithstanding, no mandatory prepayments of the Term Loans will be required prior to the First Lien Termination Date, except for any mandatory prepayment made, to the extent otherwise required to be paid hereunder, with Net Proceeds or Excess Cash Flow, as the case may be, consisting of amounts rejected by (A) lenders under the First Lien Credit Agreement, (B) lenders under any First Lien Incremental Equivalent Debt or (C) the holders of any Permitted Refinancing of Indebtedness described under the foregoing clauses (A) or (B), in each case constituting First Lien Indebtedness pursuant to equivalent provisions of the credit documents governing such Permitted Refinancing.

(b) Except as may otherwise be set forth in any Term Loan Extension Offer, any Refinancing Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to Section 2.13(a) shall be applied ratably to each Class of Term Loans then outstanding; provided that any prepayment of Term Loans pursuant to the parenthetical in Section 2.13(a)(iii) shall be applied solely to each applicable Class of Refinanced Debt.

(c) With respect to each Class of Term Loans, each prepayment pursuant to Section 2.13(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to Section 2.13(d). For the avoidance of doubt, this Section 2.13(c) is applicable to any prepayment made with the Net Proceeds of Indebtedness permitted under clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u).

(d) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.13(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share or other applicable share of the prepayment. Each Term Lender may reject all of its Pro Rata Share or other applicable share of any mandatory prepayment (such declined amounts, the “Declined

Proceeds”) of Term Loans required to be made pursuant to Section 2.13(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that, for the avoidance of doubt, no Lender may reject any prepayment made (x) with proceeds of Indebtedness permitted under clause (i) of Section 7.03(t) or clause (i) of Section 7.03(u) or (y) pursuant to Section 2.13(a)(iii). If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans unless the Borrower and the Administrative Agent agree to an extension of time for such failure to be corrected. Any Declined Proceeds shall be retained by the Borrower.

(e) Funding Losses, Etc. All prepayments under this Section 2.13 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a day prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05. All prepayments under Section 2.13(a)(iii) shall be subject to Section 2.12(d) (to the extent applicable). Notwithstanding any of the other provisions of Section 2.13(a), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under Section 2.13(a) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder (including accrued interest to the last day of such Interest Period) into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.13. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.13(a).

(f) Foreign Dispositions; Foreign Excess Cash Flow. Notwithstanding any other provisions of this Section 2.13, (A) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agrees to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.13 and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or

Foreign Subsidiary Excess Cash Flow would cause material adverse tax consequences to the Borrower, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.13(a) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.13(a), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by or was attributable to the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

Section 2.14. Pro Rata Treatment.

(a) Subject to the express provisions of this Agreement which require, or permit, differing payment to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and except as required under Section 3.02, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders of the applicable Class in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided that the provisions of this Section 2.14 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, including (without limitation) in respect of any payment, assignment, sale or participation to Holdings or any of their respective Affiliates expressly permitted under Section 10.04. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.15. Sharing of Setoffs. If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.06) or otherwise (including by exercise of its rights under the Collateral Documents), obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans;

provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.15 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any Eligible Assignee or participant, other than to Holdings or any of their respective Subsidiaries or any Affiliates thereof (as to which the provisions of this Section 2.15 shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.15 applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.15 to share in the benefits of the recovery of such secured claim.

Section 2.16. Payments.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 3.01, 3.04 or 3.05, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attention: Surgery Partners Account Manager. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.16(b), 2.17(d), 2.17(e) or 10.05(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17. [Reserved].

Section 2.18 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Term Loan Commitments and Term Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 10.02(b)(i) through 10.02(b)(ix) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender; and (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Loans outstanding, and (B) any mandatory prepayment of the Loans pursuant to Section 2.10 shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans (but not to the Loans of such Defaulting Lender) in accordance with Section 2.10, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B).

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.16(c), performance by the Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.16(c). The rights and remedies against a Defaulting Lender under Section 2.16(c) are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14 will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any non-Defaulting Lender may have against such Defaulting Lender.

Section 2.19. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Syndication Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make a copy of such notice available to each of the Lenders), request one or more additional tranches or, in consultation with the Administrative Agent, additions to an existing tranche of term loans (the “Incremental Term Loans”); provided that (i) after giving effect to the making of such Incremental Term Loans, the aggregate principal amount of all Incremental Term Loans incurred pursuant to this Section 2.19 (together with any Incremental Equivalent Debt incurred pursuant to Section 7.03(s) after the Closing Date, any First Lien Incremental Loans and any First Lien Incremental Equivalent Debt) shall not exceed (x) $100,000,000 plus (y) an unlimited additional amount, so long as on a Pro Forma Basis after the incurrence of such Incremental Term Loans, the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 7.35:1.00 (it being understood that any Incremental Loan may be incurred under clause (y) regardless of whether there is capacity under clause (x)); provided, further, that the Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth above, as applicable, together with reasonably detailed calculations demonstrating compliance with the above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.01(a) or 6.01(b) and Section 6.02(a), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period); provided, further, that for purposes of the calculation of the Senior Secured Leverage Ratio used in determining the availability of Incremental Term Loans under this Section 2.19(a), any cash proceeds of any Incremental Term Loans will not be netted for purposes of determining compliance with the Senior Secured Leverage Ratio. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the preceding sentence).

(b) The following terms shall apply to any Incremental Term Loans established pursuant to an Incremental Amendment: (i) such Incremental Term Loans (A) shall rank pari passu in right of payment with all other Term Loans, (B) shall be secured by the Collateral on a pari passu or junior basis with all other Term Loans, (C) shall not be guaranteed by any person other than a Guarantor and (D) shall not be secured by any assets other than the Collateral, (ii) the maturity date of such Incremental Term Loans shall not be earlier than the Original Term Loan Maturity Date, (iii) [Reserved], (iv) any Incremental Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment, (v) no scheduled amortization shall be applicable to any Incremental Term Loan, (vi) the applicable all-in yield relating to any Incremental Term Loans incurred pursuant to such Incremental Amendment (each facility thereunder, an “Incremental Facility”), if such Incremental Term Loans are secured on a pari passu basis with all other Term Loans, shall not exceed the all-in yield applicable to the Initial Term Loans by more than 0.50% per annum unless the all-in yield applicable to the Initial Term Loans is increased so that the all-in yield applicable to the applicable Incremental Facility does not exceed the all-in yield applicable to the Initial Term Loans by more than 0.50% per annum; provided that, in determining the all-in yield applicable to the Initial Term Loans and the applicable Incremental Facility, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Initial Term Loans or the applicable Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Incremental Facility), (B) structuring, arrangement, commitment or other similar fees, in each case not shared with all lenders providing the Initial Term Loans or the applicable Incremental Facility, shall be excluded and (C) if the Adjusted LIBO Rate in respect of such Incremental Facility includes a floor in excess of 1.00%, or the Alternate Base Rate in respect of such Incremental Facility includes a floor in excess of 2.00%, such excess shall be equated to interest margin for purposes of determining any increase to the applicable all-in yield under the Initial Term Loans and any increase in the all-in yield applicable to the Initial Term Loans required due to the application of such floor on any Incremental Facility shall be effected solely through an increase in (or implementation of, as applicable) such floor in respect of the Initial Term Loans, (vii) subject to clause (vi) above, any fees payable in connection with any such Incremental Term Loan shall be determined by the Borrower and the arrangers providing for such Incremental Term Loan and (viii) except as otherwise required or permitted above, all other terms of such Incremental Term Loans, if not consistent with the terms of the existing Term Loan, as the case may be, shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent any financial maintenance covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of each Term Loan); provided that any Incremental Term Loan Facility secured on a junior basis to all other Term Loans shall be subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement.

(c) Each notice from the Borrower pursuant to this Section 2.19 shall set forth (i) the requested amount and proposed terms of the relevant Incremental Term Loans and (ii) the date on which the relevant increase is requested to become effective. Incremental Term Loans may be made by any existing Lender (but no existing Lender shall have any obligation to make any Incremental Term Loan, except to the extent that it has agreed to do so pursuant to an Incremental Amendment) or by any other Additional Lender (the Term Lenders or Additional Lenders making such Incremental Term Loans, collectively, the “Incremental Lenders”). Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender and the Administrative Agent. Subject to this Section 2.19, the Incremental Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing the relevant Incremental Terms Loans. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (and for purposes thereof, the making of the Incremental Term Loans shall be deemed to be a Request for Credit Extension) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates, in each case consistent with those delivered on the Closing Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements; provided that, with respect to any incurrence of an Incremental Facility to finance a Permitted Acquisition or other Investment permitted by this Agreement, the conditions to the availability or borrowing of such Incremental Facility set forth in clauses (a) and (b) of Section 4.01 may be waived by the Lenders holding a majority in principal amount under such Incremental Facility without the consent of any other Lender; provided, further, that the accuracy of the Specified Representations may not be waived without the consent of the Required Lenders. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(d) Any Incremental Amendment may, without the consent of any Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms thereof, to the extent such terms are permitted under this Section 2.19. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

(e) This Section 2.19 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

Section 2.20. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans (each new term facility, a “Refinancing Term Facility” or “Refinancing Facilities”) then outstanding under this Agreement (which for purposes of this Section 2.20(a) will be deemed to include any then outstanding Other Loans, Incremental Term Loans or Extended Term Loans), in the form of Other Loans or Other Commitments pursuant to a Refinancing Amendment; provided that (A) such Credit Agreement Refinancing Indebtedness will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (B) such Credit Agreement Refinancing Indebtedness will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof (provided that any Refinancing Term Facility may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment), (C) such Credit Agreement Refinancing Indebtedness will have a maturity date later than the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Loans or Commitments being refinanced, (D) subject to clauses (B) and (C) above, such Credit Agreement Refinancing Indebtedness will have terms and conditions (other than pricing, fees, rate floors and optional prepayment or redemption terms) that are substantially identical to, or less favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than, the Loans or Commitments being refinanced, (E) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans or Commitments being so refinanced, (F) if any such Refinancing Facility is secured, it shall not be secured by any assets other than the Collateral and (G) if any such Refinancing Facility is guaranteed, it shall not be guaranteed by any person other than the Guarantors; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the lenders thereof and applicable only during periods after the then Latest Maturity Date; provided, further, that to the extent any financial maintenance covenant is added for the benefit of a Refinancing Term Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of Term Loans remaining outstanding after the incurrence or issuance of such Refinancing Term Facility. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 (and for purposes thereof the incurrence of the Credit Agreement Refinancing Indebtedness shall be deemed to be a Request for Credit Extension) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates, in each case consistent with those delivered on the Closing Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), and customary reaffirmation agreements. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.20(a) shall be in an aggregate principal amount that is (x) not less than $20,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(b) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment. Without limiting the foregoing, in connection with any Refinancing Amendment, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date after giving effect to such Refinancing Amendment so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(c) This Section 2.20 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

Section 2.21. Extension of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans with a like Term Loan Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Term Loan Maturity Date) and on the same terms to each such Term Lender, the Borrower may from time to time with the consent of any Term Lender that shall have accepted such offer extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans of such Term Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, a “Term Loan Extension”, and each group of Term Loans as so extended, as well as the group of original Term Loans not so extended, being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and a separate Class of Term Loans), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Term Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and the amortization schedule applicable to Term Loans pursuant to Section 2.11(a) for periods prior to the Original Term Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans intended to be extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) [Reserved].

(c) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 , 2.13 or 2.15 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans or Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.13, 2.14 and 2.15) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.21.

(d) Each of the parties hereto hereby (A) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.11 with respect to any Class of Term Loans subject to an Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.11), (iii) modify the prepayments set forth in Sections 2.12 and 2.13 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, and the Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment and (B) consent to the transactions contemplated by this Section 2.21 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment). Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).

(e) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.21.

(f) This Section 2.21 shall supersede any provisions in Section 2.14, 2.15 or 10.08 to the contrary.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document to any Lender or any Agent shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding), fees or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), excluding (i) Taxes imposed on or measured by net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, in each case, imposed as a result of a Lender or Agent being organized under the laws of, having its principal office in, or relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) Taxes attributable to the failure by the relevant Lender or Agent to deliver the documentation required to be delivered pursuant to clause (d) of this Section 3.01, (iii) Taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any Loan Document, (iv) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor (as appropriate) is located, or in which the Agent’s or Lender’s principal office is located or in which its relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower is located, (v) any U.S. federal withholding tax that is (or would be) required to be withheld on amounts payable hereunder pursuant to a law in effect at such time the Lender or Agent becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 3.07), or designates a new office for receiving payments by or on account of the Borrower or making funds available to or for the benefit of the Borrower, except in each case to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 3.01 and (vi) any tax to the extent imposed as a result of a Lender or Agent’s (A) failure to comply with the applicable requirements of FATCA in such a way to reduce such tax to zero or (B) election under Section 1471(b)(3) of the Code (all such non-excluded Taxes imposed on such payments, being hereinafter referred to as “Indemnified Taxes”). If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the applicable withholding agent shall deduct, and the sum payable by the Borrower or Guarantor shall be increased, as necessary, so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), such Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding in each case, such amounts that result from an Agent or Lender’s Assignment and Acceptance, grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving prepayments under any Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignments or participations that are requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower and each Guarantor agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid by such Agent or Lender and (ii) any expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by an Agent (on its own behalf or on behalf of a Lender) shall be conclusive absent manifest error.

(d) Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender or Agent to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time, a change in law, or change in circumstances renders any previously delivered documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver (other than the forms under Section 3.01(d)(i) below). Without limiting the foregoing:

(i) Each Lender and Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender or Agent (as the case may be) is exempt from federal backup withholding; provided, however, that if such Lender or Agent is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation).

(ii) Each Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent that is not a United States person, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U. S. person for withholding tax purposes,

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN, or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner).

(E) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative

Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e) Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its lending office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender; provided that all costs relating to such change or other measures shall be borne by the Borrower.

(f) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Taxes excluded from the definition of Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. [Reserved].

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (iii) thereof to the extent such Taxes are imposed on or measured by net income or profits or are franchise taxes (imposed in lieu of the foregoing taxes) or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i), (ii), (iv), (v) or (vi) thereof or (ii) reserve requirements contemplated by Section 3.04(c) or reflected in the Adjusted LIBO Rate) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligations to make any Loan) or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any entity controlling such Lender as a consequence of its obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and its desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or controlling entity for such reduction within 15 days after receipt of such demand.

(c) Except to the extent already reflected in the Adjusted LIBO Rate, the Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of its right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), 3.04(b), 3.04(c) or 3.04(d).

Section 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(i) any continuation or conversion of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan, or any payment or prepayment of any Eurodollar Loan of the Borrower on a day prior to the last day of the Interest Period for such Loan; or

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Loan of the Borrower on the date or in the amount notified by the Borrower;

including, to the extent applicable, an amount equal to the excess, as reasonably determined by such Lender, of (1) its cost of obtaining funds for the Eurodollar Loan that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (2) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such event for such period, but excluding loss of anticipated profits or margin.

Section 3.06. Matters Applicable to all Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02 or 3.04, the Borrower shall not be required to compensate it for any amount incurred more than 180 days prior to the date that it notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another any applicable Eurodollar Loan, or, if applicable, to convert ABR Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Loan, or to convert ABR Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Loans shall be automatically converted into ABR Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Loans shall be applied instead to its ABR Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as ABR Loans (if possible), and all ABR Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as ABR Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(e) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted or made after the Closing Date, regardless of the date enacted or adopted.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender or a Defaulting Lender, then the Borrower may, on 10 Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.04(b) (with the assignment fee to be paid by the Borrower in such instance) (it being understood that any such assignment shall become effective only in accordance with Section 10.04(e)), all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that, in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (ii);

(b) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender, each Lender with respect to a certain Class of Loans or each affected Lender with respect to a certain Class of Loans, in each case in accordance with Section 10.08, and (iii) the Required Lenders (in the case of a consent, waiver or amendment involving all Lenders or all affected Lenders of a certain Class, the Required Class Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

(c) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B)

all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, the assignment being recorded in the Register as provided in Section 10.04(e), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender.

(d) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with Article 9.

Section 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. All Credit Extensions After The Closing Date. The obligation of each Lender to honor any request for a Credit Extension (other than (i) a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans and (ii) any Request for Credit Extension under an Incremental Facility pursuant to the first proviso to the third to last sentence of Section 2.19(c)) after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a) The representations and warranties set forth in Article 5 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to such qualification therein) on and as of the date of such Credit Extension with the same effect as though made on and as of such date or such earlier date, as applicable.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received a request for a Credit Extension in accordance with the requirements hereof.

Each request for a Credit Extension (other than (i) a Request for Credit Extension requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans and (ii) any Request for Credit Extension under an Incremental Facility pursuant to the first proviso to the third to last sentence of Section 2.19(c))) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty by Holdings and the Borrower that the conditions specified in clauses (a) and (b) of Section 4.01 have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.02. First Credit Extension. Each Lender shall make the Credit Extensions to be made by it on the Closing Date subject only to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date:

(i) executed counterparts of this Agreement duly executed by the Borrower and each Guarantor; and

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date.

(b) The Administrative Agent shall have received the properly executed Intercreditor Agreement by all parties party thereto.

(c) The Administrative Agent shall have received a request for a Credit Extension in accordance with the requirements hereof.

(d) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, an opinion of (i) Ropes & Gray LLP, counsel for the Loan Parties, and (ii) each local counsel for the Loan Parties listed on Schedule 4.02(d), in each case, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders and in customary form and substance, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(e) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization or certificate of formation, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization or certificate of formation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(f) (i) The Administrative Agent shall have received the results of (x) searches of the Uniform Commercial Code filings (or equivalent filings) and (y) judgment and tax lien searches, made with respect to each Loan Party in the states or other jurisdictions of formation of such Loan Party and with respect to such other locations and names listed on the Perfection Certificate, together with (in the case of clause (y)) copies of the financing statements (or similar documents) disclosed by such search and (ii) the Security Agreement and the Intellectual Property Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, together with (x) to the extent not delivered to the First Lien Administrative Agent, certificates, if any, representing the Equity Interests pledged by Holdings, the Borrower and the Subsidiary Guarantors accompanied by undated stock powers executed in blank and (y) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement; provided, however, that, to the extent any Collateral (other than to the extent a Lien on such Collateral may be perfected by (1) the filing of a financing statement under the UCC in the office of the Secretary of State (or equivalent office in the relevant States) of the applicable jurisdiction of organization or (2) the delivery of stock certificates representing the Equity Interests of the Borrower and its wholly-owned Domestic Subsidiaries (other than any Subsidiary that conducts no business and has assets with a fair market value of less than $1,000,000)) is not or cannot be perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of security interests in such Collateral shall not constitute a condition precedent to the Credit Extensions on the Closing Date; provided, further, however, that the Borrower shall be required to deliver, or cause to be delivered, such documents and instruments or to take or cause to be taken such other actions as may be required to perfect such security interests within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(g) The Administrative Agent shall have received a copy of the Merger Agreement (together with all exhibits, schedules, amendments, supplements and modifications thereto) and all certificates, opinions and other documents delivered thereunder, certified by a Responsible Officer of the Borrower as being complete. Prior to or substantially concurrently with the initial Credit Extension, the Acquisition (including the Merger) shall have been consummated in accordance with the Merger Agreement, but without giving effect to any amendments, waivers or consents that are materially adverse to the Lenders (in their capacity as such) without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed); provided that any amendment or waiver that (i) reduces the aggregate purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders to the extent that any such reduction is applied ratably to reduce the Loans and/or the First Lien Term Loans or (ii) permits the Company and/or its subsidiaries to incur additional Indebtedness under the Merger Agreement shall be deemed to be materially adverse to the Lenders.

(h) (i) The Specified Merger Agreement Representations shall be true and correct in all material respects; (ii) the Specified Representations shall be true and correct in all material respects; provided that any Specified Representation that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects; and (iii) the Administrative Agent shall have received a certificate from the chief executive officer, president or chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in this Section 4.02(g).

(i) The Administrative Agent shall have received a solvency certificate, substantially in the form set forth in Exhibit H, from the chief financial officer or other officer with equivalent duties of Holdings, or in lieu thereof at the option of the Borrower, an opinion of a nationally recognized valuation firm as to the solvency (on a consolidated basis) of Holdings and its respective Subsidiaries as of the Closing Date.

(j) Prior to or substantially concurrently with the initial Credit Extension, (i) all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreements shall have been repaid, redeemed, discharged and terminated in full, and all commitments, security interests and guarantees (if any) in connection therewith shall have been terminated and released, in each case with evidence thereof reasonably satisfactory to the Administrative Agent, (ii) First Lien Term Loans having an aggregate principal amount of $870,000,000 shall have been funded under the First Lien Credit Agreement and (iii) the Notes Redemption shall have occurred. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its Subsidiaries (not including the Company and its Subsidiaries) shall not have any Indebtedness outstanding other than (a) Indebtedness outstanding under this Agreement, (b) First Lien Term Loans outstanding under the First Lien Credit Agreement in an aggregate principal amount not to exceed $870,000,000 and (c) Indebtedness of the Borrower and its Subsidiaries (not including the Company and its Subsidiaries) set forth on Schedule 7.03(b); provided that the aggregate principal amount of the share of such Indebtedness attributable to the Borrower and the Guarantors shall not exceed $15,000,000.

(k) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested in writing at least 10 days prior to the Closing Date.

(l) The Lead Arrangers shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(m) Except as set forth in the definitive disclosure schedules to the Merger Agreement, and only if the relevance of the disclosure as an exception to (or a disclosure for purposes of) this condition would be reasonably apparent to a reasonable person who has read that disclosure and this condition or as disclosed in the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q of Symbion, Inc. filed before June 13, 2014 (other than any forward-looking disclosure contained in the “Forward Looking Statements” and “Risk Factors” sections of such documents and only if the relevance of the disclosure in such documents as an exception to (or a disclosure for purposes of) this condition would be reasonably apparent on its face to a reasonable person who has read that disclosure and this condition), since December 31, 2013, there shall not have been any event, occurrence, development, state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) and (2) since June 13, 2014, there shall not have occurred a Company Material Adverse Effect.

For purposes hereof, “Company Material Adverse Effect” shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) the Merger Agreement or the performance of the transactions contemplated thereby or any announcement thereof, or any facts or circumstances relating to Buyer, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company with third parties, (ii) changes or conditions generally affecting any industry in which the Company or any Company Subsidiary operates, including changes in Federal Health Care Programs or other Third-Party Payor programs or plans or rates of reimbursement thereunder, (iii) changes in market or economic conditions generally (including changes in financial, banking and/or securities markets), (iv) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (v) changes in Applicable Law or the interpretation thereof, (vi) changes in accounting requirements or principles under GAAP, (vii) any failure by the Company or any Company Subsidiary to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period, provided that the underlying causes of such failure shall not be excluded by this clause (vii), (viii) actions taken or not taken by Buyer or any of its Affiliates (other than actions taken or not taken in the Ordinary Course of Business of Buyer and its Affiliates) or actions taken by the Company at the written request or with the written permission of Buyer, in each case, with the prior written consent of the Lead Arrangers or (ix) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God” or (x) actions taken by the Company in connection with distributing, or causing to be distributed, any or all of the Cash of any Company Subsidiary to the Company, any wholly owned Company Subsidiary or the equityholders of the applicable Company Subsidiary; provided, further, that any event, circumstance, development, occurrence, change or effect referred to in clauses (ii) – (vi) and (ix) above may be taken into account in determining whether or not there has been or will be a “Company Material Adverse Effect” to the extent, but only to the extent, that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries or markets in which the Company and the Company Subsidiaries operate. All capitalized terms used in this definition of “Company Material Adverse Effect” have the meanings given to them in the Merger Agreement.

(n) Prior to or substantially concurrently with the Initial Credit Extension, the Administrative Agent and the Lead Arrangers shall have received all applicable fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all costs and expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document on or prior to the Closing Date.

(o) The Administrative Agent shall have received evidence that the insurance required by Section 6.07 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 6.07.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each of Holdings, the Borrower (it being understood that each reference in this Article 5 to the Borrower, to the Loan Parties or to any Loan Party shall be deemed to include a reference to the Company when made with reference to any time prior to the consummation of the Merger) and each of the Subsidiary Guarantors party hereto represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to any Loan Party), (b)(i) (other than with respect to any Loan Party), (c), (d) or (e), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries (including the Company and its Subsidiaries) as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered (including the notes thereto describing the pro forma adjustments) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries (including the Company and its Subsidiaries) for the twelve months ended on the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which will be furnished to each Lender prior to the Closing Date, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Transactions. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries (including the Company and its consolidated Subsidiaries) as at the last day of the most recent fiscal quarter for which Unaudited Financial Statements have been delivered and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(ii) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or, if applicable, the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(iii) The Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or, if applicable, the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The forecasts of the consolidated statements of operations of the Restricted Group which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, no member of the Restricted Group has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents, (iii) liabilities incurred in the ordinary course of business, and (iv) liabilities disclosed in the Pro Forma Financial Statements) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Restricted Group or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Compliance With Laws; No Default.

(a) No member of the Restricted Group is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No member of the Restricted Group or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens; Casualty Events.

(a) Each member the Restricted Group has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Property), free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Closing Date, Section II.D of the Perfection Certificate dated the Closing Date contains a true and complete list of each Material Real Property owned by Holdings, the Borrower and its Subsidiaries.

(c) As of the Closing Date, except as otherwise disclosed in writing to the Collateral Agent, (i) no Loan Party has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Closing Date) or pendency or contemplation of any Casualty Event affecting all or any portion of a Mortgaged Property, and (ii) no Mortgage encumbers improved Mortgaged Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the Flood Laws unless Evidence of Flood Insurance has been delivered to the Collateral Agent.

Section 5.09. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and each Restricted Subsidiary is and has been in compliance with all Environmental Laws, which includes timely obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business and operations of the Loan Parties and the Restricted Subsidiaries;

(b) the Loan Parties and the Restricted Subsidiaries have not received notice alleging any Environmental Liability or proposing or seeking to revoke, modify or deny the renewal of any Environmental Permit required to be held by the Loan Parties or the Restricted Subsidiaries, and neither the Loan Parties nor the Restricted Subsidiaries have become subject to any Environmental Liability;

(c) there has been no Release, threatened Release, discharge or disposal of Hazardous Materials on, to, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties or the Restricted Subsidiaries, or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or any Restricted Subsidiary or arising out of the conduct of the Loan Parties or the Restricted Subsidiaries that could, now or in the future, reasonably be expected to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Restricted Subsidiary or for which any Loan Party or Restricted Subsidiary reasonably could be expected to otherwise incur any Environmental Liability; and

(d) there are no facts, circumstances or conditions arising out of or relating to, and there are no pending or reasonably anticipated requirements under Environmental Law associated with, the operations of the Loan Parties or the Restricted Subsidiaries or any Real Property or facilities currently or previously owned, operated or leased by the Loan Parties or any Restricted Subsidiary that are known to or would reasonably be likely to require investigation, remedial activity or corrective action or cleanup by or on behalf of any Loan Party or any Restricted Subsidiary or that are known to or would reasonably be likely to result in the Borrower or any other Loan Party or Restricted Subsidiary incurring any Environmental Liability.

Section 5.10. Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted if such contest shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Party against any Loan Party or any Restricted Subsidiary that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11. ERISA Compliance, Etc..

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (and the regulations and published interpretations thereunder).

(b) As of the Closing Date, (i) other than those specifically disclosed on Schedule 5.11, there are no Plans or Multiemployer Plans, (ii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates nor any predecessor thereof (A) has in the past six years sponsored, maintained or contributed to any Plan subject to Title IV of ERISA or (B) has in the past six years contributed or had any direct or indirect liability with respect to any Multiemployer Plan and (iii) no Loan Party or Subsidiary thereof sponsors, maintains or contributes to, or has or could have any direct or indirect liability with respect to, any Foreign Pension Plan.

(c) (i) No Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (ii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) no Loan Party, Restricted Subsidiary or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) The Plans of the Loan Parties and the Subsidiaries are funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in Material Adverse Effect.

Section 5.12. Subsidiaries. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents and the First Lien Loan Documents and (b) any non-consensual Lien that is permitted under Section 7.01. As of the Closing Date, (i) Section I.A of the Perfection Certificate sets forth the name and jurisdiction of each Loan Party and (ii) Section II.A to the Perfection Certificate sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party or Restricted Subsidiary is engaged nor will it engage, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(b) No member of the Restricted Group is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. No confidential information memorandum, report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were or will be made, not materially misleading. With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing; and (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters since January 1, 2010. Except as disclosed on Schedule 5.15, as of the Closing Date no Loan Party is a party to or bound by any collective bargaining agreement or any similar agreement. Except as disclosed on Schedule 5.15, to the knowledge of any Responsible Officer of any Loan Party, there is no union organizing effort underway relating to the employees of any Loan Party, and there is no petition seeking representation of the employees of the Company or any of its Subsidiaries pending. To the knowledge of any Responsible Officer of any Loan Party, the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

Section 5.16. Intellectual Property; Licenses, Etc..

(a) Members of the Restricted Group own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (and all registrations and applications for registration of any of the foregoing) (collectively, “IP Rights”), in each case reasonably necessary for the conduct of their respective businesses as currently conducted, except to the extent that the failure to own, license or possess the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, such IP Rights do not conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All such IP Rights are valid and in full force and effect, except to the extent the failure of such IP Rights to be valid and in full force and effect could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The conduct of the business of the Restricted Group does not infringe, misappropriate, dilute or otherwise violate any IP Rights held by any Person, except for such infringements, misappropriations, dilutions or violations, which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no claim, investigation, suit or proceeding pending or, to the knowledge of the Borrower, threatened in writing, against members of the Restricted Group (i) challenging the validity of any IP Rights held by any of them or (ii) alleging that their respective use of any IP Rights or the conduct of their respective businesses infringes, misappropriates, dilutes or otherwise violates the IP Rights of any other Person, in each case which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, Section II.B of the Perfection Certificate contains a true and complete list of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications that are owned by members of the Restricted Group.

Section 5.17. Solvency. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under this Agreement and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liabilities, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature; and (d) Holdings and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Section 5.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 5.18. Subordination of Junior Financing. (a) The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation in respect of any Junior Financing that is, or is required by this Agreement to be, Subordinated Indebtedness, (b) the Obligations are “Second Lien Debt,” or “Second Lien Indebtedness” (or any comparable term) under, and as defined in, the documentation evidencing any First Lien Indebtedness and (c) the Obligations are “First Lien Debt,” “First Lien Indebtedness,” “Second Lien Debt,” or “Second Lien Indebtedness” (or any comparable term), in each case, under, and as defined in, the documentation evidencing any Third Lien Indebtedness or Permitted Third Priority Refinancing Debt (except to the extent pari passu or junior in priority to the Third Lien Indebtedness or Third Priority Refinancing Debt pursuant to the terms hereof).

Section 5.19. Collateral Documents.

(a) Valid Liens. Each Collateral Document (other than the Mortgages) is, or on execution and delivery thereof by the parties thereto will be, effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices of their jurisdiction of organization listed in Section I.A of the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent (or, prior to the First Lien Termination Date, the First Lien Administrative Agent pursuant to the Intercreditor Agreement) of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent (or, prior to the First Lien Termination Date, the First Lien Administrative Agent pursuant to the Intercreditor Agreement) to the extent possession or control by the Collateral Agent is required by the

Security Agreement), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing First Lien Indebtedness, Permitted Third Priority Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Collateral Documents)..

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Third Lien Indebtedness, Permitted Third Priority Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Collateral Documents) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, legal, valid and enforceable perfected Liens on, and a security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Party to such Mortgage in the Mortgaged Property described therein and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens expressly permitted by Section 7.01 (other than Liens securing Third Lien Indebtedness, Permitted Third Priority Refinancing Debt or any Permitted Refinancing thereof that are intended to be junior to the Liens of the Collateral Documents).

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13 or 4.02(f), the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.02(f).

Section 5.20. Compliance with Anti-Terrorism and Corruption Laws.

(a) To the extent applicable, the members of the Restricted Group are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(b) No member of the Restricted Group nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of any member of the Restricted Group, (i) is a Blocked Person or (ii) is currently subject in any material respect to any U.S. sanctions administered by OFAC; and no member of the Restricted Group will use the proceeds of the Loans for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(c) No part of the proceeds of the Loans will be used by any member of the Restricted Group, directly or, to the knowledge of Holdings or the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.21. Use of Proceeds. The Borrower will use the proceeds of the Term Loans on the Closing Date, together with the proceeds of First Lien Revolving Loans on the Closing Date and the First Lien Term Loans to (a) pay a portion of the Aggregate Consideration and the Transaction Expenses and (b) refinance existing Indebtedness of the Borrower and its Subsidiaries and the Company and its subsidiaries (including accrued and unpaid interest and applicable premiums).

Section 5.22. Insurance. Holdings and each of its Subsidiaries is insured by financially sound and reputable insurance companies against such losses and risks and in such amounts as are customary for similarly situated Persons in the businesses in which they are engaged.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued or payable shall remain unpaid or unsatisfied then from and after the Closing Date, Holdings and the Borrower shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.15) cause each of their Restricted Subsidiaries to:

Section 6.01. Financial Statements, Reports, Etc.. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Restricted Group (beginning with the fiscal year ending December 31, 2014), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BDO USA, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall (x) be prepared in accordance with generally accepted auditing standards, (y) not be subject to qualifications or exceptions as to the scope of such audit and (z) be without a “going concern” disclosure or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from (1) the impending maturity of any Indebtedness, or (2) any prospective or actual default under the financial covenant set forth in Section 7.11 of the First Lien Credit Agreement) and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year (including commentary on (x) any material developments or proposals affecting the Borrower and its Subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding period in the previous fiscal year);

(b) as soon as available, but in any event within (A) 75 days after the end of the fiscal quarter ended March 31, 2015 and (B) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Restricted Group (commencing with the fiscal quarter ended June 30, 2015), a consolidated balance sheet of the Borrower, and its Subsidiaries as at the end of such fiscal quarter, and the related (x) consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (y) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (including commentary on (x) any material developments or proposals affecting the Borrower and its Subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding period in the previous quarter year);

(c) as soon as available, but in any event within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2014) of the Restricted Group, a reasonably detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flows and projected income and a summary of the material underlying assumptions applicable thereto)

(collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of each of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) above may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing within the time period specified in the applicable paragraph (A) the consolidated financial statements of any direct or indirect parents of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such information relates to a direct or indirect parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent(s), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of BDO USA, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall (x) be prepared in accordance with generally accepted auditing standards, (y) not be subject to qualifications or exceptions as to the scope of such audit and (z) be without a “going concern” disclosure or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from (1) the impending maturity of any Indebtedness, or (2) any prospective or actual default under the financial covenant set forth in Section 7.11 of the First Lien Credit Agreement).

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto, on the website of the Borrower at http://www.surgerypartners.com/; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a).

Without limiting the obligation to deliver an audit opinion pursuant to Section 6.01(a), solely with respect to the requirement in Sections 6.01(a) and (b) that comparisons in reasonable detail and in accordance with GAAP be delivered, financial statements for periods prior to the Closing Date (that are included as comparisons to financial statements for periods after the Closing Date) shall not be required to contain all recapitalization or purchase accounting adjustments relating to the Transactions to the extent it is not reasonably practicable to include any such adjustments in such financial statements.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (or the date on which such delivery is required), commencing with the first full fiscal quarter completed after the Closing Date, a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any member of the Restricted Group files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or Restricted Subsidiary (other than in the ordinary course of business) or material statements or material reports furnished to any holder of Indebtedness or debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to any Third Lien Indebtedness, any Junior Financing, any Permitted Unsecured Refinancing Debt, any Permitted Second Priority Refinancing Debt, any Permitted Third Priority Refinancing Debt, any Incremental Equivalent Debt or any Permitted Refinancing of any of the foregoing in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections of the Perfection Certificate describing the legal name and the jurisdiction of organization or formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.13(a) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary and as a Loan Party or a non-Loan Party as of the date of delivery of such Compliance Certificate;

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g) promptly after the receipt thereof by any member of the Restricted Group, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto; and

(h) promptly following any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k) of ERISA that any Loan Party or respective ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Loan Party or respective ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that, if any Loan Party or respective ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, such Loan Party or respective ERISA Affiliates shall make a request for such documents or notices from such administrator or sponsor at the earliest date on which such Loan Party or ERISA Affiliate determines that it is commercially reasonable to so request, and shall provide copies of such documents and notices promptly after receipt thereof.

Each of Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.02 or otherwise are being distributed through a Platform, any document or notice that Holdings or the Borrower, as applicable, has indicated contains material non-public information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on its behalf which is suitable to make available to Public Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.02 contains material non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities.

Section 6.03. Notices. Promptly after a Responsible Officer of the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any member of the Restricted Group that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and any material development with respect thereto;

(d) of the occurrence of any ERISA Event following the Closing Date that, alone or together with any other ERISA Events that have occurred following the Closing Date, could reasonably be expected to result in a Material Adverse Effect to a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates; and

(e) of the occurrence of any of the events described in Section 5.09 following the Closing Date that, alone or together with any other such events following the Closing Date, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to in Section 6.03(a), (b), (c), (d) or (e), as applicable, and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations. Promptly pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, (a) all of its Indebtedness and other obligations in accordance with their terms and (b) all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in the case of this clause (b), to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes and except, in the case of clauses (a) and (b), where the failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc..

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) obtain, maintain, renew, extend and keep in full force and effect all rights (including IP Rights), privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to any Loan Party) or (b), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07. Maintenance of Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Requirements of Insurance. (A) Use commercially reasonable efforts to cause, not later than 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its discretion), all insurance required pursuant to Section 6.07(a) (x) to provide (and to continue to provide at all times thereafter) that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof to the Administrative Agent and the Collateral Agent (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (y) to name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable (and to continue to so name the Collateral Agent at all times thereafter) and (B) in the case of all such property, casualty and business interruption insurance policies located in the United States, not later than 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in writing in its discretion) cause such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Collateral Agent, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests.

(c) Flood Insurance. With respect to each Mortgaged Property, if at any time the area in which any building or other improvement is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such amount and with such deductible as is required to ensure compliance with the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Collateral Agent annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

(d) Carry and maintain commercial general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of material loss with that required to be maintained under this Section 6.07 is taken out by the Borrower or another Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

Section 6.08. Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09. Books and Records. Maintain proper books of record and account, in which entries are made that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of any member of the Restricted Group.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and (y) the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

Section 6.11. Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (y) the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Domestic Subsidiary as a Restricted Subsidiary or (z) any wholly-owned Domestic Subsidiary that is an Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i) as soon as practicable, but in any event within 60 days after such formation, acquisition, designation or other event, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) causing each such Domestic Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) (I) joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Global Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13(d)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (II) joinders to the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement and any other applicable subordination or intercreditor agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(B) causing each such Domestic Subsidiary (and the parent of each such Domestic Subsidiary that is a Loan Party) to deliver to the Collateral Agent (or, prior to the First Lien Termination Date, the First Lien Administrative Agent pursuant to the Intercreditor Agreement) any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) taking and causing each such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and the delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, as soon as available but in any event within 45 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), delivering to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, delivering to the Collateral Agent with respect to each Mortgaged Property, any existing surveys, title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Collateral Agent any existing environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, as soon as available but in any event within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), delivering to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to the validity, perfection, existence and priority of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) As soon as is practicable, but in any event not later than 120 days after the acquisition by any Loan Party of Material Real Property that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement (or such longer period as the Administrative Agent may agree in writing in its discretion), which Material Real Property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, causing such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and taking, or causing the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c) Always ensuring (x) that the Obligations and the Guaranty are secured by a second-priority security interest in all of the Equity Interests of the Borrower and all Equity Interests directly held by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary, subject to the limitations and exceptions of the Collateral and Guarantee Requirement and (y) that no Foreign Subsidiary or Domestic Subsidiary that is a disregarded entity for U.S. Federal income tax purposes and substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries issues any non-voting Equity Interests after the Closing Date.

Section 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or the Restricted Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances and Post-Closing Conditions.

(a) Deliver each document set forth on Schedule 6.13(a) within the time limit specified therein (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(b) Take each action set forth on Schedule 6.13(b) during the time period specified therein.

(c) Within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion), deliver all documents and instruments required to perfect the security interest of the Collateral Agent in the Collateral free of any other pledges, security interests or mortgages, except Liens expressly permitted hereunder, to the extent required pursuant to the Collateral and Guarantee Requirement.

(d) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents and to cause the Collateral and Guarantee Requirement to be and remain satisfied. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of each Mortgaged Property of any Loan Party subject to a Mortgage, the Borrower shall cooperate with the Administrative Agent and/or Collateral Agent, as applicable, in obtaining such appraisals and shall pay all costs and expenses relating thereto.

Section 6.14. Designation of Subsidiaries. (a) Any Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing, any Third Lien Indebtedness, any Incremental Equivalent Debt, any Credit Agreement Refinancing Indebtedness or any Permitted Refinancing of any of the foregoing, or any other Indebtedness then outstanding in excess of the Threshold Amount, (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if, after giving pro forma effect to such designation, the Total Leverage Ratio would exceed 7.70:1.00. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the aggregate investment therein of the Borrower and its Subsidiaries (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the lesser of (x) the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary and (y) the amount of the Investment originally made in respect of the designation of such Subsidiary as an Unrestricted Subsidiary.

(b) If, at any time, a Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary”, it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.03, an Event of Default shall be deemed to have occurred and be continuing. A Responsible Officer of the Borrower may at any time designate any Restricted Subsidiary to not be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Qualified Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 7.03 and (2) no Default or Event of Default would be in existence upon or following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) a Responsible Officer designates a Qualified Restricted Subsidiary not to be a Restricted Subsidiary, then all Investments in such Subsidiary since the Effective Date shall consequently reduce applicable basket amounts hereunder. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth any such designation as a condition precedent to such designation.

(c) Except to the extent restricted pursuant to any Permitted Payment Restrictions, cause each Qualified Restricted Subsidiary to declare and pay regular monthly, quarterly, semiannual or annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Qualified Restricted Subsidiary for such period as determined in good faith by the board of directors of such

Qualified Restricted Subsidiary, subject to fiduciary duties applicable to such board of directors and such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Qualified Restricted Subsidiary may be properly and advantageously conducted at all times, including amounts for operations, Capital Expenditures and debt service of such Qualified Restricted Subsidiary.

Section 6.15. Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a private corporate rating from S&P and a private corporate family rating from Moody’s, in each case in respect of the Company and (ii) a private rating from S&P and Moody’s with respect to the “Initial Term Loans”.

Section 6.16. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 5.21.

Section 6.17. Lender Conference Call. Host a conference call with representatives of the Administrative Agent and the Lenders once during each fiscal year of the Borrower upon reasonable prior notice to be held at such time as reasonably designated by the Borrower (in consultation with the Administrative Agent), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Restricted Group; provided, so long as no Event of Default shall have occurred and be continuing, that the Borrower will not be required to hold a second, separate call for the Administrative Agent and the Lenders as long as the Administrative Agent and the Lenders are provided access to any such call held pursuant to Section 6.17 of the First Lien Credit Agreement.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued or payable shall remain unpaid or unsatisfied then from and after the Closing Date:

Section 7.01. Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) such Lien does not secure any obligation other than those it secured on the Closing Date or, to the extent constituting Indebtedness, any Permitted Refinancing of the Indebtedness secured thereby on the Closing Date;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days and are not otherwise delinquent or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, in each case arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (in the case of each of the foregoing, other than for Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Restricted Group, taken as a whole, and any exceptions on the Mortgage Policies issued on the Closing Date in connection with the Mortgaged Properties;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Restricted Group, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) arising in the ordinary course of business in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and 7.02(n) or, to the extent related to any of the foregoing, Section 7.02(r), in each case to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(b) and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(n) any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor under leases, subleases, non-exclusive licenses or non-exclusive sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; provided that no such lease or sublease shall constitute a Capitalized Lease;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02(a);

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are customary contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(u) Liens (including any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under Capitalized Leases) securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement, as applicable, of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Restricted Group, taken as a whole;

(y) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) any Lien created or assumed in reliance on Section 7.01(u) or 7.01(w) notwithstanding that the obligation secured thereby shall have been modified, replaced, renewed or extended; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien when it was initially created or assumed and (B) proceeds and products thereof, and (ii) such Lien does not secure any obligation other than those it secured on the date such Lien was initially created or assumed or, to the extent constituting Indebtedness, any Permitted Refinancing of the Indebtedness secured thereby on the date such Lien was initially created or assumed;

(bb) other Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $57,500,000;

(cc) Liens on the Collateral securing Incremental Equivalent Debt incurred pursuant to Section 7.03(s); provided that such Liens shall be subject to the Intercreditor Agreement and the Second Lien Intercreditor Agreement or the Third Lien Intercreditor Agreement, as applicable;

(dd) Liens on the Collateral securing Permitted Second Priority Refinancing Debt or Permitted Third Priority Refinancing Debt and any Permitted Refinancing of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Second Priority Refinancing Debt are subject to the Intercreditor Agreement and the Second Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Third Priority Refinancing Debt are subject to the Intercreditor Agreement and the Third Lien Intercreditor Agreement;

(ee) Liens on the Equity Interests of any joint venture entity consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;

(ff) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(gg) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods, in each case in the ordinary course of business;

(hh) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises, in each case in the ordinary course of business; and

(ii) Liens securing Indebtedness incurred pursuant to Section 7.03(aa) (including Indebtedness arising in respect of any Secured Cash Management Services Obligation or in respect of any Secured Hedge Agreement, each as defined in the First Lien Credit Agreement); provided that, in each case, such Liens are subject to the terms of the Intercreditor Agreement.

Section 7.02. Investments. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, make or hold any Investments, except:

(a) Investments by the Restricted Group in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount of loans and advances outstanding at any time under this Section 7.02(b) shall not exceed $13,800,000;

(c) Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party (other than Holdings), (ii) by any Restricted Subsidiary that is neither a Loan Party nor a Qualified Restricted Subsidiary in any other Restricted Subsidiary that is neither a Loan Party nor a Qualified Restricted Subsidiary and (iii) by any Loan Party or any Qualified Restricted Subsidiary in a Restricted Subsidiary that is neither a Loan Party nor a Qualified Restricted Subsidiary or in any joint venture; provided that the aggregate amount of Investments at any time outstanding under this clause (iii), together with the aggregate consideration for Permitted Acquisitions made by Loan Parties or Qualified Restricted Subsidiaries pursuant to Section 7.02(i) of assets that are not (or do not become) owned by a Loan Party or a Qualified Restricted Subsidiary or of Equity Interests in Persons that do not become Loan Parties or Qualified Restricted Subsidiaries upon consummation of such Permitted Acquisition, shall not exceed the greater of (x) $115,000,000 and (y) 8.625% of Total Assets;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of (i) the creation or assumption of Liens in accordance with Section 7.01, (ii) the incurrence or assumption of Indebtedness in accordance with Section 7.03 (other than 7.03(d)), (iii) the acquisition of assets resulting from the consummation of a merger, dissolution, liquidation or consolidation in accordance with Section 7.04 (other than Section 7.04(c), 7.04(d), 7.04(e) or 7.04(g)), (iv) the acquisition of assets resulting from the consummation of a Disposition in accordance with Section 7.05(h), 7.05(m) or 7.05(n), (v) the acquisition of assets received as Restricted Payments made in accordance with Section 7.06 (other than Section 7.06(e) or 7.06(i)(iv)), (vi) the acquisition of assets received as payments in respect of Indebtedness made in accordance with Section 7.13 and (vii) contributions to the Indemnity Escrow Account satisfying the requirements under Section 7.06(c);

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary and any modification, replacement, renewal or extension thereof; provided that, in the case of clauses (i) and (ii), the amount of the original Investment is not increased except by the terms of such original Investment as set forth on Schedule 7.02(f) or as otherwise permitted by this Section 7.02 (and in such case made in reliance on another paragraph of this Section 7.02 so permitting such modification, replacement, renewal or extension thereof);

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition by the Borrower, any other Loan Party or any Qualified Restricted Subsidiary of all or substantially all the assets of or of Equity Interests in, a Person or division, business unit or line of business of a Person (or any subsequent investment made in a Person, division, business unit or line of business previously acquired in a Permitted Acquisition), in each case in a single transaction or series of related transactions, if (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) immediately after giving effect to such acquisition or investment and any related transactions, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than the Total Leverage Ratio then permitted under Section 7.11 of the First Lien Credit Agreement (regardless of whether then in effect) as of the last day of the most recently ended Test Period; (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case, to the extent required by and in accordance with Section 6.11; (iv) the businesses acquired in such purchase or other acquisition shall be in compliance with Section 7.07; and (v) in the case of a purchase or other acquisition in an aggregate principal amount in excess of $11,500,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in the preceding clauses (i) through (iv) have been satisfied (any such acquisition consummated under this Section 7.02(i), a “Permitted Acquisition”); provided that the aggregate consideration (other than consideration consisting of Equity Interests (other than Disqualified Equity Interests) in Holdings or any direct or indirect parent thereof) for Permitted Acquisitions made by Loan Parties or Qualified Restricted Subsidiaries pursuant to this Section 7.02(i) of assets that are not (or do not become) owned by a Loan Party or a Qualified Restricted Subsidiary or of Equity Interests in Persons that do not become Loan Parties or Qualified Restricted Subsidiaries upon consummation of such Permitted Acquisition, together with any Investments under Section 7.02(c)(iii) then outstanding, shall not exceed the greater of (x) $115,000,000 at any time outstanding and (y) 8.625% of Total Assets;

(j) Investments made to effect the Transactions;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to Holdings in accordance with Section 7.06(g), 7.06(h) or 7.06(i);

(n) other Investments (including for Permitted Acquisitions) in an aggregate amount at any time outstanding under this clause (n) not to exceed the sum of (i) $28,750,000 and (ii) the Cumulative Credit immediately prior to the time of the making of such Investment, provided that the aggregate amount of such Investment shall be specified in a written notice of a Responsible Officer of the Borrower delivered to the Administrative Agent on the date of such Investment and calculating in reasonable detail the amount of Cumulative Credit immediately prior thereto and the amount thereof elected to be so applied; provided that no Event of Default shall have occurred and be continuing or would result from the making of any such Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary, in each case in accordance with this Section 7.03 and Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iii), 7.02(i), 7.02(n) or 7.02(t);

(s) Guarantees by the Borrower or any Subsidiary Guarantor of operating leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case, which leases or other obligations are entered into in the ordinary course of business; and

(t) Investments in Qualified Restricted Subsidiaries or a Person that is not a Qualified Restricted Subsidiary but will in each case be a Qualified Restricted Subsidiary upon such Investment; provided, that the aggregate amount of all such Investments at any time outstanding shall not exceed the greater of (x) $115,000,000 and (y) 8.625% of Total Assets; provided, further, that to the extent any such Investment is a loan or advance made by a Loan Party, it shall be evidenced by pledged notes pledged in accordance with the Collateral and Guarantee Requirement.

If any Person in which an Investment is made pursuant to clause 7.02(c)(iii) or 7.02(n)(i) thereafter becomes a Qualified Restricted Subsidiary or is merged or consolidated into or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower, a

Subsidiary Guarantor or a Qualified Restricted Subsidiary, then such Investment may, at the option of the Borrower, thereafter be deemed to have been made pursuant to clause (c)(ii) or clause (t) above (as applicable) to the extent permitted thereunder at such time and not be accounted for under clause 7.02(c)(iii) or 7.02(n)(i).

Section 7.03. Indebtedness. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof; provided that (x) any intercompany Indebtedness shall be evidenced by an Intercompany Note and (y) any intercompany Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions contained in an Intercompany Note;

(c) Guarantees by any member of the Restricted Group in respect of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower otherwise permitted hereunder; provided that (i) no Guarantee by Holdings or any Restricted Subsidiary of any Indebtedness of a Loan Party (including any Third Lien Indebtedness, any Junior Financing, any Incremental Equivalent Debt, any Permitted Second Priority Refinancing Debt, any Permitted Third Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing) shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (ii) if the Indebtedness being Guaranteed is Junior Financing that is, or is required by this Agreement to be, Subordinated Indebtedness, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Junior Financing;

(d) Indebtedness (other than Indebtedness permitted under Section 7.03(b)) of the Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that (x) all such Indebtedness shall be evidenced by an Intercompany Note and (y) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the subordination provisions contained in an Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness of the Borrower or any Restricted Subsidiary (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in an aggregate amount (together with any Permitted Refinancings thereof) not to exceed $86,250,000 at any time outstanding, and (ii) Attributable Indebtedness of the Borrower or any Restricted Subsidiary arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing thereof;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates (including Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)), foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) (A) Indebtedness (i) of any Restricted Subsidiary assumed in connection with any Permitted Acquisition, provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (ii) of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition; provided that (w) in the case of clauses (i) and (ii), all such Indebtedness is unsecured (except for (A) Liens permitted by Section 7.01(w) and (B) Liens permitted by Section 7.01(bb)), (x) in the case of clauses (i) and (ii), both immediately prior and after giving effect thereto, (1) no Event of Default shall exist or result therefrom (other than a Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists or would result therefrom), and (2) immediately after giving effect to the assumption or incurrence of such Indebtedness, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than the Total Leverage Ratio then permitted under Section 7.11 of the First Lien Credit Agreement (regardless of whether then in effect with the numerator of such ratio multiplied by 1.15) as of the last day of the most recently ended Test Period, it being understood that, as a condition precedent to the assumption or incurrence of such Indebtedness, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), and (y) in the case of any Indebtedness incurred under clause (ii), such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal (other than customary AHYDO Catch-Up Payments, and customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to, the then Latest Maturity Date; provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (y) and (B) any Permitted Refinancing thereof;

(h) Indebtedness representing deferred compensation to employees of any member of the Restricted Group incurred in the ordinary course of business and other obligations and liabilities arising under employee benefit plans in the ordinary course of business;

(i) Indebtedness consisting of unsecured promissory notes issued by any member of the Restricted Group to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) Indebtedness in respect of treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds, overdraft or any similar services incurred in the ordinary course of business;

(m) Indebtedness of the Borrower or any Subsidiary Guarantors, in an aggregate principal amount at any time outstanding not to exceed $57,500,000;

(n) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements that do not constitute Guarantees, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business and not in connection with the borrowing of money, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness incurred in the ordinary course of business with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof (or within such longer period as is permitted without interest or other charges under the benefit plan which reimbursement is to be made under);

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice and not in connection with the borrowing of money or Swap Contracts;

(q) Indebtedness (including in the form of Capital Leases and/or letters of credit) in an aggregate principal amount at any time outstanding not to exceed $17,250,000 to finance the construction of a hospital in Great Falls, Montana;

(r) Indebtedness assumed in connection with Approved Acquisitions in an aggregate principal amount at any time outstanding not to exceed $3,450,000;

(s) (A) Indebtedness issued by the Borrower and in the form of one or more series of senior or subordinated notes or loans (which may be unsecured or secured on a junior lien basis or, in the case of notes only, a pari passu basis, in each case issued in a public offering, Rule

144A or other private placement or bridge facility in lieu of the foregoing, or senior or subordinated “mezzanine” debt (which may be in the form of loans or notes and limited to being secured solely on a junior lien basis) (the “Incremental Equivalent Debt”); provided that (i) such Incremental Equivalent Debt shall not be subject to the requirement set forth in clause (vi) of Section 2.19(b), (ii) such Incremental Equivalent Debt (A) shall not be guaranteed by any person other than a Guarantor, (B) shall not be secured by any assets other than the Collateral, (C) shall not have a Weighted Average Life to Maturity less than the remaining Weighted Average Life to Maturity of the then outstanding Initial Term Loans, (D) shall have a final maturity no earlier than the Original Term Loan Maturity Date (provided that such Incremental Equivalent Debt may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (D)), (E) may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, (F) shall be subject to the Intercreditor Agreement and the Second Lien Intercreditor Agreement or the Third Lien Intercreditor Agreement, as applicable and (G) shall not be secured by any Liens except those Liens permitted under Section 7.01(cc), (iii) the other terms and conditions of such Incremental Equivalent Debt (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) no more favorable to the lenders or holders providing such Incremental Equivalent Debt than, those applicable to the Term Loans (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loans then existing) (it being understood that to the extent any financial maintenance covenant is added for the benefit of such Incremental Equivalent Debt, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Term Loans then outstanding) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); and (iv) after giving effect to the incurrence of such Incremental Equivalent Debt, the aggregate principal amount of all Incremental Equivalent Debt (together with all Incremental Term Loans under Section 2.19(a), all First Lien Incremental Term Loans and all First Lien Incremental Equivalent Debt) shall not exceed (x) $100,000,000 plus (y) an unlimited additional amount, so long as on a Pro Forma Basis after the incurrence of such Incremental Equivalent Debt, (A) if such Incremental Equivalent Debt ranks pari passu or junior in right of security with the Obligations on the Collateral, the Senior Secured Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 7.35:1.00 and (B) if such Incremental Equivalent Debt is unsecured, the Total Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 7.70:1.00 (it being understood that any Incremental Equivalent Debt may be incurred under clause (y) regardless of whether there is capacity under clause (x)) and (v) the Borrower shall have delivered a certificate of a Responsible Officer to the effect set forth in clause (C) above together with reasonably detailed calculations demonstrating compliance with clause (C) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.01(a) or 6.01(b) and Section 6.02(a), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period); provided, further, that for purposes of the calculation of the Total Leverage Ratio and the Senior Secured Leverage Ratio, as applicable, used in determining the availability of Incremental Equivalent Debt under this Section 7.03(s), any cash proceeds of Incremental Equivalent Debt will not be netted for purposes of determining compliance with the Total Leverage Ratio or the Senior Secured Leverage Ratio, as applicable and (B) any Permitted Refinancing of Incremental Equivalent Debt;

(t) (i) Permitted Unsecured Refinancing Debt of a Loan Party and (ii) any Permitted Refinancing thereof;

(u) (i) Permitted Second Priority Refinancing Debt and Permitted Third Priority Refinancing Debt, in each case of a Loan Party and (ii) any Permitted Refinancing thereof;

(v) (i) Permitted Junior Debt of a Loan Party; provided that (x) no Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or would result therefrom and (y) immediately after giving effect to the incurrence of such Permitted Junior Debt, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 7.70 to 1.00 (as of the last day of the most-recently ended Test Period, it being understood that, as a condition precedent to any such incurrence, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance, and that, solely for purposes of calculating the Total Leverage Ratio calculated on a Pro Forma Basis for this Section 7.03(v), the Test Period shall (if such period is later than the period that would otherwise apply pursuant to the definition of “Test Period”) be the most recent period as of the date of determination of four consecutive fiscal quarters of the Borrower for which the Borrower has internal financial statements available and (ii) any Permitted Refinancing thereof;

(w) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors, in an aggregate principal amount at any time outstanding not to exceed $40,250,000; provided that, notwithstanding the provisions of Section 7.03(c) or any other provision hereof, no Restricted Subsidiary that is not a Loan Party may Guarantee any Indebtedness of a Loan Party (including any Third Lien Indebtedness, any Junior Financing, any Incremental Equivalent Debt, any Permitted Second Priority Refinancing Debt, any Permitted Third Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing of any of the foregoing);

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(w) above or Sections 7.03(y) through (bb) below;

(y) Guarantees by the Borrower of Indebtedness of any Qualified Restricted Subsidiary and by any Qualified Restricted Subsidiary of Indebtedness of the Borrower or any other Qualified Restricted Subsidiary, provided that the Indebtedness so Guaranteed would have otherwise been permitted to be incurred by Borrower or the guaranteeing Qualified Restricted Subsidiary under another clause of this Section 7.03; and

(z) Indebtedness in respect of unsecured promissory notes issued to a Strategic Investor in connection with repurchases, redemptions or other acquisitions of Equity Interests permitted by Section 7.06(n) in an amount not to exceed $57,500,000;

(aa) (i)(A) Indebtedness incurred under the First Lien Credit Agreement and (B) First Lien Incremental Equivalent Debt, in the case of this clause (i), in an aggregate outstanding principal amount not to exceed at any time (x) $1,100,000,000 plus (y) the aggregate outstanding principal amount of First Lien Incremental Term Loans and First Lien Incremental Equivalent Debt permitted to be incurred under the First Lien Credit Agreement as in effect on the Closing Date, and (ii) any Permitted Refinancing in respect of any of the foregoing; and

(bb) Indebtedness under the Gari Note in an aggregate outstanding principal amount not to exceed at any time $17,250,000, to the extent subordinated to the Obligations pursuant to the Gari Subordination Agreement.

For purposes of determining compliance with Section 7.03, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Sections 7.03(a) through 7.03(bb) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Sections 7.03(a) through 7.03(bb) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time. The Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 7.03(a) through 7.03(bb). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) Indebtedness incurred under the Loan Documents, any Incremental Commitments and any Incremental Loans shall only be classified as incurred under Section 7.03(a) and (b) any Permitted Refinancing of any Indebtedness incurred under Section 7.03(a), 7.03(t) or 7.03(u) may only be incurred, and shall only be classified as incurred, under Section 7.03(a), 7.03(t) or 7.03(u), respectively.

For purposes of determining compliance with any Dollar-denominated restriction on the creation, incurrence, assumption or existence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, as the case may be, of the same class, accretion or amortization of original issue discount and increases in the amount of Indebtedness solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04. Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (w) no Event of Default exists or would result therefrom, (x) the Borrower shall be the continuing or surviving Person, (y) such transaction does not result in the Borrower ceasing to be organized under the laws of the United States, any State thereof or the District of Columbia and (z) such transaction does not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents or (ii) one or more other Restricted Subsidiaries; provided that, in the case of this clause (ii), when such transaction involves a Loan Party, such Loan Party shall be the continuing or surviving Person except to the extent otherwise constituting an Investment permitted by Section 7.02 (other than Section 7.02(e));

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that, in the case of any liquidation or dissolution of a Guarantor, such Guarantor shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor (unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents);

(c) the Borrower and any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that, if the transferor in such a transaction is the Borrower or a Guarantor, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d) so long as no Event of Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Collateral Documents, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have, by a supplement to the Security Agreement and other applicable Collateral Documents, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (E) if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent), confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that, if the foregoing conditions are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement; provided, further, that the Borrower agrees to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that is required by regulatory authorities or under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(e) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person (other than Holdings or the Borrower) in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) the Borrower and its Restricted Subsidiaries may consummate the Merger, related transactions contemplated by the Merger Agreement (and documents related thereto) and the Transactions; and

(g) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may effect a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

Section 7.05. Dispositions. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, make any Disposition, except:

(a) (x) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (y) Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of any member of the Restricted Group and (z) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (considered in the aggregate) (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party and if such property constitutes Collateral, it shall continue to constitute Collateral after such Disposition or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(e));

(e) to the extent constituting Dispositions, (i) the creation or assumption of Liens in accordance with Section 7.01 (other than Section 7.01(l)(ii)), (ii) the disposition of assets resulting from the consummation of a merger, dissolution, liquidation or consolidation in accordance with Section 7.04 (other than Section 7.04(g)) and (iii) the making of any Restricted Payment in accordance with Section 7.06 (other than Section 7.06(e));

(f) [Reserved];

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of any member of the Restricted Group;

(i) transfers of property subject to Casualty Events upon the receipt (where practical) of the Net Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) any prepayment required to be made in connection with the receipt of Net Proceeds in respect of such Disposition pursuant to Section 2.13 shall be made in accordance therewith and (iii) with respect to any Disposition or series of related Dispositions pursuant to this Section 7.05(j) for a purchase price in excess of $5,750,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), 7.01(f), 7.01(k), 7.01(p), 7.01(q), 7.01(cc) and 7.01(dd), clauses (i) and (ii) of Section 7.01(r), and Section 7.01(ii)); provided, however, that for the purposes of this clause (iii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Restricted Group’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the members of the Restricted Group shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $11,500,000 in the aggregate (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) Dispositions listed on Schedule 7.05(k);

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that (i) the fair market value of all property so Disposed of after the Closing Date shall not exceed $57,500,000, (ii) the Borrower or its Restricted Subsidiaries, as applicable, shall receive not less than 75% of the consideration thereof in the form of cash or Cash Equivalents and (iii) if such sale-leaseback transaction results in a Capitalized Lease, such Capitalized Lease is permitted by Section 7.03 and any Lien made the subject of such Capitalized Lease is permitted by Section 7.01;

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the unwinding of any Swap Contract; and

(r) the sale of Equity Interests in a Qualified Restricted Subsidiary to a Strategic Investor in connection with the syndication or re-syndication of such Equity Interests in the ordinary course of business;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), 7.05(d), 7.05(e), 7.05(i), 7.05(p) and 7.05(q) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Borrower, upon the certification delivered to the Administrative Agent by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06. Restricted Payments. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) any member of the Restricted Group may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) any member of the Restricted Group may contribute, and may make Restricted Payments to Holdings or any direct or indirect parent thereof to contribute, on or prior to the 18-month anniversary of the Closing Date, to the Indemnity Escrow Account in an amount not to exceed $20,000,000 in the aggregate in accordance with the terms of the Merger Agreement (and subject to the cap provided under the definition of “Closing Cash Amount” in the Merger Agreement), provided that (i) any contribution to the Indemnity Escrow Account shall not be funded with proceeds from Loans and (ii) at the time of each such contribution, a Responsible Officer of the Borrower shall provide a certificate stating that such Responsible Officer has no knowledge that the applicable contribution to the Indemnity Escrow Account is not being funded by cash constituting “Closing Cash” as defined in the Merger Agreement;

(d) Restricted Payments made on the Closing Date to consummate the Transactions;

(e) to the extent constituting Restricted Payments, the members of the Restricted Group may (i) make any Investment expressly permitted by any provision of Section 7.02 (other than Sections 7.02(e) and 7.02(m)), (ii) transfer assets in respect of the elimination of Equity Interests resulting from the consummation of a merger, dissolution, liquidation or consolidation in accordance with Section 7.04 or (iii) make transactions permitted by Section 7.08(e) or 7.08(j);

(f) repurchases of Equity Interests in any member of the Restricted Group deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants;

(g) any member of the Restricted Group may (i) pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any present or former employee, officer, director or consultant thereof or any direct or indirect parent thereof or of the Borrower or any Restricted Subsidiary or (ii) make Restricted Payments in the form of distributions to allow Holdings or any direct or indirect parent thereof to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director or consultant in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Holdings or any direct or indirect parent thereof or of the Borrower or any Restricted Subsidiary; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(g) and all loans and advances made pursuant to Section 7.02(m) made in lieu of any such permitted Restricted Payment shall not exceed $11,500,000 in any fiscal year;

(h) the Borrower may make Restricted Payments to Holdings (the proceeds of which may be utilized by Holdings to make Restricted Payments) in an aggregate amount not to exceed the Cumulative Credit immediately prior to the time of the making of such Restricted Payment, provided that the aggregate amount of such Restricted Payment shall be specified in a written notice of a Responsible Officer of the Borrower delivered to the Administrative Agent on the date of such Restricted Payment and calculating in reasonable detail the amount of Cumulative Credit immediately prior thereto and the amount thereof elected to be so applied; provided that, with respect to any Restricted Payment made pursuant to this Section 7.06(h), no Event of Default has occurred and is continuing or would result therefrom.

(i) the Borrower may make Restricted Payments to Holdings or any direct or indirect parent thereof (without duplication):

(i) to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries and (B) Transaction Expenses and any reasonable and customary indemnification claims made by directors or officers of such parent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate or other organizational existence;

(iii) for any taxable period in which the Borrower and/or any of its Subsidiaries are a member of a consolidated or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were the only members of a consolidated or similar income tax group of which the Borrower is the common parent (it being understood and agreed that if the Borrower or any Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii)); provided, further, that the permitted payment pursuant to this clause (iii) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated or similar taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 (if the recipient thereof is not Holdings, assuming that such recipient were subject to Section 7.02); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) reasonable and customary fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) not prohibited by this Agreement that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries; and

(vii) the proceeds of which shall be used to make payments permitted under Sections 7.08(e), 7.08(h), 7.08(j) and 7.08(o) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(j) payments made or expected to be made by any member of the Restricted Group in respect of withholding or other payroll and other similar Taxes payable by any present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting or settlement of other equity-based awards;

(k) after a Qualified IPO, (i) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses directly attributable to being a publicly traded company which are reasonable and customary and (ii) Restricted Payments of up to 6% per annum of the aggregate net proceeds received by (or contributed to the common equity of) the Borrower and its Restricted Subsidiaries from such Qualified IPO;

(l) Holdings and the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any member of the Restricted Group; provided, however, that any such cash payment shall not be for the purpose of evading the limitations of this Agreement;

(m) other Restricted Payments provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to the making of such Restricted Payment, the Total Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 5.75 to 1.00 as of the last day of the most-recently ended Test Period (it being understood that, as a condition precedent to the making of such Restricted Payment, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance);

(n) the purchase, redemption or other acquisition or retirement for value of Equity Interests of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the fair market value of such Equity Interests; and

(o) the Borrower may make payments with respect to the Gari Note in accordance with the Gari Subordination Agreement.

Section 7.07. Change in Nature of Business; Organization Documents.

(a) The Borrower shall not, nor shall the Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

(b) The Borrower shall not, nor shall the Borrower permit any of its Restricted Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, its Organization Documents to the extent any of the foregoing could reasonably be expected to be adverse in any material respect to the Lenders.

Section 7.08. Transactions with Affiliates. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially no less favorable to the Restricted Group as would be obtainable by the Restricted Group at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions, (d) the issuance of Equity Interests or equity based awards to any officer, director, employee or consultant of any member of the Restricted Group in connection with the Transactions, (e) the payment of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses pursuant to the Sponsor Management Agreement, (f) Restricted Payments permitted under Section 7.06, (g) customary employment, consulting, retention and severance arrangements between the Restricted Group and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business, (h) the payment of customary fees and reasonable out of pocket costs to, and customary indemnities provided on behalf of, directors, officers, employees and consultants of the Restricted Group (or any direct or indirect parent of Holdings) in the ordinary course of business to the extent attributable to the ownership or operation of the Restricted Group, (i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (other than the Sponsor Management Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) customary payments by the Borrower and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower, in good faith, (k) payments by any member of the Restricted Group pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of the Restricted Group, but in an amount not exceeding the amount that the Borrower would be permitted to distribute under Section 7.06(i)(iii), (l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent not otherwise prohibited under this Agreement or resulting in an Event of Default, (m) any payments required to be made pursuant to the Merger Agreement, (n) any transactions with Affiliated Lenders contemplated hereunder and in accordance with the terms of, and in the manner provided by, this Agreement, (o) [Reserved] or (p) transactions between or among the Borrower and Qualified Restricted Subsidiaries to the extent consistent with past practices and made in the ordinary course of business.

Section 7.09. Burdensome Agreements. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Borrower or any Restricted Subsidiary that is a Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and are entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness (other than any Junior Financing) permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (viii) comprise restrictions imposed by any agreement governing secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary entered into in the ordinary course of business, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) arise under applicable law or any applicable rule, regulation or order, (xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder and (xv) consist of Permitted Payment Restrictions in the Organization Documents of Qualified Restricted Subsidiaries.

Section 7.10. [Reserved].

Section 7.11. [Reserved].

Section 7.12. Fiscal Year. The Borrower shall not make any change in its fiscal year or fiscal quarters (it being understood that the Borrower’s fiscal year ends on December 31 of each year, and that each of the first three fiscal quarters of each fiscal year of the Borrower ends on the March 31, June 30 and September 30, respectively); provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year and fiscal quarters to any other fiscal year (and any other fiscal quarters) reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

Section 7.13. Prepayments, Etc. of Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and prepayment events upon a change of control, asset sale or event of loss or customary AHYDO Catch-Up Payments, shall be permitted unless such payments violate any subordination terms of any Junior Financing Documentation) any Third Lien Indebtedness, any Junior Financing, any Permitted Third Priority Refinancing Debt or any Permitted Refinancing of any of the foregoing, or make any payment in violation of the Intercreditor Agreement, any Third Lien Intercreditor Agreement or any subordination terms of any Junior Financing Documentation, except (i) any Permitted Refinancing permitted in respect thereof, (ii) the conversion of any Third Lien Indebtedness, Junior Financing or any Permitted Third Priority Refinancing Debt (or any Permitted Refinancing thereof) to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of their direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, to the extent not prohibited by the subordination provisions contained in the Intercompany Note evidencing such Indebtedness, and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of any Third Lien Indebtedness, Permitted Third Priority Refinancing Debt (or any Permitted Refinancing thereof) and Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Credit immediately prior to the time of the making of such payment, provided that the aggregate amount of such payment shall be specified in a written notice of a Responsible Officer of the Borrower delivered to the Administrative Agent on the date of such payment and calculating in reasonable detail the amount of Cumulative Credit immediately prior thereto and the amount thereof elected to be so applied; provided that no prepayment, redemption, purchase, defeasance or other payment shall be made pursuant to this clause (iv) if an Event of Default has occurred and is continuing or would result therefrom.

(b) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, amend, modify, change, terminate or release in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or the documentation governing any Third Lien Indebtedness, Permitted Third Priority Refinancing Debt (or any Permitted Refinancing of any of the foregoing) (other than as a result of a Permitted Refinancing thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), unless otherwise permitted under the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement, or any other applicable subordination agreement, as applicable.

Section 7.14. Permitted Activities. Holdings shall not engage in any operating or business activities (other than to a de minimis extent) or have any material assets or liabilities; provided that, to the extent not otherwise prohibited under Article 7, the following shall be permitted: (i) its ownership of the Equity Interests of Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the First Lien Loan Documents, any Incremental Equivalent Debt, any First Lien Incremental Equivalent Debt, any Permitted First Priority Refinancing Debt (as defined in the First Lien Credit Agreement), any Permitted Second Priority Refinancing Debt, any Permitted Third Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Permitted Junior Debt and any Indebtedness permitted under Section 7.03(g)(A)(ii) to the extent such Indebtedness, with respect to Holdings, satisfies clauses (B) and (C) of the definition of “Permitted Holdings Debt” and, in each case, any Permitted Refinancing thereof, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (v) the incurrence of Permitted Holdings Debt, payment of dividends and making of contributions to the capital of the Borrower, (vi) participating in tax, accounting and other administrative matters as a member of their respective consolidated group, (vii) holding any cash or property (but not operating any property), (viii) providing indemnification to officers and directors and (ix) any activities incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Borrower other than Liens securing the Obligations and Liens permitted under Section 7.01(cc), 7.01(dd) and 7.01(ii) and Holdings shall not own any Equity Interests other than those of the Borrower.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to Holdings or the Borrower) or 6.13(a) or Article 7; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment after the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount (other than First Lien Indebtedness), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than First Lien Indebtedness), or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (ii) any event or condition occurs that results in the acceleration of First Lien Indebtedness and all other amounts owing or payable in respect thereof; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and its Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect or legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein) (other than the Secured Parties); or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.02, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent (or its agent, designee or bailee in accordance with the terms of the Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(l) ERISA. (i) An ERISA Event that occurs after the Closing Date and that, alone or together with any other ERISA Events that have occurred after the Closing Date, has resulted or could reasonably be expected to result in liability of a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates in an aggregate amount at any particular time that could reasonably be expected to have a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount, that, alone or together with any other such failures to pay, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. The subordination provisions set forth in any Junior Financing Documentation in respect of Junior Financing having an aggregate principal amount no less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable or accrued hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party; and

(iii) exercise, or direct the Collateral Agent to exercise, on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender, and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party.

Section 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or an Event of Default has occurred under Section 8.01(f) or 8.01(g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets (other than intercompany accounts) with a fair market value in excess of 1% of the consolidated total assets of the Restricted Group as of such date and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 1% of the consolidated annual revenues of the Restricted Group for such period (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.05 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of, and accrued and unpaid interest on, the Term Loan, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01. Appointment.

(a) Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article 9, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Other than with respect to Section 9.05, the provisions of this Article 9 are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents and (ii)

negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of its respective Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Laws or regulations a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement, and any other applicable intercreditor or subordination agreement as the collateral agent for the Lenders.

Section 9.02. Agent in Its Individual Capacity. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings, the Borrower or any Subsidiary or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable Laws or regulations including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose nor shall any Agent be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary or any Affiliate thereof that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.08) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such Default is given to such Agent by Holdings, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by a proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent; provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06. Successor Agent.

(a) Each Agent may resign as such at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with, unless an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing, the approval of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor Agent, which shall be a U.S. bank with an office in the United States to which all payments made by the Loan Parties hereunder shall be made. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a U.S. bank with an office in New York, New York or an Affiliate of such bank in the United States to which all payments made by the Loan Parties shall be made. If no successor Agent has been appointed pursuant to the immediately preceding sentence within 30 days after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Required Lenders shall assume and perform all of the duties of the Agent hereunder and under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent.

(b) Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article 9 and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08. Name Agent. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the parties hereto acknowledge that the Lead Arrangers are named as such for recognition purposes only, and in their capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Lead Arrangers in their capacities as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 9.09. Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10. Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11. Lenders’ Representations, Warranties and Acknowledgements.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings, the Borrower and its Subsidiaries in connection with the Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings, the Borrower and its respective Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Acceptance and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents. Subject to Section 10.08, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 11.10 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 9.13. Release of Collateral and Guarantees, Termination of Loan Documents.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent shall (in the case of clauses (i) and (iii) immediately below) automatically release any Lien on and shall take such actions as shall be required to (i) release its security interest in any Collateral subject to any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), and to release any guarantee obligations under any Loan Document of any person subject to such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents, (ii) subject to Section 10.08, release its security interest in any Collateral if the release of the Lien related to such Collateral is approved, authorized or ratified in writing by the Required Lenders, (iii) release its security interest in any Collateral if such Collateral is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 11.10, (iv) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) or 7.01(w) (in the case of Section 7.01(w), to the extent required by the terms of the obligations secured by such Liens) or (v) release any Guarantor from its obligations under the Guaranty as provided in Section 11.10.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent obligations not yet accrued or payable) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(ii) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.05) allowed in such judicial proceeding; and

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to Holdings, Borrower or any other Loan Party, to it at:

Surgery Center Holdings, Inc.

Attention of Teresa Sparks

40 Burton Hills Boulevard, Suite 500

Nashville, TN 37215

Office: 615.234.5916

Fax: 615.694.5140

Email: tsparks@symbion.com

With copy to:

H.I.G. Capital, LLC

Attention of Christopher Laitala

Address: H.I.G. Capital

600 Fifth Avenue

New York, NY 10020

Fax No. (212) 506-0559

Email: claitala@higcapital.com

and

Ropes & Gray LLP

Attention of Stefanie Birkmann

Address: 1211 Avenue of the Americas, New York, NY 10036-8704

Fax No. (646) 728-1851

Email: Stefanie.Birkmann@ropesgray.com

(b) if to the Administrative Agent or the Collateral Agent, to it at:

Jefferies Finance LLC

Attention of Account Officer – Surgery Partners

Address: 520 Madison Avenue, New York, NY 10022

Fax No. (212) 284-3444

Email: jfin.admin@jefferies.com

and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among Holdings, the Borrower, the Administrative Agent or the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to below has not been provided by the Administrative Agent to such Loan Party, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a request for a Credit Extension or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent. In addition, each Loan Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. Nothing in this Section 10.01 shall prejudice the right of any Agent, Lender or Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

Each Loan Party hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of its respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of its respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) financial statements and related documentation provided pursuant to Section 6.01(a) or 6.01(b) and (3) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings (or any parent thereof) or the Borrower or any of its securities for purposes of United States Federal or state securities laws.

THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATED TO ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET (INCLUDING THE PLATFORM), EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of its e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents and the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by the Agents or the Lenders on their behalf or that any Agent or Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time of any Credit Extension, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article 9 and Sections 3.01, 3.04, 3.05 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or Lender.

Section 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, each other Loan Party party hereto on the Closing Date, the Lenders, the Administrative Agent and the Collateral Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 10.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) (i) Subject to the conditions set forth in Section 10.04(b)(ii) below, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or a Related Fund thereof, (ii) an assignment of all or a portion of the Term Loans prior to the completion of primary syndication of the Commitments and (iii) after the occurrence and during the continuance of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g), to any Eligible Assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless they shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 in the case of Term Loan Commitments (or, in each case, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met;

(B) the parties to each assignment shall (i) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (ii) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (x) simultaneous assignments by two or more Related Funds shall require the payment of a single processing and recordation fee of $3,500 and (y) such processing and recordation fee may be waived or reduced in the sole discretion of the Administrative Agent; and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Laws, including Federal and state securities laws) and all applicable tax forms.

Upon acceptance and recording pursuant to Section 10.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.05. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the parties hereto acknowledges and agrees that the Administrative Agent (x) shall not have any responsibility or obligation to determine whether any Lender or any potential assignee Lender is a Disqualified Lender and (y) shall not have any liability with respect to any assignment or participation made to a Disqualified Lender.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the outstanding balances of its Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements referred to in Section 5.05 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower in accordance with Treas. Reg. Section 5f.103-1(c), shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and the stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.04(e).

(f) Each Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 3.01, 3.04 and 3.05 to the same extent as if they were Lenders (but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and only if such participant has complied with the requirements of such provisions as if it were a Lender) and (iv) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the agreement or instrument pursuant to which such Lender has sold a participation may provide that such Lender shall not agree to the following amendments without the consent of such participating bank or Person hereunder: amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of fees, amortization, or interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest, releasing all or substantially all of the Guarantors (other than in connection with the sale of any such Guarantor in a transaction permitted by Section 7.05) or releasing all or substantially all of the Collateral) or changes in voting thresholds). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower in accordance with Treas. Reg. Section 5f.103-1(c), maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) and terms of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and each Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that (except during the initial syndication by the Lead Arrangers when customary confidentiality arrangements shall apply), prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall for all purposes remain the Lender hereunder; provided, further, that nothing herein shall make the SPV a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPV directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not (except as expressly permitted by Section 7.04) assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, and any attempted assignment or transfer by the Borrower without such consent shall be null and void.

(k) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:

(i) each Affiliated Lender shall represent and warrant as of the date of any such purchase and assignment and as of any subsequent date on which such Affiliated Lender sells and assigns any portion of such Term Loans to another assignee, that neither the Sponsor nor any of its Affiliates nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning or assignee Lender (other than because such assigning or assignee Lender does not wish to receive material non-public information with respect to Holdings, the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to, or acquire Term Loans from, such Affiliated Lender or shall have delivered a written statement to the assigning Lender that such representation cannot be made;

(ii) each Affiliated Lender will acknowledge and agree that the Term Loans owned by it shall be non-voting under Sections 1126 and 1129 of the U.S. Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against the Borrower or any other Loan Party or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote its interest as a Lender in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders;

(iii) Affiliated Lenders will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2; and

(iv) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans and Other Term Loans) outstanding at such time under this Agreement.

For the avoidance of doubt, the limitations of the preceding clauses (i), (ii), (iii) and (iv) in the immediately preceding sentence shall not apply to assignments to Specified Debt Funds; provided that the aggregate principal amount of Term Loans held at any one time by Specified Debt Funds may not exceed 49% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans and Other Term Loans) outstanding at such time under this Agreement. As a condition to the effectiveness of each assignment of Term Loans to an Affiliated Lender or a Specified Debt Fund, such Affiliated Lender or Specified Debt Fund, as the case may be, shall execute and deliver to the Administrative Agent an assignment agreement reasonably satisfactory to the Administrative Agent and shall provide written notice to the Administrative Agent confirming compliance with the requirements of this Section 10.04(k) and specifying the aggregate amount of Term Loans held by Affiliated Lenders and Specified Debt Funds after giving effect to such assignment.

Following the acquisition of any Term Loan by an Affiliated Lender, the Sponsor or any of its Related Parties may contribute such Term Loan to Holdings or any of its Subsidiaries for purposes of cancelling such Term Loan, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted by the Loan Documents to be issued by the Borrower or such parent entity at such time. Any Term Loan contributed to Holdings or any of its Subsidiaries shall be automatically and permanently cancelled immediately upon receipt by Holdings or such Subsidiary.

(l) Notwithstanding anything in Section 10.08 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders or Required Class Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or, subject to Section 10.08(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, each Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no such amendment, modification, waiver, consent or other action shall deprive such Affiliated Lender of its share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent and the foregoing shall not apply to any plan of reorganization that would treat an Affiliated Lender in a disproportionately adverse manner as compared to other Lenders, and in furtherance of the foregoing, (x) each Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.04(l); provided that, if an Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this Section 10.04(l) and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by each Affiliated Lender as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.04(l); provided that the provisions of this Section 10.04(l) shall not apply to any Specified Debt Fund.

(m) So long as no Event of Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings or the Borrower on a non-pro rata basis solely through Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures, subject to the following limitations and other provisions:

(i) Holdings and the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither Holdings nor the Borrower nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to Holdings or the Borrower as applicable or shall have delivered a written statement to the assigning Lender that such representation cannot be made;

(ii) Holdings and the Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii) [Reserved].

(iv) any Term Loans purchased by Holdings or the Borrower shall be automatically and permanently cancelled immediately upon acquisition by Holdings or the Borrower;

(v) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Holdings or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and

(vi) the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or 2.13, but the face amount of Term Loans cancelled as provided for in clause (iv) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the applicable Class of Term Loans.

Section 10.05. Expenses; Indemnity.

(a) The Borrower and Holdings agree, jointly and severally, within 30 days of written demand therefor (i) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs which shall be limited to Latham & Watkins LLP (and one local counsel and one specialty counsel in each applicable jurisdiction for each group and, in the event of an actual or potential conflict of interest, one additional counsel of each type for each class of similarly situated parties)) and (ii) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, and the Lenders (and one local counsel and one specialty counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type for each class of similarly situated parties)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent.

(b) Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall, jointly and severally, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender, the Lead Arrangers, and their respective Affiliates and Controlling Persons, and the directors, officers, employees, partners, agents, trustees and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all losses, damages, claims, liabilities and expenses (including Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Lead Arrangers and the Lenders (and, if reasonably necessary, one local counsel and one specialty counsel in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel for each class of similarly situated parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transactions or the other transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of an Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Loan Documents by such Indemnitee or by any Related Indemnified Person (as defined below) of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent, Arranger or similar role and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. In the case of a claim, investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or other Affiliates or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. For the avoidance of doubt, this paragraph shall not apply with respect to Taxes that are the subject of, or excluded from, Section 3.01. “Related Indemnified Person” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate in this sentence pertains to a Controlled Affiliate involved in the negotiation or syndication of this Agreement and the applicable Class of Loans or Commitments. For the avoidance of doubt, payments under this Section 10.05(b) shall be made to the Administrative Agent for the benefit of the relevant Indemnitee.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by them to the Administrative, the Collateral Agent or any Related Party of the foregoing under Section 10.05(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the

Collateral Agent or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or the Collateral Agent in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable Law, (i) no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and each hereby waives, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof (whether before or after the Closing Date); provided that this sentence shall not limit the indemnification obligations of any Loan Party (including in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses).

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 10.05 shall be payable within 10 Business Days after written demand therefor.

Section 10.06. Right of Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to any Loan Party, any such notice being waived by each Loan Party (on its own behalf and on behalf of each of its Subsidiaries), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate or the Collateral Agent to or for the credit or the account of any Loan Party against any and all Obligations (other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) owing to such Lender or Affiliate or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Collateral Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The Collateral Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.07. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 10.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.08(b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto with the consent of the Required Lenders (provided that amendments to the Intercreditor Agreement, the Second Lien Intercreditor Agreement or the Third Lien Intercreditor Agreement shall require the agreement of the Loan Parties (or any of them) only to the extent required pursuant to the terms thereof); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any fee or any interest on any Loan, or waive or excuse any such payment or any part thereof (other than with respect to any default interest), or decrease the amount of any fee or the rate of interest on any Loan (other than with respect to any default interest), without the prior written consent of each Lender directly adversely affected thereby (it being understood that (x) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (y) any change to the definition of “Senior Secured Leverage Ratio” or “Total Leverage Ratio” or in the

component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest), (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (iii) amend or modify the pro rata requirements of Section 2.13(b), Section 2.13(c) or Section 2.14, the provisions of Section 10.04(j) or the provisions of this Section 10.08 or release all or substantially all of the Guarantors (other than in connection with the sale of such Guarantors in a transaction permitted by Section 7.04 or 7.05 or as required pursuant to the Intercreditor Agreement) or all or substantially all of the Collateral (except as required pursuant to the Intercreditor Agreement), without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of the Required Class Lenders with respect to each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as on the Closing Date) or (vii) modify the definition of “Required Class Lenders” without the consent of the Required Class Lenders with respect to each Class of Loans; provided, further, that (w) no Lender consent is required to effect a Refinancing Amendment or an Incremental Amendment or an Extension (except as expressly provided in Section 2.19, 2.20 or 2.21, as applicable) or to effect any amendment expressly contemplated by Section 7.12, (x) in connection with an amendment that addresses solely a repricing transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans bearing (or is modified in a manner such that the resulting term loans bear) a lower effective yield (a “Permitted Repricing Amendment”), only the consent of each Lender holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment and (y) modifications to Section 2.14, 2.15 or any other provision requiring pro rata payments or sharing of payments in connection with (I) any buy back of Term Loans by Holdings or the Borrower pursuant to Section 10.04(m) or pursuant to any similar program that may in the future be permitted hereunder, (II) any Incremental Amendment or (III) any Extension, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(c) The Administrative Agent and the Borrower may amend any Loan Document to cure ambiguities or defects, correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, any Second Lien Intercreditor Agreement, any Third Lien Intercreditor Agreement or any other intercreditor or subordination agreement required under this Agreement (i) that is for the purpose of adding the holders of Permitted Second Priority Refinancing Debt, Permitted Third Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt or Third Lien Indebtedness (or, in each case, a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, Second Lien Intercreditor Agreement, Third Lien Intercreditor Agreement or such other intercreditor or subordination agreement required under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement, Second Lien Intercreditor Agreement, Third Lien Intercreditor Agreement or other intercreditor or subordination agreement required under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 10.08, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(d) Each Affiliated Lender (other than a Specified Debt Fund), solely in its capacity as a Term Lender, hereby agrees, and each assignment agreement relating to an assignment to such Affiliated Lender shall provide a confirmation that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Section 10.04(l), so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender (other than any Specified Debt Fund) agree and acknowledge that the provisions set forth in this Section 10.08(d), and the related provisions set forth in each assignment agreement relating to an assignment to such Affiliated

Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to the Loan Party.

Section 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof. Any other previous agreements and understandings, oral or written, among the parties relating to the subject matter hereof are superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 10.04(f) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable rights, remedies, obligations or liabilities under or by reason of this Agreement or any other Loan Document.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.15(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document in the manner provided for notices (other than facsimile or email) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations or (iii) any actual or prospective investor in an SPV, (g) with the consent of the Borrower, (h) on a confidential basis to (x) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (i) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.16 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary. For the purposes of this Section 10.16, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings; provided that, in the case of Information received from the Borrower or Holdings after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer information number of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.19. Collateral And Guaranty Matters. The Lenders irrevocably agree that the Administrative Agent and Collateral Agent may release or subordinate any Lien or release any Guarantor as contemplated by Section 9.13.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.19. The Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.19.

Section 10.20. [Reserved].

Section 10.21. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 10.22. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower and its Affiliates are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable Law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arrangers or Affiliate thereof were not a Lender or the Lead Arrangers (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Lead Arrangers and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities, the Commitment Letter or otherwise without having to account for the same to any other Lender, the Lead Arrangers, Holdings, the Borrower, any Investor or any Affiliate of the foregoing.

Section 10.23. Intercreditor Agreement.

(a) The Administrative Agent is authorized to enter into the Intercreditor Agreement, and each of the parties hereto acknowledges that it has received a copy of the Intercreditor Agreement and that the Intercreditor Agreement is binding upon it. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and any amendments or supplements expressly contemplated thereby.

(b) The Administrative Agent is authorized to enter into each of the Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Third Lien Intercreditor Agreement, and each of the parties hereto acknowledges that each such agreement shall be binding upon it. Each Lender (a) hereby consents to the intercreditor agreements in respect of the Collateral securing the Obligations on the terms set forth in each of the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement, and any other applicable subordination or intercreditor agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of each of the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement and each other applicable subordination or intercreditor agreement, and (c) hereby authorizes and instructs the Administrative Agent to enter into each of the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement and each other applicable subordination or intercreditor agreement, and, without the further consent, direction or other action of any Lender, to enter into any amendments or supplements thereto, in each case solely if the form of the agreement as so amended or supplemented would constitute the Intercreditor Agreement, the Second Lien Intercreditor Agreement, the Third Lien Intercreditor Agreement or any other applicable subordination or intercreditor agreement, as applicable, if being entered into as an original agreement.

(c) The provisions of this Section 10.23 are for the sole benefit of the Lenders and the Administrative Agent and shall not afford any right to, or constitute a defense available to, any Loan Party.

ARTICLE 11

GUARANTEE

Section 11.01. The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws, whether or not such items are allowed or allowable as a claim in any applicable proceeding) on the Loans made by the Lenders to, and the Notes (if any) issued hereunder and held by each Lender of, the Borrower, and all other Obligations (excluding, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any other Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Guarantor under this Agreement, any Notes issued under this Agreement, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 11.10.

Section 11.03. Certain Waivers, Etc.. The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes issued hereunder, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding. Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided in Section 10.07, the provisions of this Article 11 shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Article 11 which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Article 11, to any other provision of this Agreement or to the Obligations.

Section 11.04. Reinstatement. The obligations of the Guarantors under this Article 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.05. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Person that is not a Loan Party permitted pursuant to Section 7.03(b) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.06. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes issued hereunder, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.07. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.08. Continuing Guarantee. The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.10. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no Guarantor shall be released as provided in this paragraph if such Guarantor continues to be a guarantor in respect of any Third Lien Indebtedness, any Incremental Equivalent Debt, any Permitted Second Priority Refinancing Debt, any Permitted Third Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing, or any Permitted Refinancing of any of the foregoing.

When all Commitments hereunder have terminated and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.05. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12. Additional Guarantor Waivers and Agreements.

(a) Each Guarantor understands and acknowledges that if the Collateral Agent or any other Secured Party forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under the Guaranty. Each Guarantor further understands and acknowledges that in the absence of this Section 11.12, such potential impairment or destruction of such Guarantor’s rights, if any, may entitle such Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Collateral Agent or any other Secured Party may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Administrative Agent, the Collateral Agent or any other Secured Party may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by such Guarantor in this Guaranty include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Each Guarantor waives all rights and defenses that such Guarantor may have because any of the Obligations is secured by real property. This means, among other things: (i) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Collateral Agent or any other Secured Party forecloses on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Administrative Agent, the Collateral Agent and the other Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure §580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

[SIGNATURES PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER:	SURGERY CENTER HOLDINGS, INC.

By:
	Name:	Christopher Laitala
	Title:	President

HOLDINGS:	SP HOLDCO I, INC.

By:
	Name:	Christopher Laitala
	Title:	President

[Signature Page to Second Lien Credit Agreement]

SUBSIDIARY GUARANTORS:	ANESTHESIOLOGY PROFESSIONAL SERVICES, INC.
APS OF BRADENTON, LLC
APS OF MERRITT ISLAND, LLC
BUSINESS IT SOLUTIONS OF TAMPA, INC.
LOGAN LABORATORIES, LLC
MIDWEST UNCUTS, INC.
NOVAMED, INC.
NOVAMED ALLIANCE, INC.
MEDICAL BILLING SOLUTIONS, LLC
NOVAMED MANAGEMENT SERVICES, LLC
NOVAMED ACQUISITION COMPANY, INC.
NOVAMED MANAGEMENT OF KANSAS CITY, INC.
NOVAMED OF BETHLEHEM, INC.
NOVAMED OF DALLAS, INC.
NOVAMED OF LEBANON, INC.
NOVAMED OF SAN ANTONIO, INC.
NOVAMED OF TEXAS, INC.
NOVAMED OF WISCONSIN, INC.
PATIENT EDUCATION CONCEPTS INC.
SAINT THOMAS COMPOUNDING LLC
REHABILITATION MEDICAL GROUP, INC.
SARASOTA ANESTHESIA SERVICES, LLC
SURGERY PARTNERS, LLC
SURGERY PARTNERS ACQUISITION COMPANY, INC.
SURGERY PARTNERS OF CORAL GABLES, LLC
SURGERY PARTNERS OF LAKE MARY, LLC
SURGERY PARTNERS OF LAKE WORTH, LLC
SURGERY PARTNERS OF MERRITT ISLAND, LLC
SURGERY PARTNERS OF MILLENIA, LLC
SURGERY PARTNERS OF NEW TAMPA, LLC
SURGERY PARTNERS OF PARK PLACE, LLC
SURGERY PARTNERS OF SARASOTA, LLC

By:
	Name:	Teresa F. Sparks
	Title:	Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]

SURGERY PARTNERS OF WESTCHASE, LLC
SURGERY PARTNERS OF WEST KENDALL, L.L.C.
TAMPA PAIN RELIEF CENTER, INC.
SURGERY PARTNERS OF SUNCOAST, LLC

By:
Name:	Teresa F. Sparks
Title:	Chief Financial Officer

SYMBION, INC.
SYMBION HOLDINGS CORPORATION
AMBULATORY RESOURCE CENTRES
INVESTMENT COMPANY, LLC
AMBULATORY RESOURCE CENTRES OF WASHINGTON, INC.
AMBULATORY RESOURCE CENTRES OF WILMINGTON, INC.
ARC DEVELOPMENT CORPORATION
ARC FINANCIAL SERVICES CORPORATION
ASC OF NEW ALBANY, LLC
AUSTIN SURGICAL HOLDINGS, LLC
LUBBOCK SURGICENTER, INC.
NEOSPINE SURGERY OF PUYALLUP, LLC
NEOSPINE SURGERY, LLC
PHYSICIANS SURGICAL CARE, INC.
PSC DEVELOPMENT COMPANY, LLC
PSC OPERATING COMPANY, LLC
SARC/ASHEVILLE, INC.
SARC/CIRCLEVILLE, INC.
SARC/FT. MYERS, INC.
SARC/GEORGIA, INC.
SARC/JACKSONVILLE, INC.
SARC/KENT, LLC
SARC/LARGO ENDOSCOPY, INC.
SARC/LARGO, INC.
SARC/PROVIDENCE, LLC

By:
Name:	Teresa F. Sparks
Title:	Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]

SARC/ST. CHARLES, INC.

SARC/VINCENNES, INC.

SMBI GREAT FALLS, LLC

SMBI HAVERTOWN, LLC

SMBI IDAHO, LLC

SMBI JACKSON, LLC

SMBI LHH, LLC

SMBI PORTSMOUTH, LLC

SMBI STLWSC, LLC

SMBIMS BIRMINGHAM, INC.

SMBIMS DURANGO, LLC

SMBIMS FLORIDA I, LLC

SMBIMS GREENVILLE, LLC

SMBIMS KIRKWOOD, LLC

SMBIMS ORANGE CITY, LLC

SMBIMS STEUBENVILLE, INC.

SMBIMS WICHITA, LLC

SMBISS BEVERLY HILLS, LLC

SMBISS CHESTERFIELD, LLC

SMBISS ENCINO, LLC

SMBISS IRVINE, LLC

SMBISS THOUSAND OAKS, LLC

SYMBION AMBULATORY RESOURCE CENTRES, INC.

SYMBION ANESTHESIA SERVICES, LLC

SYMBIONARC MANAGEMENT SERVICES, INC.

TEXARKANA SURGERY CENTER GP, INC.

UNIPHY HEALTHCARE OF JOHNSON CITY VI, LLC

UNIPHY HEALTHCARE OF MAINE I, INC.

VASC, INC.

VILLAGES SURGICENTER, INC.

By:
Name:	Teresa F. Sparks
Title:	Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]

JEFFERIES FINANCE LLC,
as a Lender and as the Administrative Agent and Collateral Agent

By:
Name:	Brian Buoye
Title:	Managing Director

[Signature Page to Second Lien Credit Agreement]

KKR CORPORATION LENDING LLC,
as a Lender

By:
Name:	Jeffrey Rowbottom
Title:	Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

MCS CORPORATE LENDING LLC,
as a Lender

By:
Name:	Jeffrey Rowbottom
Title:	Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Specified Subsidiaries
2.01	Lenders and Commitments
4.02(d)	Local Counsel Opinions
5.05	Certain Liabilities
5.11	Plans or Multiemployer Plans
5.12	Subsidiaries and Other Equity Interests
5.15	Labor Matters
6.13(a)	Certain Post-Closing Documents
6.13(b)	Intellectual Property Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations

Schedule 1.01(a)

Subsidiary Guarantors

Surgery Partners:

Anesthesiology Professional Services, Inc.

APS of Bradenton, LLC

APS of Merritt Island, LLC

Business IT Solutions of Tampa, Inc.

Logan Laboratories, LLC

Midwest Uncuts, Inc.

NovaMed, Inc.

NovaMed Alliance, Inc.

Medical Billing Solutions, LLC

NovaMed Acquisition Company, Inc.

NovaMed Management Services, LLC

NovaMed Management of Kansas City, Inc.

Novamed of Bethlehem, Inc.

NovaMed of Dallas, Inc.

Novamed of Lebanon, Inc.

NovaMed of San Antonio, Inc.

NovaMed of Texas, Inc.

NovaMed of Wisconsin, Inc.

Patient Education Concepts Inc.

Saint Thomas Compounding LLC

Rehabilitation Medical Group, Inc.

Sarasota Anesthesia Services, LLC

Surgery Partners, LLC

Surgery Partners Acquisition Company, Inc.

Surgery Partners of Coral Gables, LLC

Surgery Partners of Lake Mary, LLC

Surgery Partners of Lake Worth, LLC

Surgery Partners of Merritt Island, LLC

Surgery Partners of Millenia, LLC

Surgery Partners of New Tampa, LLC

Surgery Partners of Park Place, LLC

Surgery Partners of Sarasota, LLC

Surgery Partners of Westchase, LLC

Surgery Partners of West Kendall, L.L.C.

Tampa Pain Relief Center, Inc.

Surgery Partners of Suncoast, LLC

Symbion:

Symbion, Inc.

Symbion Holdings Corporation

Ambulatory Resource Centres Investment Company, LLC

Ambulatory Resource Centres of Washington, Inc.

Ambulatory Resource Centres of Wilmington, Inc.

ARC Development Corporation

ARC Financial Services Corporation

ASC of New Albany, LLC

Austin Surgical Holdings, LLC

Lubbock SurgiCenter, Inc.

NeoSpine Surgery of Puyallup, LLC

NeoSpine Surgery, LLC

Physicians Surgical Care, Inc.

PSC Development Company, LLC

PSC Operating Company, LLC

SARC/Asheville, Inc.

SARC/Circleville, Inc.

SARC/Ft. Myers, Inc.

SARC/Georgia, Inc.

SARC/Jacksonville, Inc.

SARC/Kent, LLC

SARC/Largo Endoscopy, Inc.

SARC/Largo, Inc.

SARC/Providence, LLC

SARC/St. Charles, Inc.

SARC/Vincennes, Inc.

SMBI Great Falls, LLC

SMBI Havertown, LLC

SMBI Idaho, LLC

SMBI Jackson, LLC

SMBI LHH, LLC

SMBI Portsmouth, LLC

SMBI STLWSC, LLC

SMBIMS Birmingham, Inc.

SMBIMS Durango, LLC

SMBIMS Florida I, LLC

SMBIMS Greenville, LLC

SMBIMS Kirkwood, LLC

SMBIMS Orange City, LLC

SMBIMS Steubenville, Inc.

SMBIMS Wichita, LLC

SMBISS Beverly Hills, LLC

SMBISS Chesterfield, LLC

SMBISS Encino, LLC

SMBISS Irvine, LLC

SMBISS Thousand Oaks, LLC

Symbion Ambulatory Resource Centres, Inc.

Symbion Anesthesia Services, LLC

SymbionARC Management Services, Inc.

Texarkana Surgery Center GP, Inc.

UniPhy Healthcare of Johnson City VI, LLC

UniPhy Healthcare of Maine I, Inc.

VASC, Inc.

Village SurgiCenter, Inc.

Schedule 1.01(b)

Specified Subsidiaries

Surgery Partners:

NovaMed Surgery Center of North County, LLC

NovaMed Pain Management Center of New Albany, LLC1

Symbion:

None.

[1]	NovaMed Management Services, LLC temporarily purchased a 49% interest owned by physician partners in NovaMed Pain Management Center of New Albany, LLC. This results in NovaMed Management Services, LLC owning 100% of this entity for as short of a period as possible, after which, NovaMed Management Services, LLC will syndicate interests to other MDs.

Schedule 2.01

(Second Lien)

Term Loan Commitment

Lender	Commitment
Jefferies Finance LLC	$367,500,000.00
KKR Corporate Lending LLC	$88,004,000.00
MCS Corporate Lending LLC	$34,496,000.00

Total:	$490,000,000.00

Address for Jefferies Finance LLC:

Jefferies Finance LLC

Attention of Account Officer – Surgery Partners

Address: 520 Madison Avenue, New York, NY 10022

Fax No. (212) 284-3444

Email: jfin.admin@jefferies.com

Address for KKR Corporate Lending LLC and MCS Corporate Lending LLC:

John Knox

9 West 5th Street

New York, NY 10019

Telephone: (212) 659-2022

Fax: (212) 271-9943

Email: John.knox@kkr.com; kcmoperations@kkr.com

Schedule 4.02(d)

Local Counsel Opinions

State	Counsel Information
Florida	Gregg H. Fierman, Esq.
McDermott Will & Emery LLP
333 Avenue of the Americas, 45th FL
Miami, Florida 33131
305-347-6554
gfierman@mwe.com

Illinois	Kenneth D. Crews
GoodSmith Gregg & Unruh LLP
150 S. Wacker Drive, Suite 3150, Chicago,
IL 60606
312-322-1961
kcrews@ggulaw.com

Indiana	Thomas M. Hanahan
Wooden & McLaughlin LLP
One Indiana Square
Suite 1800
Indianapolis, Indiana 46204
317-639-6151
thanahan@woodmclaw.com

Iowa	Thomas D. Johnson
Brown, Winick, Graves, Gross, Baskerville, &
Schoenebaum P.L.C.
666 Grand Avenue
Suite 2000 Ruan Center
Des Moines, IA 50309
515-242-2414
johnson@brownwinick.com

Missouri	Kevin Zeller
HUSCH BLACKWELL LLP
190 Carondelet Plaza, Suite 600
St. Louis, MO 63105
816-983-8278
Kevin.Zeller@huschblackwell.com

Tennessee	Dustin Timblin
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
615-850-8068
dustin.timblin@wallerlaw.com

Texas	William A. Lang (Bill)
McGuire, Craddock & Strother, P.C. 2501 N. Harwood Street, Ste. 1800 Dallas, TX 75201 214-954-6852 blang@mcslaw.com

Schedule 5.05

Certain Liabilities

Surgery Partners:

None.

Symbion:

None.

Schedule 5.11

Plans or Multiemployer Plans

Surgery Partners:

Employee Benefit Plans

Surgery Partners 401(k) plan dated March 1, 2012

Multiemployer Plans

None

Symbion:

Employee Benefit Plans

1. Symbion, Inc. Supplemental Executive Retirement Plan, dated May 1, 2005

2. Symbion Holdings Corporation 2007 Equity Incentive Plan, as amended by the First Amendment dated January 23, 2012, and the award agreements entered into with respect to those stock options set forth on Section 3.06(b) of the Company Disclosure Schedule.

3. Symbion 401(k) Retirement Savings Plan, as amended

4. SymbionARC Management Services, Inc. Cafeteria Plan, dated January 1, 2014

5. Symbion SymbionARC Management Services, Inc. Welfare Benefit Plan (includes health, vision, dental, short-term disability, long-term disability, healthcare flexible spending, dependent care flexible spending), dated August 1, 2011

6. Employment Agreement, effective as of August 23, 2007, between Symbion, Inc. and Richard E. Francis, Jr.

7. Employment Agreement, effective as of August 23, 2007, between Symbion, Inc. and Clifford G. Adlerz.

8. Employment Agreement, dated January 1, 2011, between SymbionARC Management Services, Inc. and Brett Gosney

9. Employment Agreement, dated April 27, 2009, between Mountain View Hospital, LLC and James G. Adamson, as amended on February 15, 2010 and April 9, 2010

10. Symbion Inc. Corporate Key Management Incentive Plan

11. Symbion, Inc. Executive Change in Control Severance Plan and Summary Plan Description by and between Symbion, Inc. and the Eligible Employees set forth on Exhibit A attached thereto, as amended and restated November 1, 2013

12. Symbion Corporate Employee Handbook, dated January 1, 2014

13. Corporate Vacation Policy, dated February 1, 2014

14. In-Market Recruitment Incentive Plan

15. Group AVP/Director of Product Line Development Incentive Plan

Schedule 5.12

Subsidiaries and Other Equity Interests

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest		% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SP Holdco I, Inc.	Surgery Center Holdings, Inc.	Corp.	100	100%		100%	2
Surgery Center Holdings, Inc.	Anesthesia Management Services, LLC	LLC	100	100%		100%	1
Surgery Center Holdings, Inc.	Anesthesiology Professional Services, Inc.	Corp.	5,000	100%		100%	5
Surgery Center Holdings, Inc.	APS of Bradenton, LLC	LLC	100	100%		100%	1
Surgery Center Holdings, Inc.	APS of Merritt Island, LLC	LLC	100	100%		100%	1
Surgery Center Holdings, Inc.	APS of Suncoast, LLC	LLC	Uncertificated	100%		100%	N/A
Surgery Center Holdings, Inc.	Armenia Ambulatory Surgery Center, LLC	LLC	Uncertificated	97%		97%	1
NovaMed Management of Kansas City, Inc.	Blue Ridge NovaMed, Inc.	Corp.	293.645 256.355	53.4 46.6	% %	100%	18 17
Surgery Center Holdings, Inc.	Business IT Solutions of Tampa, Inc.	Corp.	1,000,000	100%		100%	2
Surgery Center Holdings, Inc.	Logan Laboratories, LLC	LLC	Uncertificated	100%		100%	N/A
NovaMed, Inc.	MDN Acquisition Company, Inc.	Corp.	100	100%		100%	2
Surgery Center Holdings, Inc.	Medical Billing Solutions, LLC	LLC	100	100%		100%	1

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
NovaMed, Inc.	Midwest Uncuts, Inc.	Corp.	28,550	100%	100%	6
Surgery Center Holdings, Inc.	NovaMed, Inc.	Corp.	100	100%	100%	2
NovaMed, Inc.	NovaMed Acquisition Company, Inc.	Corp.	100	100%	100%	2
NovaMed Management Services, LLC	NovaMed Alliance, Inc.	Corp.	100	100%	100%	2
NovaMed Management of Kansas City, Inc.	NovaMed Eye Surgery and Laser Center of St. Joseph, Inc.	Corp.	30,000	100%	100%	3
NovaMed Management Services, LLC	NovaMed Eye Surgery Center of North County, LLC	LLC	Uncertificated	100%	100%	N/A
NovaMed, Inc.	NovaMed Management of Kansas City, Inc.	Corp.	26,257	100%	100%	33
NovaMed, Inc.	NovaMed Management Services, LLC	LLC	Uncertificated	100%	100%	N/A
NovaMed, Inc.	NovaMed of Bethlehem, Inc.	Corp.	100	100%	100%	2
NovaMed, Inc.	NovaMed of Dallas, Inc.	Corp.	1,000	100%	100%	2
NovaMed, Inc.	NovaMed of Laredo, Inc.	Corp.	100	100%	100%	2
NovaMed, Inc.	NovaMed of Lebanon, Inc.	Corp.	100	100%	100%	2
NovaMed, Inc.	NovaMed of Louisville, Inc.	Corp.	100	100%	100%	9
NovaMed, Inc.	NovaMed of San Antonio, Inc.	Corp.	1,000	100%	100%	2

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
NovaMed, Inc.	NovaMed of Texas, Inc.	Corp.	1,000	100%	100%	2
NovaMed, Inc.	NovaMed of Wisconsin, Inc.	Corp.	1,000	100%	100%	2
Surgery Center Holdings, Inc.	NPR Anesthesia Services, LLC	LLC	Uncertificated	100%	100%	N/A
NovaMed, Inc.	Patient Education Concepts Inc.	Co.	1,000	100%	100%	2
Anesthesiology Professional Services, Inc.	Sarasota Anesthesia Services, LLC	LLC	Uncertificated	100%	100%	N/A
Surgery Center Holdings, Inc.	Surgery Partners, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners Acquisition Company, Inc.	Corp.	1,000	100%	100%	2
Surgery Center Holdings, Inc.	Surgery Partners of Coral Gables, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of Lake Mary, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of Lake Worth, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of Merritt Island, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of Millenia, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of New Tampa, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of Orlando, LLC	LLC	Uncertificated	100%	100%	N/A
Surgery Center Holdings, Inc.	Surgery Partners of Park Place, LLC	LLC	100	100%	100%	1

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Surgery Center Holdings, Inc.	Surgery Partners of Sarasota, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of Suncoast, LLC	LLC	Uncertificated	100%	100%	N/A
Surgery Center Holdings, Inc.	Surgery Partners of Westchase, LLC	LLC	100	100%	100%	1
Surgery Center Holdings, Inc.	Surgery Partners of West Kendall, L.L.C.	L.L.C.	100	100%	100%	1
Surgery Center Holdings, Inc.	Tampa Pain Relief Center, Inc.	Corp.	500	100%	100%	5
NovaMed Management of Kansas City, Inc.	Blue Ridge Surgical Center, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Management Services, LLC	NMGK, Inc.	Corp.	11,159	100%	100%	6
NovaMed Management Services, LLC	NMI, Inc.	Corp.	500	100%	100%	3
NovaMed Management of Kansas City, Inc.	NMLO, Inc.	Corp.	100	100%	100%	4
NovaMed Management Services, LLC	NovaMed Surgery Center of River Forest, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	Laser and Outpatient Surgery, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Management Services, LLC	NovaMed Eye Surgery Center of Cincinnati, LLC	LLC	Uncertificated	100%	100%	N/A

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
NovaMed Management of Kansas City, Inc.	NovaMed Eye Surgery Center (Plaza), L.L.C.	L.L.C.	Uncertificated	100%	100%	N/A
NovaMed Management Services, LLC	NovaMed Eye Surgery Center of Maryville, LLC	LLC	Uncertificated	41%	41%	N/A
NovaMed, Inc.	NovaMed Eyecare Research, Inc.	Corp.	1,000	100%	100%	2
NovaMed Management of Kansas City, Inc.	NovaMed Eye Surgery Center of Overland Park, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Management Services, LLC	NovaMed Pain Management Center of New Albany, LLC	LLC	Uncertificated	100%	51%	N/A
NovaMed Management Services, LLC	NovaMed Eye Surgery Center of New Albany, L.L.C.	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Baton Rouge, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Laredo, LP	LP	Uncertificated	99%	99%	N/A
NovaMed Management Services, LLC	NovaMed Surgery Center of Chattanooga, LLC	LLC	Uncertificated	61%	61%	N/A
NovaMed Management Services, LLC	NovaMed Surgery Center of Chicago-Northshore, LLC	LLC	Uncertificated	66.5%	66.5%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Cleveland, LLC	LLC	Uncertificated	64.002%	64.002%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Colorado Springs, LLC	LLC	Uncertificated	60%	60%	N/A

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Dallas, LP	LP	Uncertificated	62.6581%	63.6371	N/A
NovaMed of Dallas, Inc.				.9790%
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Jonesboro, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Madison, L.P.	L.P.	Uncertificated	50.5%	51%	N/A
NovaMed of Wisconsin, Inc.				0.5%
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Orlando, LLC	LLC	Uncertificated	61%	61%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Nashua, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Oak Lawn, LLC	LLC	Uncertificated	56%	56%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Palm Beach, LLC	LLC	Uncertificated	60%	60%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of San Antonio, L.P.	L.P.	Uncertificated	54%	55%	N/A
NovaMed of San Antonio, Inc.				1%
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Sandusky, LLC	LLC	Uncertificated	60%	60%	N/A

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of St. Peters, LLC	LLC	Uncertificated	53%	53%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Tyler, L.P.	L.P.	Uncertificated	59%	60%	N/A
NovaMed of Texas, Inc.				1%
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Warrensburg, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Whittier, LLC	LLC	Uncertificated	55.8%	55.8%	N/A
NovaMed Acquisition Company, Inc.	Surgery Center of Fremont, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	Surgery Center of Kalamazoo, LLC	LLC	Uncertificated	61.925%	61.925%	N/A
NovaMed Acquisition Company, Inc.	Surgery Center of Lebanon, LP	LP	Uncertificated	64.1875%	65.1875%	N/A
NovaMed of Lebanon, Inc.				1%
NovaMed Acquisition Company, Inc.	The Center for Specialized Surgery, LP	LP	Uncertificated	62.2068%	63.2068%	N/A
NovaMed of Bethlehem, Inc.				1%
Surgery Partners of Lake Mary, LLC	Lake Mary Surgery Center, L.L.C.	LLC	Uncertificated	59.42%	59.42%	N/A
Surgery Partners of Millenia, LLC	Millenia Surgery Center, L.L.C.	LLC	Uncertificated	71.32%	71.32%	N/A

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Surgery Partners of Park Place, LLC	Park Place Surgery Center, L.L.C.	LLC	Uncertificated	92.11%	92.11%	N/A
Surgery Partners of Merritt Island, LLC	Space Coast Surgery Center LLLP	LLLP	Uncertificated	55%	55%	N/A
Surgery Partners of Coral Gables, LLC	PSHS Beta Partners, Ltd., d/b/a The Gables Surgical Center	Ltd.	Uncertificated	87.76%	87.76%	N/A
Surgery Partners of Westchase, LLC	Westchase Surgery Center, Ltd.	Ltd.	Uncertificated	58.3%	58.3%	N/A
Surgery Partners of West Kendall, LLC	ASC Gamma Partners, Ltd., d/b/a Miami Surgical Center	Ltd.	Uncertificated	53.72%	53.72%	N/A
APS of Bradenton LLC	Bradenton Anesthesia Services, LLC	LLC	Uncertificated	50%	50%	N/A
APS of Merritt Island, LLC	Space Coast Anesthesia Services, LLC	LLC	Uncertificated	50%	50%	N/A
Surgery Partners Acquisition Company, Inc.	Orange City Surgery Center, LLC	LLC	Uncertificated	51%	51%	N/A
Anesthesiology Professional Services, Inc.	Orange City Anesthesia Services, LLC	LLC	Uncertificated	51%	51%	N/A
Anesthesiology Professional Services, Inc.	Baton Rouge Anesthesia Services, LLC	LLC	Uncertificated	51%	51%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Denver, LLC	LLC	Uncertificated	51%	51%	N/A

Surgery Partners
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
NovaMed Acquisition Company, Inc.	The Cataract Specialty Surgical Center, LLC	LLC	Uncertificated	51%	51%	N/A
Surgery Partners of Lake Worth, LLC	PSHS Alpha Partners, Ltd., d/b/a Lake Worth Surgery Center	Ltd.	Uncertificated	87%	87%	N/A
Surgery Partners of New Tampa, LLC	New Tampa Surgery Center Ltd.	Ltd.	Uncertificated	56.03%	56.03%	N/A
Surgery Partners of Sarasota, LLC	Sarasota Ambulatory Surgery Center, Ltd.	Ltd.	Uncertificated	48.125%	48.125%	N/A
Surgery Partners of Suncoast, LLC	Suncoast Specialty Surgery Center, LLLP	LLLP	Uncertificated	25%	25%	N/A
NovaMed Acquisition Company, Inc.	NovaMed Surgery Center of Bedford, LLC	LLC	Uncertificated	67.33%	67.33%	N/A
Surgery Center Holdings, Inc.	Saint Thomas Compounding, LLC	LLC	Uncertificated	100%	100%	N/A
NovaMed Alliance, Inc.	Nexus Vision Group, LLC	LLC	Uncertificated	12.5%	12.5%	N/A

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SymbionARC Management Services, Inc.	SMBI Great Falls, LLC	LLC	100 Units	100%	100%	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SMBI Great Falls, LLC	Montana Health Partners, LLC	LLC	50 Class B Units	50%	50%	Uncertificated
SymbionARC Management Services, Inc.	SMBI STLWSC, LLC	LLC	Not designated	100%	100%	Uncertificated
UniPhy Healthcare of Maine I, Inc.	SMBI LHH, LLC	LLC	Not designated	100%	100%	Uncertificated
SMBI Great Falls, LLC	Great Falls Clinic Surgery Center, L.L.C.	LLC	560 Class B Units	56%	93%	Uncertificated
UniPhy Healthcare of Johnson City VI, LLC			37 Class A Units	37%
SMBI LHH, LLC	Lubbock Heart Hospital, LLC	LLC	520 units	58.28%	58.28%	Uncertificated
SMBI STLWSC, LLC	St. Louis Women’s Surgery Center, LLC	LLC	585,070 Class B Units	58.507%	58.507%	Uncertificated
Ambulatory Resource Centres Investment Company, LLC	ARC of Bellingham, L.P.	LP	Not designated	77.47%	77.47%	Uncertificated
Ambulatory Resource Centres of Washington, Inc.				2.00%
ARC of Bellingham, L.P.	Northwest Ambulatory Surgery Services, LLC	LLC	Not designated	79.47%	None	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Ambulatory Resource Centres Investment Company, LLC	Ocala Surgery Center Realty, LLC	LLC	N/A	51%	None	Uncertificated
Ambulatory Resource Centres Investment Company, LLC	The Surgery Center of Ocala, LLC	LLC	N/A	41%	41%	Uncertificated
SARC/Provide nce, LLC	Ocean State Endoscopy Holdings, LLC	LLC	45 Class B Units	45%	45%	Uncertificated
SymbionARC Management Services, Inc.	Symbion Anesthesia Services, LLC	LLC	N/A	100%	100%	Uncertificated
SMBI Havertown, LLC	Havertown Management Company, LLC	LLC	48 Units	48%	48%	Uncertificated
SMBI Jackson, LLC	The Jackson Ophthalmology ASC, LLC	LLC	N/A	20%	20%	Uncertificated
Specialty Surgical Center of Irvine, LLC	Irvine Multi- Specialty Surgical Care, L.P.[2]	LP	N/A	56.45%	None	Uncertificated
Austin Surgical Holdings, LLC	Arise Healthcare System, LLC	LLC	N/A	25%	25%	Uncertificated
Symbion Holdings Corporation	Symbion, Inc.	Corp.	1,000	100%	100%	1
Surgery Center Holdings, Inc.	Symbion Holdings Corporation	Corp.	1,000	100%	100%	40
SymbionARC Management Services, Inc.	Ambulatory Resource Centres Investment Company, LLC	LLC	100	100%	100%	Uncertificated

[2]	To be dissolved within 180 days of closing.

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
ARC Financial Services Corporation	Ambulatory Resource Centres of Florida, Inc.	Corp.	100	100%	100%	2
ARC Financial Services Corporation	Ambulatory Resource Centres of Massachusetts, Inc.	Corp.	100	100%	100%	01
ARC Financial Services Corporation	Ambulatory Resource Centres of Texas, Inc.	Corp.	1,000	100%	100%	2
ARC Financial Services Corporation	Ambulatory Resource Centres of Washington, Inc.	Corp.	100	100%	100%	1
ARC Financial Services Corporation	Ambulatory Resource Centres of Wilmington, Inc.	Corp.	100	100%	100%	001
ARC Financial Services Corporation	ARC Development Corporation	Corp.	1,000	100%	100%	3
Symbion Ambulatory Resource Centres, Inc.	ARC Financial Services Corporation	Corp.	1,000	100%	100%	2
ARC Financial Services Corporation	ASC of Hammond, Inc.	Corp.	1,000	100%	100%	2
SARC/Vincennes, Inc.	ASC of New Albany, LLC	LLC	100	100%	100%	Uncertificated
PSC Development Company, LLC	Austin Surgical Holdings, LLC	LLC	1,000	100%	100%	Uncertificated
PSC Operating Company, LLC	Houston PSC - I, Inc.	Corp.	1,000	100%	100%	3
PSC Development Company, LLC	Lubbock SurgiCenter, Inc.	Corp.	1,000	100%	100%	002

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Symbion Ambulatory Resource Centres, Inc.	MediSphere Health Partners Management of Tennessee, Inc.	Corp.	1,000	100%	100%	2
Symbion Ambulatory Resource Centres, Inc.	MediSphere Health Partners - Oklahoma City, Inc.	Corp.	1,000	100%	100%	2
SymbionARC Management Services, Inc.	NeoSpine Surgery, LLC	LLC	1,000	100%	100%	Uncertificated
NeoSpine Surgery, LLC	SMBI Jackson, LLC	LLC	Not designated	100%	100%	Uncertificated
NeoSpine Surgery, LLC	NeoSpine Surgery of Puyallup, LLC	LLC	Not designated	100%	100%	Uncertificated
Symbion Ambulatory Resource Centres, Inc.	NSC Edmond, Inc. [3]	Corp.	1,000	100%	100%	3
Symbion, Inc.	Physicians Surgical Care, Inc.	Corp.	1,000	100%	100%	127
Symbion Ambulatory Resource Centres, Inc.	Premier Ambulatory Surgery of Duncanville, Inc.	Corp.	100	100%	100%	4
Physicians Surgical Care, Inc.	PSC Development Company, LLC	LLC	50,000	100%	100%	Uncertificated
Physicians Surgical Care, Inc.	PSC Operating Company, LLC	LLC	1,000,000	100%	100%	Uncertificated
PSC Development Company, LLC	PSC of New York, L.L.C.	LLC	15,000	100%	100%	Uncertificated

[3]	To be dissolved within 180 days of closing.

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
ARC Financial Services Corporation	Quahog Holding Company, LLC	LLC	Not designated	100%	100%	Uncertificated
ARC Financial Services Corporation	SARC/Asheville, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Circleville, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/DeLand, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Ft. Myers, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/FW, Inc. [4]	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Georgia, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Jacksonville, Inc.	Corp.	100	100%	100%	2
SymbionARC Management Services, Inc.	SARC/Kent, LLC	LLC	Not designated	100%	100%	Uncertificated
ARC Financial Services Corporation	SARC/Knoxville, Inc. [5]	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Largo, Inc.	Corp.	1,000	100%	100%	1

[4]	To be dissolved within 180 days of closing.
[5]	To be dissolved within 180 days of closing.

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
ARC Financial Services Corporation	SARC/Largo Endoscopy, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Metairie, Inc. [6]	Corp.	1,000	100%	100%	1
SymbionARC Management Services, Inc.	SARC/Providence, LLC	LLC	Not designated	100%	100%	Uncertificated
ARC Financial Services Corporation	SARC/San Antonio, LLC	LLC	1,000	100%	100%	Uncertificated
ARC Financial Services Corporation	SARC/Savannah, Inc. [7]	Corp.	1,000	100%	100%	2
ARC Financial Services Corporation	SARC/St. Charles, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Vincennes, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SARC/Worcester, Inc.	Corp.	1,000	100%	100%	1
SymbionARC Management Services, Inc.	SMBI Gresham, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBI Havertown, LLC	LLC	Not designated	100%	100%	Uncertificated
UniPhy Healthcare of Maine I, Inc.	SMBI Idaho, LLC	LLC	100	100%	100%	Uncertificated

[6]	To be dissolved within 180 days of closing.
[7]	To be dissolved within 180 days of closing.

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SymbionARC Management Services, Inc.	SMBI Portsmouth, LLC	LLC	Not designated	100%	100%	Uncertificated
ARC Financial Services Corporation	SMBIMS Birmingham, Inc.	Corp.	1,000	100%	100%	1
SymbionARC Management Services, Inc.	SMBIMS Durango, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBIMS Florida I, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBIMS Greenville, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBIMS Kirkwood, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBIMS Novi, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBIMS Orange City, LLC	LLC	Not designated	100%	100%	Uncertificated
ARC Financial Services Corporation	SMBIMS Steubenville, Inc.	Corp.	1,000	100%	100%	1
ARC Financial Services Corporation	SMBIMS Tuscaloosa, Inc.	Corp.	1,000	100%	100%	2
SymbionARC Management Services, Inc.	SMBIMS Wichita, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBISS Beverly Hills, LLC	LLC	Not designated	100%	100%	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SymbionARC Management Services, Inc.	SMBISS Chesterfield, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBISS Encino, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBISS Irvine, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SMBISS Thousand Oaks, LLC	LLC	Not designated	100%	100%	Uncertificated
SymbionARC Management Services, Inc.	SSC Provider Network, LLC	LLC	100	100%	100%	Uncertificated
Symbion, Inc.	Symbion Ambulatory Resource Centres, Inc.	Corp.	1,000	100%	100%	169
ARC Financial Services Corporation	SymbionARC Management Services, Inc.	Corp.	100	100%	100%	3
SymbionARC Management Services, Inc.	SymbionARC Support Services, LLC	LLC	Not designated	100%	100%	Uncertificated
PSC Operating Company, LLC	Texarkana Surgery Center GP, Inc.	Corp.	1,000	100%	100%	2
Symbion, Inc.	UniPhy Healthcare of Johnson City VI, LLC	LLC	1,000	100%	100%	Uncertificated
Symbion, Inc.	UniPhy Healthcare of Maine I, Inc.	Corp.	1,000	100%	100%	4
Symbion, Inc.	UniPhy Healthcare of Memphis II, Inc.	Corp.	1,000	100%	100%	4
Symbion Ambulatory Resource Centres, Inc.	UniPhy Healthcare of Memphis III, LLC	LLC	Not designated	100%	100%	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Symbion Ambulatory Resource Centres, Inc.	UniPhy Healthcare of Memphis IV, LLC	LLC	Not designated	100%	100%	Uncertificated
SARC/St. Charles, Inc.	VASC, Inc.	Corp.	1,000	100%	100%	100
PSC Development Company, LLC	Village SurgiCenter, Inc.	Corp.	1,000	100%	100%	2
SMBIMS Durango, LLC	Animas Surgical Hospital, LLC	LLC	154.8 Class B Units	68.5%	68.5%	Uncertificated
ARC Development Corporation	ARC of Georgia, LLC	LLC	59 Units	59%	None	Uncertificated
SARC/Georgia, Inc.			2 Units	2%
SymbionARC Management Services, Inc.	ARC Kentucky, LLC	LLC	2 Units	2%	69.82%	Uncertificated
Symbion Ambulatory Resource Centres, Inc.			59 Units	67.82%

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Ambulatory Resource Centres of Massachusetts, Inc.	ARC Worcester Center, L.P.	LP	2 GP Units	1.67% (GP)	None	Uncertificated
Ambulatory Resource Centres Investment Company, LLC			55.5 LP Units	46.44% (LP)
SARC/Provide nce, LLC	Bayside Endoscopy Center, LLC	LLC	750 Units	75%	75%	Uncertificated
SMBIMS Birmingham, Inc.	Birmingham Surgery Center, LLC	LLC	59.67 Units	59.67%	59.67%	Uncertificated
SMBIMS Florida I, LLC	Cape Coral Ambulatory Surgery Center, LLC	LLC	65 Units	79.54%	None	Uncertificated
Cape Coral Ambulatory Surgery Center, LLC	Cape Coral Anesthesia Services, LLC	LLC	Not designated	100%	None	Uncertificated
SMBISS Chesterfield, LLC	Chesterfield Spine Center, LLC	LLC	55.5 Class B Units	55.50%	55.50%	Uncertificated
SMBIMS Wichita, LLC	Cypress Surgery Center, LLC	LLC	395.1784 Units	52.27%	52.27%	Uncertificated
SARC/Jackson ville, Inc.	Jacksonville Beach Surgery Center, L.P.	LP	2 GP Units	2.04%	79.59%	Uncertificated
Ambulatory Resource Centres Investment Company, LLC			76 LP Units	77.55%

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SARC/Largo Endoscopy, Inc.	Largo Endoscopy Center, L.P.	LP	2 GP Units	2.22% (GP)	None	Uncertificated
Ambulatory Resource Centres Investment Company, LLC			49 LP Units	54.45% (LP)
SARC/Largo, Inc.	Largo Surgery, LLC	LLC	51 Class A Units	51%	51%	Uncertificated
NeoSpine Surgery of Puyallup, LLC	NeoSpine Puyallup Spine Center, LLC	LLC	Not designated	50%	50%	Uncertificated
NeoSpine Surgery, LLC	NeoSpine Surgery of Bristol, LLC	LLC	Not designated	56.18%	None	Uncertificated
ASC of New Albany, LLC	New Albany Outpatient Surgery, L.P.	LP	60 GP Units	74.07% (GP)	None	Uncertificated
			8 LP Units	9.88% (LP)
SARC/Asheville, Inc.	Orthopaedic Surgery Center of Asheville, L.P.	LP	2 GP Units	2% (GP)	None	Uncertificated
Ambulatory Resource Centres Investment Company, LLC			52 LP Units	52% (LP)
PSC Operating Company, LLC	Physicians Medical Center, L.L.C.	LLC	136.20 Class A Units	54.04%	None	Uncertificated
SARC/Circleville, Inc.	Pickaway Surgical Center, Ltd.	Ltd.	47 Units	47%	53%	Uncertificated
Ambulatory Resource Centres Investment Company, LLC			6 Units	6%

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SMBI Portsmouth, LLC	Portsmouth, LLC	LLC	75 Units	75% Class B	75% Class B	Uncertificated
Valley Ambulatory Surgery Center, L.P.	Recovery Care, L.P.	LP	Not designated	99.9% (LP)	99.9% (LP)	Uncertificated
SMBISS Encino, LLC	Specialty Surgical Center of Encino, LLC	LLC	705.5 Units	53.55% (Class B)	53.55% (Class B)	Uncertificated
Specialty Surgical Center of Encino, LLC	Specialty Surgical Center of Encino, L.P.	LP	Not designated	99%	100%	Uncertificated
SMBISS Encino, LLC				1%
Specialty Surgical Center of Irvine, LLC	Specialty Surgical Center of Irvine, L.P.	LP	Not designated	99%	100%	Uncertificated
SMBISS Irvine, LLC				1%
SMBISS Irvine, LLC	Specialty Surgical Center of Irvine, LLC	LLC	288.417 Units	56.89%	56.89%	Uncertificated
SMBIMS Kirkwood, LLC	Surgery Center Partners, LLC	LLC	592.5 Class B Units	62.2%	62.2%	Uncertificated
Texarkana Surgery Center GP, Inc.	Texarkana Surgery Center, L.P.	LP	116.7432 Units (74.6716 GP units, 18.0716 B units & 24 C units)	57.71%	None	Uncertificated
SARC/Georgia, Inc.	The Surgery Center, L.L.C.	LLC	64.92 Class B Units	63.21%	63.21%	Uncertificated
Valley Ambulatory Surgery Center, L.P.	Valley Medical Inn, L.P.	LP	Not designated	99.9%	None	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Recovery Care, L.P.				0.1%
SMBIMS Steubenville, Inc.	Valley Surgical Center, Ltd.	Ltd.	18.27 Class B Units	34%	34%	Uncertificated
PSC Operating Company, LLC	Village SurgiCenter, Limited Partnership	LP	69.77 Units	70.66%	None	Uncertificated
Village SurgiCenter, Inc.			1 Unit	1.01%
Ambulatory Resource Centres of Wilmington, Inc.	Wilmington Surgery Center, L.P.	LP	2 Units	2% (GP)	None	Uncertificated
Ambulatory Resource Centres Investment Company, LLC			70 Units	69.5% (LP)
NeoSpine Surgery, LLC	Boulder Spine Center, LLC	LLC	Not designated	40.23%	40.23%	Uncertificated
NeoSpine Surgery of Bristol, LLC	Bristol Spine Center, LLC	LLC	Not designated	66.61%	None	Uncertificated
PSC Operating Company, LLC	CMMP Surgical Center, LLC	LLC	39.9985 Class A, 1.3999 Class B units	41.54%	41.54%	Uncertificated
Orange City Surgical, LLC	DSC Anesthesia, LLC	LLC	Not designated	100%	100%	Uncertificated
NeoSpine Surgery, LLC	Honolulu Spine Center, LLC	LLC	Not designated	41.75%	41.75%	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
SARC/Kent, LLC	Kent, LLC	LLC	450 Units	45%	45%	Uncertificated
SMBI Idaho, LLC	Mountain View Hospital, LLC	LLC	12,049 Class B Units	61.66%	61.66%	Uncertificated
PSC Development Company, LLC	Northstar Surgical Center, L.P.	LP	174.90 Units	44.38%	None	Uncertificated
Lubbock Surgicenter, Inc.				1.01%
SMBIMS Orange City, LLC	Orange City Surgical, LLC	LLC	68 Class B Units	34%	34%	Uncertificated
SARC/Ft. Myers, Inc.	Physicians Surgery Center, LLC	LLC	41 Class A Units	43.02%	None	Uncertificated
Physicians Medical Center, L.L.C.	PMCROS, L.L.C. (LA)	LLC	110 Units	55%	None	Uncertificated
SMBISS Beverly Hills, LLC	Specialty Surgical Center, LLC	LLC	459.18 Class B Units	25.98%	25.98%	Uncertificated
Specialty Surgical Center, LLC	Specialty Surgical Center of Beverly Hills, L.P.	LP	Not designated	99.24%	100%	Uncertificated
SMBISS Beverly Hills, LLC				.77%
Specialty Surgical Center of Thousand Oaks, LLC	Specialty Surgical Center of Thousand Oaks, L.P.	LP	Not designated	99%	100%	Uncertificated
SMBISS Thousand Oaks, LLC				1%
SMBI Havertown, LLC	Surgery Center of Pennsylvania, LLC	LLC	Not designated	99.12%	100%	Uncertificated

Symbion
Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
UniPhy Healthcare of Johnson City VI, LLC				0.88%
Austin Surgical Holdings, LLC	Surgical Hospital of Austin, L.P.	LP	23 GP Units and 1102.667 LP units = 1,125,667	85.82%	85.82%	Uncertificated
VASC, Inc.	Valley Ambulatory Surgery Center, L.P.	LP	Not Designated	40%	None	Uncertificated
Symbion Ambulatory Resource Centres, Inc.	Ambulatory Surgery Center of Cool Springs, LLC	LLC	Not designated	35.71%	35.71%	Uncertificated

Schedule 5.15

Labor Matters

Surgery Partners:

None

Symbion:

None

Schedule 6.13(a)

Certain Post-Closing Documents

None.

Schedule 6.13(b)

Intellectual Property Post-Closing Matters

None.

Schedule 7.01(b)

Existing Liens

Surgery Partners

Debtor	Secured Party	Collateral
Surgery Center Holdings, Inc.	Dex Imaging Inc.	Specific equipment

Surgery Center Holdings, Inc.	Receivables Advance	Specific equipment

Armenia Ambulatory Surgery Center, LLC	Olympus America Inc.	Specific equipment

Surgery Partners of Lake Mary, LLC	US Bancorp	Specific equipment

Surgery Partners of New Tampa, LLC	Alcon Laboratories, Inc.	Specific equipment

Tampa Pain Relief Center, Inc.	Leasing Associates of	Viva-E Chemistry Analyzer

Barrington, Inc.

Tampa Pain Relief Center, Inc.	Leasing Associates of	Viva Twin Chemistry

	Barrington, Inc.	Analyzer

NovaMed, Inc.	Alcon Laboratories, Inc.	Infiniti System

NovaMed Management Services, LLC	Alcon Laboratories, Inc.	Infiniti Vision System

Blanket lien granted by NovaMed Surgery Center of Orlando, LLC (“NovaMed Orlando”) in favor of New Traditions National Bank (“New Traditions”), to secure the loan, in the original principal amount of $2,200,000, made by NovaMed Orlando in favor of New Traditions, and all related documents.

Liens granted by Suncoast Specialty Surgery Center, LLLP in connection with the following:

Promissory Note dated as of September 15, 2009, by and between USAmeribank and Suncoast Specialty Surgery Center, LLLP.

Loan Agreement dated as of September 15, 2009, by and between USAmeribank and Suncoast Specialty Surgery Center, LLLP.

Liens on specific equipment granted in connection with capital leases listed on Schedule 7.03(b) Existing Indebtedness

Liens on financed equipment in respect of equipment financing facilities listed on Schedule 7.03(b) and identified with an asterisk (*), Blanket Liens are identified with a double asterisk (**)

Symbion

Debtor/Grantor	Secured Party	Collateral:

Symbion, Inc.	The Fifth Third Leasing Company	Specific equipment

	The Fifth Third Leasing Company	Specific equipment

	Fifth Third Bank (Tennessee)	Specific equipment

	Fifth Third Bank (Tennessee)	Specific equipment

	LaSalle National Leasing Corporation	Specific equipment

	LaSalle National Leasing Corporation	Specific equipment

	Johnson & Johnson Financial Corporation	Specific equipment

	Winthrop Resources Corporation	Specific equipment

	U.S. Bankcorp Equipment Finance, Inc.	Specific equipment

	General Electric Capital Corporation	Specific equipment

	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	Specific equipment

Village Surgicenter, Inc.	Stryker Sales Corporation	Specific equipment

Liens on specific equipment granted in connection with capitalized leases listed on Schedule 7.03(b) Existing Indebtedness

Liens granted by non-Loan Parties in respect of notes payable to third parties of certain of Symbion’s Restricted Subsidiaries listed on Schedule 7.03(b)

Liens granted by non-Loan Parties in favor of ARC Financial Services Corporation in respect of intercompany notes payable to ARC Financial Services Corporation from certain of Symbion’s Restricted Subsidiaries listed on Schedule 7.02(f)

Liens granted by non-Loan Parties in connection with the following:

1.	Credit Agreement by and between CMSC, LLC and Zions First National Bank dated August 27, 2014 ($5,000,000).

2.	Credit Agreement by and between Birmingham Surgery Center, LLC and Compass Bank dated June 27, 2012 ($4,340,000).

3.	Credit Agreement by and between Mountain View Hospital, LLC and Zions First National Bank dated March 15, 2013 ($26,000,000).

4.	Loan Agreement by and between Bayside Endoscopy Center, LLC and Capstar Bank dated December 20, 2013 ($1,814,816).

5.	Credit Agreement by and between Kent, LLC and Evolve Bank & Trust dated December 24, 2013 ($1,642,012.57).

6.	Credit Agreement by and between Chesterfield Spine Center, LLC and Evolve Bank & Trust dated January 3, 2014 ($1,538,063.03).

Schedule 7.02(f)

Existing Investments

Surgery Partners:

Equity Investments:

Investments as set forth in Schedule 5.12

Promissory Notes

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date
Surgery Center	ASC Gamma Partners, Ltd.	$1,700,000	03/01/2023
Holdings, Inc.	d/b/a West Kendall Surgical
	Center

Symbion:

Equity Investments:

Investments as set forth in Schedule 5.12

Promissory Notes

The intercompany Indebtedness between ARC Financial Services Corporation, a Restricted Subsidiary and the legal entities reflected on the chart below with the ending balance as of June 30, 2014.

Symbion

Debtor/Grantor	Issuer of Instrument	Original Amount of Loan	Maturity Date
ARC Financial Services Corporation	Jacksonville Beach Surgery Center, L.P.	$1,702,824.07	December 31, 2014
ARC Financial Services Corporation	ARC Worcester Center, L.P.	Up to $2,850,000.00	September 1, 2016
ARC Financial Services Corporation	Bayside Endoscopy Center, LLC	$128,000.00	December 31, 2014
ARC Financial Services Corporation	Bayside Endoscopy Center, LLC	$633,993.16	December 31, 2014

Symbion

Debtor/Grantor	Issuer of Instrument	Original Amount of Loan	Maturity Date
ARC Financial Services Corporation	Bristol Spine Center, LLC	$1,654,804.33	December 31, 2014
ARC Financial Services Corporation	CMSC,LLC	$1,647,124.09	December 31, 2019
ARC Financial Services Corporation	CMSC,LLC	$350,000	December 31, 2019
ARC Financial Services Corporation	Honolulu Spine Center, LLC	$5,232,443.27	December 31, 2014
ARC Financial Services Corporation	Jacksonville Beach Surgery Center, L.P.	$1,239,337.07	December 31, 2014
ARC Financial Services Corporation	Largo Surgery, LLC	$57,000.80	January 1, 2015
ARC Financial Services Corporation	Lubbock Heart Hospital, LLC	Up to $1, 500,000.00	December 31, 2014
ARC Financial Services Corporation	New Albany Outpatient Surgery, LP	Up to $160,000.00	December 31, 2014
ARC Financial Services Corporation	Northwest Ambulatory Surgery Services, LLC	$1,337,033.26	December 31, 2014
ARC Financial Services Corporation	Physicians Surgery Center, LLC	$322,000.00	June 20, 2017
ARC Financial Services Corporation	Pickaway Surgical Center, Ltd.	$180,574.08	May 20, 2017
ARC Financial Services Corporation	Specialty Surgical Center of Encino, L.P.	Up to $200,000.00	December 31, 2014
ARC Financial Services Corporation	Specialty Surgical Center of Encino, L.P.	$89,869.54	November 20, 2015
ARC Financial Services Corporation	Specialty Surgical Center of Irvine, L.P.	$111,472.08	April 20, 2016

Symbion

Debtor/Grantor	Issuer of Instrument	Original Amount of Loan	Maturity Date
ARC Financial Services Corporation	The Surgery Center of Ocala, LLC	$200,000	December 31, 2014
ARC Financial Services Corporation	Village Surgicenter, LP	$121,929.00	October 31, 2015
ARC Financial Services Corporation	Pickaway Surgical Center, Ltd.	$81,429.78	August 31, 2017

Schedule 7.03(b)

Existing Indebtedness

Surgery Partners:

Securities Purchase Agreement dated as of May 4, 2011, among Borrower, THL Credit Opportunities, L.P., as agent for the purchasers and purchasers party thereto, as amended on April 11, 2013.

Intercompany Promissory Notes:

Holder	Maker	Principal Amount	Date of Issuance	Maturity Date
Surgery Center Holdings, Inc.	ASC Gamma Partners, Ltd. d/b/a West Kendall Surgical Center	$1,700,000	03/01/13	03/01/23

Promissory Note dated as of August 28, 2009, in the original principal amount of $300,000 by and between Wachovia Bank, National Association and Space Coast Surgery Center, LLLP

Promissory Note dated as of November 19, 2008, in the original principal amount of $150,000 by and between Wachovia Bank, National Association and Park Place Surgery Center, L.L.C.

Promissory Note dated as of September 15, 2009, in the original principal amount of $475,000 by and between USAmeribank and Suncoast Specialty Surgery Center, LLLP.**

Loan Agreement dated as of September 15, 2009, by and between USAmeribank and Suncoast Specialty Surgery Center, LLLP, with $27,872 outstanding as of June 30, 2014.**

Indebtedness arising under the Amended and Restated Promissory Note dated September 13, 2013, in the original principal amount of $2,200,000, made by NovaMed Surgery Center of Orlando, LLC (f/k/a NovaMed Surgery Center of Altamonte Springs, LLC) in favor of New Traditions National Bank, and all related documents and guarantees by NovaMed Surgery Center of Orlando, LLC in favor of New Traditions National Bank .**

Indebtedness arising under the Equipment Sale Agreement dated as of June 27, 2011 by and between Schneider GmbH & Co KG and NovaMed, Inc. in the original principal amount of $306,264 (document # 1031012673).*

Indebtedness arising under the Promissory Note dated as of March 26, 2013, in the original principal amount of $107,203 by NovaMed Surgery Center of St. Peters, LLC and Timothy G. Graven, D.O.

Indebtedness arising under a Note dated July 31, 2013, in the original principal amount of $100,830, made by NovaMed Surgery Center of St. Peters, LLC in favor or Richard Helfrey, MD.

Indebtedness arising under a Note dated September 1, 2013, in the original principal amount of $79,680, made by New Tampa Surgery Center, Ltd. in favor of Americorp Financial.*

Indebtedness arising under a Note dated December 20, 2013, in the original principal amount of $165,000, made by NovaMed Surgery Center of Whittier, LLC in favor of William May, MD.

Indebtedness arising under a Note dated January 14, 2014, in the original principal amount of $395,000, made by Laser and Outpatient Surgery Center, LLC in favor of Alcon.*

Indebtedness in connection with the following capital leases (*):

Debt outstanding pursuant to capital leases as of September 30, 2014: $3,829,880

Master Lease Agreement dated as of October 16, 2008 by and between Banc of America Leasing & Capital, LLC and NovaMed, Inc. (agreement #19243-90000).

Lease Agreement dated September 29, 2009 by and between Stryker Finance, a division of Stryker Sales Corporation and New Tampa Surgery Center, Ltd. (agreement # 24999630).

Master Lease Agreement dated March 1, 2010, by and between De Lage Landen Financial Services, Inc. and PSHS Alpha Partners, Ltd. d/b/a Lake Worth Surgical Center, LLC.

Equipment Financing Lease dated as of July 28, 2010, by and between Alcon Laboratories Inc. and NovaMed Surgery Center of Nashua, LLC (contract # EQPO25OD- 00252 / Account # 006746).

Master Lease Agreement dated as of September 30, 2010, by and between Olympus America, Inc. and Millenia Surgery Center, L.L.C. (lease # 0009722), which ended in June 2013 but entered into new equipment financing under with master agreement in March 2014.

Short Form Lease Agreement dated October 6, 2010, by and between Stryker Finance, a division of Stryker Sales Corporation and New Tampa Surgery Center, Ltd. (lease agreement # 01239840).

Lease Agreement dated January 28, 2011 by and between Balboa Capital Corporation and Surgery Center Holdings, Inc. (lease # 159758-002).

Short Form Lease Agreement dated February 28, 2011, by and between Stryker Finance, a division of Stryker Sales Corporation and Surgery Center of Kalamazoo, LLC (agreement # 21239990).

Short Form Lease Agreement dated July 14, 2011 by and between Stryker Finance, a division of Stryker Sales Corporation and Suncoast Specialty Surgery Center, LLLP (agreement # 22240170).

Short Form Lease Agreement dated August 10, 2011 by and between Stryker Finance, a division of Stryker Sales Corporation and NovaMed Surgery Center of Dallas, LP (agreement # 22-4868).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and Surgery Center of Kalamazoo, LLC (agreement # 693900).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and Lake Mary Surgery Center, LLC (agreement # 694100).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and PSHS Alpha Partners, Ltd d/b/a Lake Worth Surgical Center, LLC (agreement # 693800).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and New Tampa Surgery Center, Ltd. (agreement # 694300).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and NovaMed Surgery Center of Orlando, LLC (agreement # 694200).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and PSHS Beta Partners, Ltd. d/b/a The Gables Surgical Center (agreement # 693700).

Financing and Security Agreement dated October 14, 2011 by and between Johnson & Johnson Finance Corporation and Westchase Surgery Center, Ltd. (agreement # 694000).

Master Lease Agreement dated November 16, 2011 by and between Olympus America, Inc and Orange City Surgery Center, LLC (agreement # 0010788).

Finance Agreement dated November 21, 2011 by and between General Electric Capital Corporation and NovaMed Surgery Center of Merrillville, LLC (agreement # 8707388-001).

Master Lease Agreement dated December 8, 2011 by and between De Lage Landen Financial Services, Inc and Logan Laboratories, LLC (contract # 25164803-01).

Lease Agreement dated December 29, 2011 by and between Karl Storz Capital, a Program of Medical Technology Finance Corporation and PSHS Alpha Partners, Ltd d/b/a Lake Worth Surgical Center, LLC.

Master Lease Agreement dated December 30, 2011 by and between Olympus America, Inc. and New Tampa Surgery Center, Ltd. (agreement # 0009893).

Equipment Lease dated January 10, 2012 by and between Stearns Bank N.A. Equipment Finance Division and NovaMed Surgery Center of Denver, LLC (lease # 1236970-1).

Equipment Financing Agreement dated January 25, 2012, by and between Alcon Laboratories, Inc. and Orange City Surgery Center, LLC.

Short Form Lease Agreement dated February 28, 2012 by and between Stryker Finance, a division of Stryker Sales Corporation and NovaMed Surgery Center of Cleveland, LLC (agreement # 21-5772).

Lease agreement dated April 12, 2012 by and between Bankers Leasing Company and Midwest Uncuts, Inc.(contract #46187PAK).

Lease agreement dated April 30, 2012 by and between General Electric Capital Corporation and NovaMed Surgery Center of Colorado Springs, LLC (contract # 8729957-001).

Short Form Rental Agreement dated May 14, 2012 by and between Stryker Finance, a division of Stryker Sales Corporation and Lake Mary Surgery Center, LLC (agreement # 22240587).

Lease agreement dated May 18, 2012 by and between De Lage Landen Financial Services, Inc. and NovaMed Surgery Center of Bedford, LLC (agreement # 25175546).

Equipment Financing Agreement dated August 12, 2012 by and between TCF Equipment Finance and NovaMed Surgery Center of Dallas, LP (agreement # 008-0623496-300).

Lease Agreement dated September 5, 2012 by and between Americorp Financial, LLC and NovaMed Surgery Center of Colorado Springs, LLC (lease # 1704802).

Equipment Financing Agreement dated September 20, 2012 by and between Alcon Laboratories, Inc. and Suncoast Specialty Surgery Center, LLLP (contract # EQP0256D-01134R).

Lease Agreement dated October 1, 2012 by and between Americorp Financial, LLC and NovaMed Surgery Center of Jonesboro, LLC (agreement # 1448803).

Master Lease Agreement dated October 26, 2012 by and between Olympus America, Inc. and NovaMed Surgery Center of Dallas, LP (agreement # 0012825).

Master Lease Schedule dated December 13, 2012 by and between De Lage Landen Financial Services, Inc. and Logan Laboratories, LLC (contract # 25164803-02).

Equipment Installment Agreement dated January 3, 2013 by and between Alcon Laboratories, Inc. and NovaMed, Inc. (contract # EQP0086D-03799).

Master Lease Schedule date January 15, 2013 by and between De Lage Landen Financial Services, Inc. and Logan Laboratories, LLC (contract # 25164803-03).

Equipment Finance Agreement dated February 14, 2013 by and between Americorp Financial, LLC and The Cataract Specialty Surgical Center, LLC (agreement # 1905801).

Business Lease Agreement dated February 22, 2013 by and between Heartland Business Credit and Logan Laboratories, LLC (lease # 26296.001).

Lease Agreement dated as of March 19, 2013 by and between Philips Medical Capital, LLC and Park Place Surgery Center, LLC (lease # 100672).

Lease Agreement dated as of May 1, 2010, by and between Tygris Commercial Finance-Everbank and Tampa Pain Relief Center, Inc.

Lease Agreement dated as of November 8, 2012, by and between Americorp and ASC Gamma Partners, Ltd. (d/b/a Miami Surgical Center f/k/a West Kendall Surgical Center).

Lease Agreement dated as of February 28, 2013, by and between GE Capital and The Cataract Specialty Surgical Center, LLC.

Lease Agreement dated as of March 1, 2013, by and between Phillips Medical Capital and Millenia Surgery Center, LLC.

Lease Agreement dated as of May 21, 2013, by and between De Lage Financial and NovaMed Surgery Center of Dallas, LP.

Equipment Financing Agreement dated as of January 1, 2013, by and between Alcon Laboratories and NovaMed Management Services, LLC (d/b/a Atlanta Eye Surgery Center).

Short Form Lease Agreement dated as of September 17, 2013, by and between Stryker and ASC Gamma Partners, Ltd. (d/b/a Miami Surgical Center f/k/a West Kendall Surgical Center).

Business Lease Agreement dated as of September 20, 2013, by and between Heartland and Logan Laboratories, LLC.

Master Lease Agreement dated as of December 27, 2013, by and between De Lage Financial and Logan Laboratories, LLC.

Lease Agreement dated as of February 27, 2014, by and between US Bank and NovaMed Eye Surgery Center of New Albany, LLC.

Equipment Lease Contract dated as of January 17, 2014, by and between Marlin Equipment and Space Coast Surgery Center, LLLP.

Master Lease Agreement dated as of March 26, 2014, by and between Olympus and Millenia Surgery Center, LLC.

Lease Agreement dated as of April 17, 2014, by and between GE Capitol and ASC Gamma Partners, Ltd. (d/b/a Miami Surgical Center f/k/a West Kendall Surgical Center).

Equipment Installment Agreement dated as of May 21, 2014, by and between Alcon Laboratories and Surgery Center of Kalamazoo, LLC.

Symbion:

1.	Credit Agreement by and between CMSC, LLC and Zions First National Bank dated August 27, 2014 ($5,000,000).

2.	Credit Agreement by and between Birmingham Surgery Center, LLC and Compass Bank dated June 27, 2012 ($4,340,000).

3.	Credit Agreement by and between Mountain View Hospital, LLC and Zions First National Bank dated March 15, 2013 ($26,000,000).

4.	Loan Agreement by and between Bayside Endoscopy Center, LLC and Capstar Bank dated December 20, 2013 ($1,814,816).

5.	Credit Agreement by and between Kent, LLC and Evolve Bank & Trust dated December 24, 2013 ($1,642,012.57).

6.	Credit Agreement by and between Chesterfield Spine Center, LLC and Evolve Bank & Trust dated January 3, 2014 ($1,538,063.03).

7.	Promissory Note issued by PMCROS, L.L.C. to Synergy Bank, dated November 26, 2012 ($1,495,825.83).

8.	Promissory Note issued by Physicians Medical Center, L.L.C. to Synergy Bank, dated August 1, 2013 ($1,687,897.24).

9.	Promissory Note issued by PMCROS, L.L.C. to Synergy Bank, dated August 16, 2013 ($1,167,108.39).

10.	Irrevocable Standby Letter of Credit No. ZSB802976 in the aggregate amount up to $10,000,000 issued by Zions Bank in favor of Mountain View-MPT Hospital, LLC, dated March 15, 2013.

11.	Irrevocable Standby Letter of Credit No. 68034269 in the amount of $300,000.00 issued by Bank of America, N.A. in favor of HR Acquisition I Corporation for the account of Chesterfield Spine Center, LLC

12.	Promissory Note dated December 1, 2013 by and between SMBIMS Durango, LLC, as maker, and Paul Dvirnak, M.D., as holder, in the principal amount of $845,548.00.

13.	Promissory Note dated December 1, 2013 by and between SMBIMS Durango, LLC, as maker, and Loyd Lifton, M.D., as holder, in the principal amount of $676,439.00.

14.	Promissory Note dated November 1, 2013 by and between SMBIMS Durango, LLC, as maker, and Randy Rice, M.D., as holder, in the principal amount of $591,882.69.

15.	Promissory Note dated November 1, 2013 by and between SMBIMS Durango, LLC, as maker, and Greg Stillwell, M.D., as holder, in the principal amount of $507,328.02.

16.	Indebtedness in the form of certain obligations of Symbion’s Restricted Subsidiaries to third parties, as reflected in the chart below as of September 30, 2014.

Some of these obligations are guaranteed by Symbion, as indicated in the column labeled “Guarantee.”

Center	Legal Name	Type	Financer	Guarantee	Amount	Current	Long- Term	Total
AL - BIRMINGHAM	Birmingham Surgery Center, LLC	NOTES PAYABLE	BBVA COMPASS	Ownership %	4,340,000	1,002,210	1,200,203	2,202,413
FL - ORANGE CITY	Orange City Surgical, LLC	NOTES PAYABLE	GE CAPITAL	100%	3,846,714	688,869	0	688,869
FL - ORANGE CITY	Orange City Surgical, LLC	NOTES PAYABLE	GE CAPITAL	100%	133,836	26,942	53,975	80,917
IL - ST CHARLES	Valley Ambulatory Surgery Center, LP	NOTES PAYABLE	Old Second National Bank	Ownership %	633,796	282,770	0	282,770

MO - CHESTERFIEL D	Chesterfield Spine Center, LLC	NOTES PAYABLE	Evolve Bank	Ownership%	1,538,063	773,301	263,831	1,037,133
RI - PROVIDENCE	Bayside Endoscopy Center, LLC	NOTES PAYABLE	Capstar Bank	Ownership%	1,814,816	344,683	1,253,498	1,598,182
RI - EAST GREENWICH	Kent, LLC	NOTES PAYABLE	Evolve Bank	Ownership%	1,642,013	538,914	759,467	1,298,381
RI - PORTSMOUTH	Portsmouth, LLC	NOTES PAYABLE	Evolve Bank	Ownership%	336,287	110,370	155,540	265,911
CA - BRIGHTON WAY	Specialty Surgical Center, LLC	NOTES PAYABLE	KEY EQUIPMENT FINANCE, INC.	N/A	178,822	37,484	39,382	76,866
CA - BRIGHTON WAY	Specialty Surgical Center, LLC	NOTES PAYABLE	KEY EQUIPMENT FINANCE, INC.	N/A	404,107	84,359	96,216	180,576
CA - BRIGHTON WAY	Specialty Surgical Center, LLC	NOTES PAYABLE	KEY EQUIPMENT FINANCE, INC.	N/A	59,183	11,983	24,689	36,671
CA - BRIGHTON WAY	Specialty Surgical Center, LLC	NOTES PAYABLE	KEY EQUIPMENT FINANCE, INC.	N/A	49,008	9,738	21,899	31,637
CA - WILSHIRE	Specialty Surgical Center, LP	NOTES PAYABLE	GE HEALTHCARE FINANCE	N/A	78,270	15,921	28,843	44,763
CA - WILSHIRE	Specialty Surgical Center, LP	NOTES PAYABLE	Key Equipment Finance	N/A	58,267	11,578	26,019	37,597
CA - ENCINO	Specialty Surgical Center of Encino, LP	NOTES PAYABLE	KeyBank	N/A	59,851	11,848	27,703	39,550
CA - ENCINO	Specialty Surgical Center of Encino, LP	NOTES PAYABLE	KeyBank	N/A	130,978	25,928	60,625	86,553
CA - IRVINE	Specialty Surgical Center of Irvine, LP	NOTES PAYABLE	KeyBank	N/A	275,104	52,802	153,023	205,825

CA - IRVINE	Specialty Surgical Center of Irvine, LP	NOTES PAYABLE	KeyBank	N/A	151,026	27,292	108,654	135,946
CA - THOUSAND OAKS	Specialty Surgical Center of Thousand Oaks, LP	NOTES PAYABLE	KEY EQUIPMENT FINANCE	N/A	2,580,695	518,735	1,005,823	1,524,558
CA - THOUSAND OAKS	Specialty Surgical Center of Thousand Oaks, LP	NOTES PAYABLE	KEY EQUIPMENT FINANCE	N/A	107,990	0	0	0
FL - LARGO	Largo Surgery, LLC	NOTES PAYABLE	GE CAPITAL	N/A	131,490	26,746	48,456	75,201
FL - OCALA	The Surgery Center of Ocala, LLC	NOTES PAYABLE	KEY EQUIPMENT FINANCE	N/A	127,540	11,441	0	11,441
ID - IDAHO FALLS	Mountain View Hospital, LLC	NOTES PAYABLE	DL Evans	N/A	433,463	82,911	303,353	386,265
ID - IDAHO FALLS	Mountain View Hospital, LLC	NOTES PAYABLE	DL Evans	N/A	4,930,253	0	4,602,758	4,602,758
ID - IDAHO FALLS	Mountain View Hospital, LLC	NOTES PAYABLE	CHANNING WAY PROPERTIES	N/A	61,731	9,821	31,930	41,751
ID - IDAHO FALLS	Mountain View Hospital, LLC	NOTES PAYABLE	Great America Financial Services	N/A	45,312	8,268	29,446	37,714
ID - IDAHO FALLS	Mountain View Hospital, LLC	REVOLVER	Zion’s Bank	N/A	26,000,000	600,000	1,700,000	2,300,000
KS - WICHITA	Cypress Surgery Center, LLC	NOTES PAYABLE	ALCON	N/A	43,000	9,551	14,017	23,568
KS - WICHITA	Cypress Surgery Center, LLC	NOTES PAYABLE	COMMERCE BANK	N/A	163,844	32,862	65,602	98,464
LA - HOUMA	Physicians Medical Center, LLC	NOTES PAYABLE	SYNERGY BANK	N/A	1,740,647	338,568	927,820	1,266,388
LA - HOUMA	Physicians Medical Center, LLC	NOTES PAYABLE	SYNERGY BANK	N/A	1,687,897	321,279	1,013,714	1,334,993
LA - HOUMA PMCROS	PMCROS, LLC	NOTES PAYABLE	SYNERGY BANK	N/A	1,495,826	521,705	89,804	611,509

LA - HOUMA PMCROS	PMCROS, LLC	NOTES PAYABLE	SYNERGY BANK	N/A	1,167,108	84,011	997,210	1,081,222
MA - WORCESTER	ARC Worcester Center, LP	NOTES PAYABLE	ALCON	N/A	96,000	19,883	26,290	46,172
MA -WORCESTER	ARC Worcester Center, LP	NOTES PAYABLE	ALCON	N/A	62,500	20,644	25,423	46,067
MO - JEFFERSON CITY	CMMP Surgical Center, LLC	NOTES PAYABLE	CENTRAL BANK	N/A	83,680	16,798	34,218	51,016
MO - ST LOUIS	St Louis Women’s Surgery Center, LLC	NOTES PAYABLE	Commerce Bank	N/A	302,457	100,819	25,205	126,024
MO - ST LOUIS	St Louis Women’s Surgery Center, LLC	NOTES PAYABLE	MOBIN KHAN, MD	N/A	17,001	3,060	6,120	9,180
MT - GREAT FALLS HOSPITAL	CMSC, LLC	NOTES PAYABLE	Great Falls Clinic	N/A	2,968,356	—	868,356	868,356
TN - FRANKLIN	Ambulatory Surgery Center of Cool Springs, LLC	NOTES PAYABLE	Fifth Third Bank	N/A	500,000	152,038	131,000	283,038
TN - JACKSON	The Jackson Opthamology ASC, LLC	NOTES PAYABLE	Bancorp South	N/A	596,327	151,794	0	151,794
TN - JACKSON	The Jackson Opthamology ASC, LLC	NOTES PAYABLE	Commercial Bank	N/A	147,428	44,019	131,187	175,206
TX - LUBBOCK HEART	Lubbock Heart Hospital, LLC	NOTES PAYABLE	GE HEALTHCARE	N/A	633,566	147,056	51,114	198,170
TX - LUBBOCK HEART	Lubbock Heart Hospital, LLC	NOTES PAYABLE	GE HEALTHCARE	N/A	216,341	47,866	20,890	68,756
	Lubbock
TX - LUBBOCK HEART	Heart Hospital, LLC	NOTES PAYABLE	PNC Bank	N/A	741,702	139,128	524,192	663,320

TX - LUBBOCK HEART	Lubbock Heart Hospital, LLC	NOTES PAYABLE	PNC Bank	N/A	3,740,010	734,382	2,002,207	2,736,590
TX - LUBBOCK HEART	Lubbock Heart Hospital, LLC	NOTES PAYABLE	PNC Bank	N/A	135,000	46,098	—	46,098
TX - TEXARKANA	Texarkana Surgery Center, LP	NOTES PAYABLE	Commercial National Bank	N/A	200,000	36878.35	163,122	200,000

17. Capital lease obligations of Symbion and certain of Symbion’s Restricted Subsidiaries, as reflected in the chart below through September 30, 2014.

LEASE TAG#	LOAN TYPE	LESSOR	CURRENT BALANCE	LONG- TERM BALAN CE	TOTAL BALANCE
Birmingham Surgery Center, LLC
AL-122-LEASE#1	CAPITAL LEASE	BANK OF THE WEST	26,451	25,433	51,884
AL-122-LEASE#2	CAPITAL LEASE	BANK OF THE WEST	68,625	84,308	152,933
Specialty Surgical Center, LLC
CA-311-LEASE#1	CAPITAL LEASE	DLL LEASING	0	0	0
CA-311-LEASE#2	CAPITAL LEASE	DLL LEASING	0	0	0
CA-311-LEASE#3	CAPITAL LEASE	DLL LEASING	112,753	401,577	514,330
Specialty Surgical Center, LP
CA-312-LEASE#2	CAPITAL LEASE	DLL LEASING	25,817	34,329	60,146
CA-312-LEASE#3	CAPITAL LEASE	DLL LEASING	9,452	28,372	37,823
CA-312-LEASE#4	CAPITAL LEASE	DLL LEASING	18,552	61,005	79,557
CA-312-LEASE#5	CAPITAL LEASE	DLL	45,443	191,444	236,887
CA-312-LEASE#6	CAPITAL LEASE	DLL	11,905	2,995	14,900
Specialty Surgical Center of Encino, LP
CA-315-LEASE#1	CAPITAL LEASE	DLL LEASING	18,122	32,502	50,624
CA-315-LEASE#2	CAPITAL LEASE	WELLS FARGO	7,902	4,100	12,002
CA-315-LEASE#3	CAPITAL LEASE	DLL	29,271	111,657	140,928
Specialty Surgical Center of Irvine, LP
CA-318-LEASE#1	CAPITAL LEASE	WELLS FARGO FINANCE	14,165	0	14,165
CA-318-LEASE#2	CAPITAL LEASE	DLL LEASING	24,955	47,106	72,061
CA-318-LEASE#3	CAPITAL LEASE	DLL LEASING	32,314	106,233	138,547
Specialty Surgical Center of Thousand Oaks, LP

CA-321-LEASE#1	CAPITAL LEASE	DLL	26,721	107,230	133,951
CA-321-LEASE#2	CAPITAL LEASE	DLL	21,121	53,275	74,396
Boulder Spine Center, LLC
CO-161-LEASE#1	CAPITAL LEASE	WELLS FARGO LEASING	21,649	0	21,649
CO-161-LEASE#2	CAPITAL LEASE	DLL	44,431	30,685	75,116
Cape Coral Ambulatory Surgery Center, LLC
FL-405-LEASE#1	CAPITAL LEASE	KINGSBRIDGE HEALTHCARE	0	0	0
Jacksonville Beach Surgery Center, LP
FL-191-LEASE#1	CAPITAL LEASE	WELLS FARGO	16,473	0	16,473
FL-191-LEASE#2	CAPITAL LEASE	WELLS FARGO	36,931	148,205	185,136
Largo Surgery, LLC
FL-145-LEASE#1	CAPITAL LEASE	DLL LEASING	25,844	77,284	103,128
Largo Endoscopy Center, LP
FL-420-LEASE#1	CAPITAL LEASE	WELLS FARGO FINANCE	24,069	0	24,069
The Surgery Center of Ocala, LLC
FL-200-LEASE#1	CAPITAL LEASE	GE Healthcare	17,977	48,156	66,133
FL-200-LEASE#2	CAPITAL LEASE	Stryker	46,548	69,822	116,370
FL-200-LEASE#3	CAPITAL LEASE	Stryker	6,825	0	6,825
FL-200-LEASE#4	CAPITAL LEASE	Stryker	17,690	78,348	96,038
ARC of Georgia, LLC
GA-240-LEASE#1	CAPITAL LEASE	GE Capital	24,080	81,919	105,998
Surgery Center, LLC
GA-224-LEASE#2	CAPITAL LEASE	SMITH & NEPHEW	0	0	0
GA-224-LEASE#3	CAPITAL LEASE	GE	68,540	0	68,540
GA-224-LEASE#4	CAPITAL LEASE	Alcon	20,080	0	20,080
Honolulu Spine Center, LLC
HI-215-LEASE#1	CAPITAL LEASE	STRYKER	9,988	0	9,988
Cypress Surgery Center, LLC
KS-172-LEASE#2	CAPITAL LEASE	0	12,262	0	12,262
KS-172-LEASE#3	CAPITAL LEASE	Bank of the West	31,045	43,991	75,036
KS-172-LEASE#4	CAPITAL LEASE	DLL	30,501	135,252	165,753
Physicians Medical Center, LLC
LA-182-LEASE#1	CAPITAL LEASE	Phillips Medical	14,393	92,875	107,268
LA-182-LEASE#2	CAPITAL LEASE	Phillips Medical	30,165	166,242	196,407

St Louis Women’s Surgery Center, LLC
MO-306-LEASE#1	CAPITAL LEASE	DLL	24,169	74,678	98,847
MO-306-LEASE#2	CAPITAL LEASE	DLL	37,006	118,869	155,875
CMSC, LLC
MT-271-LEASE#1	CAPITAL LEASE	Baytree National Bank and Trust	0	0	0
MT-271-LEASE#2	CAPITAL LEASE	Olympus	33,652	50,787	84,439
MT-271-LEASE#3	CAPITAL LEASE	GE HEALTHCARE	22,881	36,978	59,859
MT-271-LEASE#4	CAPITAL LEASE	GE HEALTHCARE	26,311	55,011	81,323
MT-271-LEASE#5 [NOTE: OBLIGATIONS GUARANTEED BY THE COMPANY]	CAPITAL LEASE	DLL	103,685	354,219	457,904
MT-271-LEASE#6	CAPITAL LEASE	Barrington Inc	19,427	72,612	92,039
MT-271-LEASE#7	CAPITAL LEASE	DLL	28,718	115,228	143,945
Great Falls Clinic Surgery Center, LLC
MT-270-LEASE#1	CAPITAL LEASE	GE HEALTHCARE	18,836	9,892	28,728
MT-270-LEASE#2	CAPITAL LEASE	DLL LEASING	96,396	0	96,396
MT-270-LEASE#3	CAPITAL LEASE	Wells Fargo	37,449	0	37,449
Wilmington Surgery Center, LP
NC-280-LEASE#1	CAPITAL LEASE	OLYMPUS	3,308	0	3,308
South Shore Operating Company, LLC
NY-163-LEASE#1	CAPITAL LEASE	DLL LEASING	0	0	0
NY-163-LEASE#2	CAPITAL LEASE	WELLS FARGO	0	0	0
NY-163-LEASE#3	CAPITAL LEASE	DLL	0	0	0
Village Surgicenter, LP
PA-247-LEASE#1	CAPITAL LEASE	WELLS FARGO FINANCE	9,887	0	9,887
PA-247-LEASE#2	CAPITAL LEASE	STRYKER	62,350	32,349	94,699
PA-247-LEASE#3	CAPITAL LEASE	WELLS FARGO FINANCE	13,108	0	13,108
PA-247-LEASE#4	CAPITAL LEASE	Wells Fargo	25,586	0	25,586
PA-247-LEASE#5	DLL	Wells Fargo	11,984	49,403	61,387
PA-247-LEASE#6	DLL	Wells Fargo	16,079	69,636	85,715
Bayside Endoscopy Center, LLC
RI-102-LEASE#1	CAPITAL LEASE	Olympus Financial	152,984	216,222	369,206
Kent, LLC
RI-107-LEASE#1	CAPITAL LEASE	Olympus Financial	108,708	163,591	272,300
Portsmouth, LLC
RI-108-LEASE#1	CAPITAL LEASE	Olympus Financial	26,028	36,787	62,815

Ocean State Endoscopy Holdings, LLC
RI-104-LEASE#1	CAPITAL LEASE	Olympus	73,988	231,594	305,582
RI-104-LEASE#2	CAPITAL LEASE	Olympus	5,901	18,471	24,371
Northstar Surgical Center, LP
TX-132-LEASE#1	CAPITAL LEASE	DLL	13,397	52,762	66,159
TX-132-LEASE#2	CAPITAL LEASE	DLL	34,096	143,794	177,891
Lubbock Heart Hospital, LLC
TX-135-LEASE#1	CAPITAL LEASE	SIEMENS	6,707	0	6,707
Texarkana Surgery Center, LP
TX-199-LEASE#1	CAPITAL LEASE	STRYKER FINANCE	56,626	14,604	71,230
TX-199-LEASE#2	CAPITAL LEASE	TRINITY VENDOR FINANCE	25,118	39,084	64,202
The Jackson Opthamology ASC, LLC
TN-415-LEASE#1	CAPITAL LEASE	Alcon	19,246	32,898	52,144
TN-415-LEASE#2	CAPITAL LEASE	Key Equipment Finance	10,532	26,832	37,364
Neospine Puyallup Spine Center, LLC
WA-265-LEASE#1	CAPITAL LEASE	STRYKER FINANCE	7,218	624	7,842

Schedule 7.05(k)

Dispositions

Surgery Partners

None

Symbion

Sale of a 10% interest in Specialty Surgical Center of Encino, L.L.C. to the UCLA Health System.

Sale of interests in Orange City Surgical, LLC.

Schedule 7.08

Transactions with Affiliates

Surgery Partners:

None.

Symbion:

Agreement and Plan of Merger dated as of June 13, 2014 among Symbion Holdings Corporation, Surgery Center Holdings Inc., SCH Acquisition Corp. and Crestview Symbion Holdings, L.L.C.

On December 10, 2013, certain employees of Symbion, Inc. borrowed funds from the Company to pay the exercise price and applicable taxes payable in connection with the exercise of options to purchase the Company’s common stock that were to expire in December 2013 and January 2014. Richard E. Francis, Jr., Clifford G. Adlerz and Teresa F. Sparks borrowed approximately $223,731, $174,157 and $10,842, respectively, in connection with option exercises. Each loan is represented by a full recourse promissory note executed by the officer and bearing interest at a rate of 0.25% per annum (the applicable federal rate). Principal and interest on the notes is payable in three equal annual installments beginning December 10, 2014, with payment in full due on December 10, 2016. Payment and performance under the notes is secured by the shares of Company’s common stock received upon exercise of the options exercised on December 10, 2013. The total amount of stockholders’ notes outstanding at December 31, 2013 was $485,000.

Schedule 7.09

Certain Contractual Obligations

Surgery Partners:

None.

Symbion:

None.

EXHIBIT A

ADMINISTRATIVE QUESTIONNAIRE

SURGERY CENTER HOLDINGS, INC.

Agent Information	Agent Closing Contact
Jefferies Finance LLC	Sabrina Ortiz
520 Madison Avenue	Tel: (212) 284-2107
New York, NY 10022	Fax: (212) 284-3444
E-Mail: sabrina.ortiz@jefferies.com
Jfin.trades@jefferies.com

Agent Wire Instructions
Deutsche Bank Trust Company Americas
New York, NY
Routing Transit / ABA #: 021001033
Account Name: Global Loan Services
Account Number: 99907998
Ref: Surgery Partners

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:
FFC Account
Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Non-Flow Through Entities:

If your institution is organized outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must, without limiting the obligations to deliver certain forms and documents under Section 3.01 of the Credit Agreement, complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Two original copies of each applicable tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a partnership, trust, qualified or non-qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must, without limiting the obligations to deliver certain forms and documents under Section 3.01 of the Credit Agreement, be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Two original copies of each applicable tax form must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that you must submit an original Form W-9.

Pursuant to the Credit Agreement, the applicable tax forms and documents for your institution must be completed and returned on or prior to the date on which it becomes a party to the Credit Agreement. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B-1

[FORM OF] ASSIGNMENT AND ACCEPTANCE

(Standard)

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Surgery Center Holdings, Inc.

4.	Administrative Agent:	Jefferies Finance LLC, as the administrative agent under the Credit Agreement

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5.	Credit Agreement:	The Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans [1]

[Initial] [Extended] [Incremental] [Other] Term Commitments/ Loans	$	$	%

[7.	Trade Date:	][2]

Effective Date:                          , 20             [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Consented to and]3 Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:]4

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

B-1-3

ANNEX 1 to

ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Acceptance), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Acceptance) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, the Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Lender, a Specified Debt Fund or an Affiliated Lender and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.05 or Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Acceptance is an Administrative Questionnaire in the form provided by the Administrative Agent and (viii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the Section 3.01 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other

B-1-4

Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

B-1-5

EXHIBIT B-2

[FORM OF] ASSIGNMENT AND ACCEPTANCE

(Specified Debt Funds/Affiliated Lenders)

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________________________

2.	Assignee:	____________________________________________
[and is a Lender, an Affiliate of a Lender or a Related
Fund][and is an Affiliated Lender] [1]

3.	Borrower:	Surgery Center Holdings, Inc.

1 Select as applicable

B-2-1

4.	Administrative Agent:	Jefferies Finance LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent.

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans [2]

[Initial] [Extended]	$	$	%

[Incremental]

[Other] Term

Commitments/Loan s

[7.         Trade Date:             ______________]3

Effective Date:                      , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

B-2-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Consented to and]4 Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name:
Title:

[Consented to:]5

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

B-2-3

ANNEX 1 to

ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Acceptance), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Acceptance) or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, the Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Lender and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.05 or Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Acceptance is an Administrative Questionnaire in the form provided by the Administrative Agent and (viii) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the Section 3.01 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it

B-2-4

shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[A] [The [Assignor/Assignee] is an Affiliated Lender and hereby represents and warrants that, as of the date hereof, neither the Sponsor nor any of its Affiliates nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of its respective Subsidiaries or the securities of any of the foregoing that has not been disclosed to the [Assignor/Assignee] (other than because such [Assignor/Assignee] does not wish to receive material non-public information with respect to Holdings, the Borrower and its respective Subsidiaries or the securities of any of the foregoing) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to, or to acquire Term Loans from, such Affiliated Lender.]1

[B] [The [Assignor/Assignee] is an Affiliated Lender and cannot represent and warrant that, as of the date hereof, neither the Sponsor nor any of its Affiliates nor any of their respective directors or officers has any material non-public information with respect to Holdings, the Borrower or any of its respective Subsidiaries or the securities of any of the foregoing that has not been disclosed to the [Assignor/Assignee] (other than because such [Assignor/Assignee] does not wish to receive material non-public information with respect to Holdings, the Borrower and its respective Subsidiaries or the securities of any of the foregoing) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to, or to acquire Term Loans from, such Affiliated Lender.]

[C] 2 [The Assignee is [an Affiliated Lender/Specified Debt Fund] and hereby confirms that (a) the assignment of the Assigned Interest hereunder complies with Section 10.04(k) of the Credit Agreement and (b) after giving effect to such assignment, (i) the aggregate principal amount of Term Loans held by Affiliated Lenders shall be $[            ], which represents [_]%3 of the total aggregate principal amount of the Term Loans, and (ii) the aggregate principal amount of Term Loans held by Specified Debt Funds shall be $[            ], which represents [_]%4 of the total aggregate principal amount of the Term Loans.]

[D] [The Assignee is an Affiliated Lender and hereby acknowledges and agrees that the Term Loans owned by it shall be non-voting under Sections 1126 and 1129 of the U.S. Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against the Borrower or any other Loan Party or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, the Assignee shall vote its interest as a

[1]	If the Assignor or Assignee is an Affiliated Lender, include either [A] or [B].
[2]	If the Assignee is an Affiliated Lender or a Specified Debt Fund, paragraph [C] may be included in the assignment or delivered by the Assignee to the Administrative Agent in a second duly executed writing.
[3]	Many not exceed 25%
[4]	May not exceed 49%.

B-2-5

Lender in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders.]5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

[5]	If the Assignee is an Affiliated Lender, include [D].

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EXHIBIT C

[FORM OF] REQUEST FOR CREDIT EXTENSION

To:	Jefferies Finance LLC
as Administrative Agent
520 Madison Avenue
New York, New York 10022
Attention: Surgery Center Holdings, Inc. Account Manager

[Date]

Ladies and Gentlemen:

Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby requests (select one):

A Borrowing of new Loans	_____________________________________________

A conversion of Loans made on	____________________________________________

A continuation of Eurodollar Loans made on	____________________________________________

to be made on the terms set forth below:

(A)	Class of Borrowing [1]	_____________________________________________

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)	____________________________________________

(C)	Principal amount[2]	____________________________________________

(D)	Type of Loan [3]	____________________________________________

[1]	Initial Term Loan, Incremental Term Loan, Other Term Loan or Extended Term Loan.
[2]	Borrowing minimum of $1,000,000 and borrowings also allowed in whole multiples of $500,000, in excess thereof (except, with respect to any Incremental Term Loans or Other Term Loans, to the extent otherwise provided in the applicable Incremental Amendment or Refinancing Amendment).

(E)	Interest Period and the last day thereof[4]	_____________________________________________

(F)	Location and number of the Borrower’s account to which proceeds of Borrowings are to be disbursed:	____________________________________________

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing set forth above, the conditions to lending specified in Section 4.01 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]5

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing set forth above, (i) the conditions to lending specified in Sections 4.01(a) and 4.01(b) of the Credit Agreement will have been waived by the Lenders holding a majority in principal amount with respect to the applicable Incremental Facility pursuant to and in accordance with the first proviso to the third to last sentence of Section 2.19(c) of the Credit Agreement and (ii) the condition to lending specified in Section 4.01(a) of the Credit Agreement with respect to the accuracy of the Specified Representations will have been waived by the Required Lenders pursuant to and in accordance with the second proviso to the third to last sentence of Section 2.19(c) of the Credit Agreement.]6

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing set forth above, (i) the conditions to lending specified in Sections 4.01(a) and 4.01(b) of the Credit Agreement will have been waived by the Lenders holding a majority in principal amount with respect to the applicable Incremental Facility pursuant to and in accordance with the first proviso to the third to last sentence of Section 2.19(c) of the Credit Agreement and (ii) the condition to lending specified in Section 4.01(a) of the Credit Agreement, solely with respect to the accuracy of the Specified Representations, will be satisfied.]7

[3]	Specify Eurodollar or ABR.
[4]	Applicable for Eurodollar Borrowings/Loans only.
[5]	Insert bracketed language if the Borrower is making a Request for Credit Extension (other than (i) a Request for Credit Extension requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Loans and (ii) any Request for Credit Extension under an Incremental Facility pursuant to the first proviso to the third to last sentence of Section 2.19(c) of the Credit Agreement) after the Closing Date.
[6]	Insert bracketed language if the Borrower is making a Request for Credit Extension under an Incremental Facility pursuant to the first proviso to the third to last sentence of Section 2.19(c) of the Credit Agreement and the Required Lenders have waived the accuracy of the Specified Representations pursuant to the second proviso to such sentence.
[7]	Insert bracketed language if the Borrower is making a Request for Credit Extension under an Incremental Facility pursuant to the first proviso to the third to last sentence of Section 2.19(c) of the Credit Agreement and the Required Lenders have not waived the accuracy of the Specified Representations pursuant to the second proviso to such sentence.

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF SECURITY AGREEMENT

See attached.

D-1

SECOND LIEN SECURITY AGREEMENT

dated as of

November 3, 2014

among

SP HOLDCO I, INC.,

as Holdings,

SURGERY CENTER HOLDINGS, INC.,

as the Borrower,

THE OTHER GRANTORS PARTY HERETO FROM TIME TO TIME,

and

JEFFERIES FINANCE LLC,

as Collateral Agent

Table of Contents

			Page
ARTICLE I Definitions			1

Section	1.01.	Credit Agreement and UCC	1
Section	1.02.	Other Defined Terms	2

ARTICLE II Pledge of Securities			7

Section	2.01.	Pledge	7
Section	2.02.	Delivery of the Pledged Collateral	8
Section	2.03.	Representations, Warranties and Covenants	9
Section	2.04.	Certification of Limited Liability Company and Limited Partnership Interests	11
Section	2.05.	Registration in Nominee Name; Denominations	11
Section	2.06.	Voting Rights; Dividends and Interest	11
Section	2.07.	Collateral Agent Not a Partner or Limited Liability Company Member	13

ARTICLE III Security Interests in Personal Property			14

Section	3.01.	Security Interest	14
Section	3.02.	Representations and Warranties	17
Section	3.03.	Covenants	18
Section	3.04.	Other Actions	20

ARTICLE IV Special Provisions Concerning Intellectual Property Collateral			22

Section	4.01.	Grant of License to Use Intellectual Property	22
Section	4.02.	Protection of Collateral Agent’s Security	23

ARTICLE V Remedies			24

Section	5.01.	Remedies Upon Default	24
Section	5.02.	Application of Proceeds	27
Section	5.03.	Medicare / Medicaid	27

ARTICLE VI Indemnity, Subrogation and Subordination			28

ARTICLE VII Miscellaneous			28

Section	7.01.	Notices	28
Section	7.02.	Waivers; Amendment	29
Section	7.03.	Collateral Agent’s Fees and Expenses; Indemnification	29
Section	7.04.	Successors and Assigns	30
Section	7.05.	Survival of Agreement	30
Section	7.06.	Counterparts; Effectiveness; Several Agreement	31
Section	7.07.	Severability	31
Section	7.08.	Reserved	31
Section	7.09.	Governing Law	31
Section	7.10.	Waiver of Right to Trial by Jury	32

Table of Contents

			Page
Section	7.11.	Headings	33
Section	7.12.	Security Interest Absolute	33
Section	7.13.	Termination or Release	33
Section	7.14.	Additional Restricted Subsidiaries	34
Section	7.15.	Collateral Agent Appointed Attorney-in-Fact	34
Section	7.16.	General Authority of the Collateral Agent	35
Section	7.17.	Recourse; Limited Obligations	35
Section	7.18.	Mortgages	36
Section	7.19.	Intercreditor Agreement	36

SCHEDULES

Schedule I	-	Pledged Equity; Pledged Debt
Schedule II	-	Letter-of-Credit Rights; Commercial Tort Claims
Schedule III	-	Intellectual Property

EXHIBITS

Exhibit I	-	Form of Security Agreement Supplement
Exhibit II	-	Form of Perfection Certificate
Exhibit III	-	Form of Grant of Security Interest in Trademarks
Exhibit IV	-	Form of Grant of Security Interest in Patents
Exhibit V	-	Form of Grant of Security Interest in Copyrights

SECOND LIEN SECURITY AGREEMENT, dated as of November 3, 2014 (this “Agreement”), among SP HOLDCO I, Inc., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Grantors party hereto from time to time and JEFFERIES FINANCE LLC, as collateral agent (in such capacity, including any successor thereto and assignee thereof, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Second Lien Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the other Guarantors party thereto from time to time, the Lenders, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor. The Grantors are affiliates of one another, will derive substantial direct and indirect benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Credit Agreement and UCC

(a) Capitalized terms used in this Agreement, including the preamble and the introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) As used herein, each of the following terms has the meaning specified in the UCC (as defined herein):

Term	UCC Section
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Control	9-104, 8-106 & 9-106
Commodity Contract	9-102
Commodity Intermediary	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Entitlement Order	8-102
Financial Asset	8-102 & 103
Fixtures	9-102

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Term	UCC Section
Goods	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Location	9-307
Money	1-201
Proceeds	9-102
Promissory Note	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(c) The rules of construction specified in Article 1 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article VI.

“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(d).

“Agreement” means this Security Agreement.

“Allocable Amount” has the meaning assigned to such term in Article VI. “Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Event of Default” means any Event of Default under Sections 8.01(f) or (g) of the Credit Agreement, provided that, for the purposes of this Agreement only and notwithstanding Section 8.03 of the Credit Agreement, in determining whether such an Event of Default has occurred, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary

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affected by any event or circumstances referred to in any such clause (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether they constitute an Immaterial Subsidiary).

“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.

“Closing Date Grantor” has the meaning assigned to such term in Section 2.02 of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral; provided that all references to “Collateral” in Section 5.02 shall, unless the context requires otherwise, also refer to Mortgaged Properties.

“Collateral Account” means any cash collateral account established by a Grantor pursuant to, or in connection with, any Loan Document, which cash collateral account shall be maintained with, and under the sole dominion and control of, the Collateral Agent for the benefit of the relevant Secured Parties.

“Commercial Software License(s)” means any non-exclusive license of commercially available (on non-discriminatory pricing terms) computer software to a Grantor from a commercial software provider (e.g., “shrink-wrap”, “browse-wrap” or “click-wrap” software licenses) or a license of freely available computer software from a licensor of free or open source software.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III, (c) all rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (d) all renewals and extensions thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to the foregoing, including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world and (g) all rights to sue for past, present or future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

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“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Equipment” means (x) any “equipment” as such term is defined in Article 9 of the UCC and shall also include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (y) any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“First Priority Obligations Payment Date” has the meaning assigned to such term in the Intercreditor Agreement.

“General Intangibles” has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.

“Grant of Security Interest” means a Grant of Security Interest in certain Intellectual Property Collateral in the form of Exhibit III, IV or V attached hereto.

“Grantor” means Holdings, the Borrower and each other Guarantor.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information, including but not limited to Domain Names, and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Collateral” means Collateral consisting of Intellectual Property.

“License” means any Patent License, Trademark License, Copyright License, Commercial Software License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a party, including those listed on Schedule III.

“Medicare” shall mean that government-sponsored benefits program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. § 1395 et seq.).

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“Medicaid” shall mean that means-tested benefits program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. § 1396 et seq.).

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country or group of countries, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, (b) all rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (c) all inventions and improvements described and claimed therein, (d) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world and (g) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by any Responsible Officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any Promissory Notes, stock certificates or other Securities, certificates or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity, Pledged Debt and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Secured Credit Document” means each Loan Document.

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“Secured Obligations” means the “Obligations” as defined in the Credit Agreement; it being acknowledged and agreed that the term “Secured Obligations” as used herein shall include each extension of credit under the Credit Agreement; provided that the Secured Obligations shall not include Excluded Swap Obligations (as defined in Section 1.13(c) of the Credit Agreement).

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Securities Act” has the meaning assigned to such term in Section 5.01.

“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or

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the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning assigned to such term in Article VI.

“UFTA” has the meaning assigned to such term in Article VI.

ARTICLE II

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in, all of such Grantor’s right, title and interest in, to and under (i) all Equity Interests held by it (including those Equity Interests listed on Schedule I) and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that (A) the Pledged Equity shall not include more than 65% of any class of voting Equity Interests of (x) each Foreign Subsidiary and (y) each Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (B) the Pledged Equity shall not include the Equity Interests of any Subsidiary that conducts no business and has assets with a fair market value of less than $2,000,000 if the Borrower elects to exclude such Equity Interests from the Pledged Equity and (C) the Pledged Equity shall not include Margin Stock or Equity Interests in any joint venture or in any Subsidiary that is not a wholly owned Restricted Subsidiary of the Borrower (but shall include Proceeds thereof), but only to the extent that the creation of a security interest in such Equity Interests is prohibited or restricted by the Organization Documents of such joint venture or Subsidiary or by any contractual restriction contained in any agreement with third party holders of other Equity Interests in such joint venture or Subsidiary which holders are not Affiliates of the Borrower (except to the extent any such prohibition or restriction is deemed ineffective under the UCC or other applicable Law); (ii)(A) the Promissory Notes and any Instruments evidencing indebtedness owned by it listed opposite the name of such Grantor on Schedule I and (B) any Promissory Notes and Instruments evidencing indebtedness obtained in the future by such Grantor (collectively, the Promissory Notes and Instruments referred to in clauses (A) and (B), the “Pledged Debt”); (iii) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i), (ii) and (iii) above; (v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all Proceeds of, and Security Entitlements in respect of, any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”). Notwithstanding the foregoing, if after the

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date hereof any Grantor shall acquire any Equity Interest (1) in which a pledge is prohibited or restricted by applicable law or requires the consent of any Governmental Authority or third party, (2) to the extent a pledge of such Equity Interest would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent or (3) in circumstances where the cost of obtaining a pledge of such Equity Interest exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Collateral Agent, then such Equity Interest shall not be included in the Pledged Collateral.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, for the benefit of the applicable Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Collateral

(a) On the Closing Date (in the case of any Grantor that grants a Lien on any of its assets hereunder on the Closing Date (each, a “Closing Date Grantor”)) or on the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), each Grantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any Uncertificated Securities, but only for so long as such Securities remain uncertificated), subject, in the case of Promissory Notes and Instruments evidencing Indebtedness, to the extent such Pledged Securities are required to be delivered pursuant to Section 2.02(b). Thereafter, whenever such Grantor acquires any other Pledged Security (other than any Uncertificated Securities, but only for so long as such Uncertificated Securities remain uncertificated), such Grantor shall promptly deliver or cause to be delivered to the Collateral Agent such Pledged Security as Collateral hereunder, subject, in the case of Promissory Notes and Instruments evidencing Indebtedness, to the extent such Pledged Securities are required to be delivered pursuant to Section 2.02(b).

(b) Each Grantor will cause (i) all indebtedness of Holdings, the Borrower and each other Guarantor that, in each case, is owing to such Grantor to be evidenced by an Intercompany Note, (ii) such Intercompany Note to be pledged and delivered to the Collateral Agent pursuant to the terms hereof and (iii) any Indebtedness for borrowed money having an aggregate principal amount equal to or in excess of $5,000,000 owed to such Grantor by any Person (other than the Borrower or a Restricted Subsidiary) to be evidenced by a duly executed Promissory Note that is pledged and delivered to the Collateral Agent, for the benefit of the applicable Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule I and be made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

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(d) Notwithstanding the foregoing, to the extent that any Closing Date Grantor does not or cannot deliver any Pledged Collateral (other than Pledged Collateral consisting of the Equity Interests of the Borrower or any wholly-owned Domestic Subsidiary of the Borrower) on the Closing Date notwithstanding its use of commercially reasonable efforts to do so, such Closing Date Grantor shall not be required to deliver such Pledged Collateral until the date that is 90 days following the Closing Date (or such longer period as the Collateral Agent may agree).

(e) The assignment, pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03. Representations, Warranties and Covenants

Each Grantor represents, warrants and covenants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth, as of the Closing Date and as of each date on which a supplement to Schedule I is delivered pursuant to Section 2.02(c), the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, Promissory Notes and Instruments required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Equity issued by the Borrower or a wholly owned Restricted Subsidiary and the Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a wholly-owned Restricted Subsidiary of the Borrower, to the best of the Borrower’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable), are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than the Borrower or a wholly-owned Restricted Subsidiary of the Borrower, to the best of the Borrower’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to applicable Debtor Relief Laws and general principles of equity;

(c) each Grantor (i) owns the Pledged Securities indicated on Schedule I as owned by such Grantor free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however, arising, of all Persons whomsoever;

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(d) (i) except for (x) restrictions and limitations imposed by the Loan Documents or securities laws generally or Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and (y) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, and (ii) except as described in the Perfection Certificate, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and, to the extent governed by the UCC, second-priority (subject to the provisions of the Intercreditor Agreement and any Liens permitted pursuant by Section 7.01 of the Credit Agreement other than Liens securing Third Lien Indebtedness, Permitted Third Priority Refinancing Debt or any Permitted Refinancing of any of the foregoing) perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

Notwithstanding anything herein to the contrary, none of the Grantors shall be required: (i) other than in respect of Pledged Collateral constituting Certificated Securities, to perfect the security interests hereunder through “control” (including for the avoidance of doubt, to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control” other than the Collateral Account), (ii) to perfect by possession of Promissory Notes or any other Instruments evidencing an amount not in excess of $5,000,000 and (iii) to take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect any security interest in such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

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Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests

Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate. Each Grantor further acknowledges and agrees that, with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

Section 2.05. Registration in Nominee Name; Denominations

If an Event of Default shall occur and be continuing and the Collateral Agent shall give the Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Collateral Agent and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided that, notwithstanding the foregoing, if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above. Each Grantor will promptly give to the Collateral Agent copies of any material notices received by it with respect to Pledged Securities registered in the name of such Grantor. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section 2.05.

Section 2.06. Voting Rights; Dividends and Interest

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.

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(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the applicable Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under Section 2.06(a)(iii), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 2.06(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and, other than in the case of a waiver of which the Collateral Agent is aware, the Borrower has delivered to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower to such effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of an Event of Default and that remain in such account.

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(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Borrower of the suspension of the rights of the Grantors under Section 2.06(a)(i), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and, other than in the case of a waiver of which the Collateral Agent is aware, the Borrower has delivered to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower to such effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.

(d) Any notice given by the Collateral Agent to the Borrower suspending the rights of the Grantors under Section 2.06(a) (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times, (iii) may suspend the rights of the Grantors under Section 2.06(a)(i) or (iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 2.06(a), (b) or (c), if a Bankruptcy Event of Default shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in said Section in order to exercise any of its rights described in such Section, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Bankruptcy Event of Default and (iv) shall be given in accordance with the Intercreditor Agreement.

Section 2.07. Collateral Agent Not a Partner or Limited Liability Company Member

Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

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ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest (the “Security Interest”) in, all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property;

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all Goods Fixtures and other personal property of such Grantor, whether tangible or intangible and wherever located;

(xi) all Money, cash, cash equivalents and Deposit Accounts;

(xii) all Letter-of-Credit Rights described on Schedule II from time to time;

(xiii) all Commercial Tort Claims described on Schedule II from time to time;

(xiv) each Collateral Account, and all cash, Money, Securities and other investments deposited therein;

(xv) all Supporting Obligations;

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(xvi) all Security Entitlements in any or all of the foregoing;

(xvii) all Intellectual Property; and

(xviii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing (including proceeds of all insurance policies) and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that (i) any applications in the United States Patent and Trademark Office to register Trademarks or service marks on the basis of any Grantor’s “intent to use” such Trademarks or service marks will not be deemed to be Collateral unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office (solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” application under applicable federal law), whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral and (ii) notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in or a pledge of (A) more than 65% of any class of voting Equity Interests of any Foreign Subsidiary, (B) more than 65% of any class of voting Equity Interests of any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries, (C) the Equity Interests of any Subsidiary that conducts no business and has assets with a fair market value of less than $2,000,000 if the Borrower elects to exclude such Equity Interests from the Pledged Equity, (D) any specifically identified asset with respect to which (1) the grant of a security interest in such asset would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent or (2) the cost of obtaining a security interest in such asset exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent, (E) any particular asset, if the pledge thereof or the security interest therein is prohibited or restricted by applicable Law or would require, to the extent commercially reasonable efforts have been made to obtain the same, the consent of any Governmental Authority or third party to such pledge or security interest, unless such consent has been obtained, and so long as, in the case where such pledge or security interest is limited by contract, such limitation is otherwise permitted under the Credit Agreement, (F) Margin Stock and Equity Interests in any joint venture (with any party other than the Borrower or any Guarantor) or any Subsidiary that is not a wholly owned Restricted Subsidiary, other than Proceeds thereof, but only to the extent that the creation of a security interest in such Equity Interests is prohibited or restricted by the Organizational Documents of such joint venture or Subsidiary or by any contractual restriction contained in any agreement with third party holders of the other Equity Interests in such joint venture or Subsidiary which holders are not Affiliates of the Borrower (except to the extent any such prohibition or restriction is deemed ineffective under the UCC or other applicable Law), (G) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable

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anti-assignment provisions of the UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition or restriction, (H) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is rendered ineffective under the UCC), (except that cash Proceeds of dispositions thereof in accordance with applicable Law (including, without limitation, rules and regulations of any Governmental Authority) shall constitute Collateral), provided that Collateral shall include to the maximum extent permitted by applicable Law all rights incident or appurtenant to such licenses, property and assets (except to the extent any Lien on such asset in favor of the Collateral Agent requires consent, approval or authorization from any Governmental Authority) and the right to receive all Proceeds realized from the sale, assignment or transfer of such licenses, property and assets, (I) any fee-owned real property (but not any property located thereon that is not real property) that does not constitute Material Real Property and any leasehold interest in real property (but not any property located thereon that is not real property), (J) motor vehicles, airplanes and other assets subject to certificates of title, (K) Letter-of-Credit Rights of less than $5,000,000 (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC financing statement), (L) any Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of less than $5,000,000 and (M) the Indemnity Escrow Account and any amounts on deposit thereon. Each Grantor shall, if requested to do so by the Collateral Agent, use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable with respect to Collateral which the Collateral Agent reasonably determines to be material.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets or all personal property of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Each Grantor hereby further authorizes the Collateral Agent to file a Grant of Security Interest substantially in the form of Exhibit III, IV or V, as applicable, covering Intellectual Property Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

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Section 3.02. Representations and Warranties

Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Each Grantor has good and valid rights (not subject to any Liens other than Liens permitted by Section 7.01 of the Credit Agreement) and/or good and marketable title in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights and/or title, are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section I.A. of the Perfection Certificate (or specified by notice from the applicable Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office, the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Intellectual Property) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements. Each Grantor represents and warrants that, as of the Closing Date, fully executed Grants of Security Interest in the form attached as Exhibit III, IV or V, as applicable, containing a description of all Intellectual Property Collateral consisting of Patents (and Patents for which applications are pending), registered Trademarks (and Trademarks for which registration applications are pending) or registered Copyrights (and Copyrights for which registration applications are pending), as applicable, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.

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(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement (other than Liens securing Third Lien Indebtedness, Permitted Third Priority Refinancing Debt or any Permitted Refinancing of any of the foregoing).

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) All (i) Commercial Tort Claims of each Grantor where the amount of damages claimed by such Grantor is in excess of $5,000,000 and (ii) Letter-of-Credit Rights of in excess of $5,000,000, in each case in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement), are described on Schedule II hereto.

Section 3.03. Covenants

(a) The Borrower agrees to promptly (and in any event within 30 calendar days thereafter, other than in the case of a change in Location, in which case, five days prior written notice (or such later date as the Collateral Agent may agree in its reasonable discretion) shall be given to the Collateral Agent) notify the Collateral Agent in writing of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the Location of any Grantor or (v) in the organizational identification number of any Grantor. The Grantors agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations have been made (or will be made in a timely fashion) under the UCC or any other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and first-priority (subject only to Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement (other than Liens securing

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Third Lien Indebtedness, Permitted Third Priority Refinancing Debt or any Permitted Refinancing of any of the foregoing)) perfected security interest in all Article 9 Collateral. In addition, if any Grantor does not have an organizational identification number on the Closing Date (or the date such Grantor becomes a party to this Agreement) and later obtains one, the Borrower shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interests (and the priority thereof) of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

(b) Subject to Section 3.03(h), each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Sections I.A., I.B., II.A.1., II.A.4., and II.D. of the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).

(d) Subject to Section 3.03(h), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith; provided that no Grantor shall be required to comply with the Assignment of Claims Act, any similar provision of the laws of any other jurisdiction or any laws, rules or regulations applicable to the assignment of any receivables or contract rights governed by Medicare or Medicaid. If any amount payable under or in connection with any of the Article 9 Collateral (other than by a Loan Party) that equals or exceeds $5,000,000 shall be or become evidenced by any Promissory Note or Instrument, such Promissory Note or Instrument shall be promptly pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

(e) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after demand for any payment made or any reasonable expense incurred by the Collateral Agent

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pursuant to the foregoing authorization. Nothing in this Section 3.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which equals or exceeds $5,000,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the applicable Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract agreement or instrument relating to the Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(h) Notwithstanding anything herein to the contrary, none of the Grantors shall be required: (i) other than in respect of Pledged Collateral constituting Certificated Securities of wholly owned Restricted Subsidiaries directly owned by Holdings, the Borrower or any Grantor, to perfect the security interests hereunder through “control” (including for the avoidance of doubt, to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control” other than the Collateral Account), (ii) to complete any filings or other action with respect to the perfection of the security interests, including of any Intellectual Property, created hereby in any jurisdiction outside of the United States or any State thereof, (iii) to perfect by possession of Promissory Notes or any other Instruments, in each case evidencing indebtedness not in excess of $5,000,000, and (iv) to take any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the United States or to perfect any security interest in such assets, including any Intellectual Property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Section 3.04. Other Actions

Each Grantor agrees to promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request from time to time, in order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest and the security interest granted under Article II, in each case at such Grantor’s own expense. Without limiting the generality of the foregoing, each Grantor shall take the following actions with respect to the following Article 9 Collateral:

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(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount equal to or in excess of $5,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank or otherwise acceptable to the Collateral Agent as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II or in Section 3.03(h), if any Grantor shall at any time hold or acquire any Certificated Securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request. If any Securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (but only to the extent such Securities and other Investment Property constitute Collateral) (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such Securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the Securities. If any Securities, whether certificated or uncertificated, or other Investment Property are held by any Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, upon the Collateral Agent’s request and following the occurrence of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent shall either (i) cause such Securities Intermediary or (as the case may be) Commodity Intermediary to agree to comply with Entitlement Orders or other instructions from the Collateral Agent to such Securities Intermediary as to such Security Entitlements, or (as the case may be) to apply any value distributed on account of any Commodity Contract as directed by the Collateral Agent to such Commodity Intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing. The provisions of this Section 3.04(b) shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary.

(c) Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $5,000,000 or more, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule II describing the details thereof and shall grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

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ARTICLE IV

Special Provisions Concerning Intellectual Property Collateral

Section 4.01. Grant of License to Use Intellectual Property

Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any Intellectual Property Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of rent, royalty or other compensation to the Grantors) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located (whether or not any license agreement by and between any Grantor and any other Person relating to the use of such Intellectual Property Collateral may be terminated hereafter), and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided, however, that any license granted by the Collateral Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity, and value of the affected Intellectual Property Collateral, including, without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property Collateral above and beyond (x) the rights to such Intellectual Property Collateral that each Grantor has reserved for itself and (y) in the case of Intellectual Property Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property Collateral hereunder). The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuance of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02 below. The license granted to the Collateral Agent herein shall be inapplicable to

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any Commercial Software License that constitutes Intellectual Property Collateral to the extent the applicable Grantor is prohibited by written agreement from granting a license in such Commercial Software License to the Collateral Agent, except to the extent such prohibition is ineffective (or deemed ineffective) under the UCC or other applicable Law.

Section 4.02. Protection of Collateral Agent’s Security

(a) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority located in the United States to (i) maintain the validity and enforceability of any registered Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the prosecution, registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).

(c) Except to the extent permitted by Section 4.02(f) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all steps to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.

(d) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property Collateral after the Closing Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.

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(e) Once every fiscal quarter of the Borrower, each Grantor shall sign and deliver to the Collateral Agent an appropriate Security Agreement Supplement and related Grant of Security Interest with respect to applications for registration or registrations of Intellectual Property Collateral (other than with respect to any Copyright that is not material to the business of the Grantors, taken as a whole) owned or exclusively licensed by it as of the last day of such fiscal quarter, to the extent that such Intellectual Property Collateral is not covered by any previous Security Agreement Supplement (and Grant of Security Interests) so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate

(f) Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any or its Intellectual Property Collateral, the enforcement of license agreements or the pursuit of actions against infringers, to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

(g) Upon and during the continuance of an Event of Default, each Grantor shall, if requested by the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

ARTICLE V

Remedies

Section 5.01. Remedies Upon Default

Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party under this Agreement, the UCC or other applicable Law, and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) withdraw any and all cash or other Collateral from any Collateral Account and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 5.02 of this Agreement; (v) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell

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or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate and (vi) with respect to any Intellectual Property Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Intellectual Property Collateral by the applicable Grantors to the Collateral Agent, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Intellectual Property Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine, provided, however, that such terms shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the Intellectual Property Collateral at issue, such as, without limitation, notice, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and confidentiality protections for trade secrets. Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. To the maximum extent permitted by Law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

To the extent notice of any sale is required by applicable law, the Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice

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(if any) of such sale. The Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, provided, however, that such terms shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the Intellectual Property Collateral at issue, such as, without limitation, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and protecting the confidentiality of trade secrets. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

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Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights (except in the case of a Bankruptcy Event of Default, in which case no such notice shall be required), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.

Section 5.02. Application of Proceeds

The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of Section 8.04 of the Credit Agreement. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Section 5.03. Medicare / Medicaid

The parties hereto understand and agree that the exercise of remedies hereunder with respect to accounts receivable from Medicare or Medicaid may be subject to applicable federal laws.

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ARTICLE VI

Indemnity, Subrogation and Subordination

Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Borrower or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations for then unasserted claims). If any amount shall erroneously be paid to any Grantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the Borrower) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VII

Miscellaneous

Section 7.01. Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to a Grantor other than the Borrower shall be given to it in care of the Borrower.

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Section 7.02. Waivers; Amendment

(a) No failure or delay by the Collateral Agent in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by Section 7.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.08 of the Credit Agreement.

Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.05 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor, jointly and severally, agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs for any Indemnitee (which shall be limited to one counsel to the Indemnitees (and, if reasonably necessary, one local counsel and one specialty counsel in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one additional counsel for each class of similarly situated parties)), of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement, the Collateral Documents or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing or the Collateral, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of an Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its

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obligations under this Agreement by such Indemnitee or by any Related Indemnified Person of such Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity or in fulfilling its role as Collateral Agent and (2) any claim arising out of any act or omission of the Borrower or any of its Affiliates. To the extent permitted by applicable Law, (i) no Grantor shall assert, and each hereby waives, any claim against any Indemnitee and (ii) no Indemnitee shall assert, and each hereby waives, any claim against any Grantor, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby; provided that this sentence shall not limit the indemnification obligations of any Grantor (including in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out of pocket expenses). For the avoidance of doubt, this Section 7.03(b) shall not apply with respect to Taxes that are the subject of, or excluded from, Section 3.01 of the Credit Agreement.

(c) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable within 10 Business Days of written demand therefor.

Section 7.04. Successors and Assigns

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. No Grantor or Grantors may assign any of its or their rights or obligations hereunder without the written consent of the Collateral Agent.

Section 7.05. Survival of Agreement

All covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.13 hereof or, with respect to the covenants, agreements, representations and warranties of any individual Grantor, until such Grantor is otherwise released from its obligations under this Agreement in accordance with Section 7.13(b).

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Section 7.06. Counterparts; Effectiveness; Several Agreement

This Agreement may be executed by facsimile and in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07. Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.08. Reserved.

Section 7.09. GOVERNING LAW

(a) THIS AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT (EXCEPT, AS TO ANY OTHER COLLATERAL DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

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(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER COLLATERAL DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT IN ANY COURT REFERRED TO IN SECTION 7.09(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 10.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER COLLATERAL DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 7.10. WAIVER OF RIGHT TO TRIAL BY JURY

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

32

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11. Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.12. Security Interest Absolute

All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Guarantor’s obligations hereunder in accordance with the terms of Section 11.10 of the Credit Agreement, but without prejudice to reinstatement rights under Section 11.04 of the Credit Agreement, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.13. Termination or Release

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate pursuant to the terms of Section 9.13 of the Credit Agreement.

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Guarantor shall be automatically released in the circumstances set forth in Section 9.13 of the Credit Agreement.

(c) The Security Interest in any Collateral shall be automatically released in the circumstances set forth in subclause (i) of Section 9.13(a) of the Credit Agreement or to the extent required pursuant to the terms of the Intercreditor Agreement.

(d) In connection with any termination or release pursuant to Section 7.13(a), (b), or (c), the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Collateral Agent.

33

(e) At any time that the respective Grantor desires that the Collateral Agent take any action described in Section 7.13(d), it shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to Section 7.13(a), (b) or (c). The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.13.

Section 7.14. Additional Restricted Subsidiaries

Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter in this Agreement as Grantors upon becoming Restricted Subsidiaries. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.15. Collateral Agent Appointed Attorney-in-Fact

Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right upon the occurrence and during the continuance of an Event of Default and upon and after delivery of notice by the Collateral Agent to the Borrower of its intent to exercise such rights (unless a Bankruptcy Event of Default has occurred and is continuing, in which case no such notice shall be required), with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (except to the extent such action would be prohibited by applicable law with respect to Medicare and Medicaid accounts receivable) (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent or to a Collateral

34

Account and adjust, settle or compromise the amount of payment of any Account; (h) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact (in each case, as determined by the final non-appealable judgment of a court of competent jurisdiction).

Section 7.16. General Authority of the Collateral Agent

By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 7.17. Recourse; Limited Obligations

This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Agreement and the other Secured Credit Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party. It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary contained herein, and in furtherance of the foregoing, it is noted that if the obligations of any Guarantor under Section 11.01 of the Credit Agreement have been limited as expressly provided in Section 1.13 or 11.09 of the Credit Agreement, then such obligations shall be limited hereunder as and to the same extent provided therein.

35

Section 7.18. Mortgages.

In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of Fixtures and Real Estate leases, letting and licenses of, and contracts, and agreements relating to the lease of, Real Estate, and the terms of this Agreement shall control in the case of all other Collateral.

Section 7.19. Intercreditor Agreement.

(a) Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the First Priority Secured Parties (as defined in the Intercreditor Agreement), including liens and security interests granted to the Existing First Priority Representative (as defined in the Intercreditor Agreement), pursuant to or in connection with the First Priority Collateral Documents (as defined in the Intercreditor Agreement), and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

(b) Notwithstanding anything herein or in any other Collateral Document to the contrary, the Collateral Agent acknowledges and agrees (i) that no Grantor shall be required to take or refrain from taking any action required to be taken by such Grantor pursuant to this Agreement or at the request of the Collateral Agent with respect to the Collateral if such action or inaction would be inconsistent with the terms of the Intercreditor Agreement and (ii) that the representations, warranties and covenants of each Grantor hereunder shall be deemed to be modified to the extent necessary to give effect to the foregoing clause (i).

(c) Notwithstanding anything herein to the contrary, to the extent this Agreement (or any other Loan Document) requires the delivery of, or control over, Collateral to be granted to the Collateral Agent at any time prior to the First Priority Obligations Payment Date, then delivery of such Collateral (or control with respect thereto, and any related approval or consent rights in connection with such delivery or control) shall instead be made to the First Priority Representative (as defined in the Intercreditor Agreement) (as bailee for the Collateral Agent in accordance with the Intercreditor Agreement), to be held in accordance with the applicable First Priority Documents (as defined in the Intercreditor Agreement) and subject to the Intercreditor Agreement, upon which any such delivery or control requirement shall be deemed satisfied hereunder. Furthermore, at all times prior to the First Priority Obligations Payment Date, the Collateral Agent is authorized by the parties hereto and by the Secured Parties (by their acceptance of the benefits of this Agreement) to effect transfers of Collateral at any time in its possession to the First Priority Representative under the applicable First Priority Documents in accordance with the terms of the Intercreditor Agreement.

36

[Signature Pages Follow]

37

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	SURGERY CENTER HOLDINGS, INC.,
a Delaware corporation

By:
Name:
Title:

HOLDINGS:	SP HOLDCO I, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

GRANTORS:	ANESTHESIOLOGY PROFESSIONAL SERVICES, INC.

By:
Name:
Title:

APS OF BRADENTON, LLC

By:
Name:
Title:

APS OF MERRITT ISLAND, LLC

By:
Name:
Title:

BUSINESS IT SOLUTIONS OF TAMPA, INC.

By:
Name:
Title:

LOGAN LABORATORIES, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

MIDWEST UNCUTS, INC.

By:
Name:
Title:

NOVAMED, INC.

By:
Name:
Title:

NOVAMED ALLIANCE, INC.

By:
Name:
Title:

MEDICAL BILLING SOLUTIONS, LLC

By:
Name:
Title:

NOVAMED MANAGEMENT SERVICES, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

NOVAMED ACQUISITION COMPANY, INC.

By:
Name:
Title:

NOVAMED MANAGEMENT OF KANSAS CITY, INC.

By:
Name:
Title:

NOVAMED OF BETHLEHEM, INC.

By:
Name:
Title:

NOVAMED OF DALLAS, INC.

By:
Name:
Title:

NOVAMED OF LEBANON, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

NOVAMED OF SAN ANTONIO, INC.

By:
Name:
Title:

NOVAMED OF TEXAS, INC.

By:
Name:
Title:

NOVAMED OF WISCONSIN, INC.

By:
Name:
Title:

PATIENT EDUCATION CONCEPTS INC.

By:
Name:
Title:

SAINT THOMAS COMPOUNDING LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

REHABILITATION MEDICAL GROUP, INC.

By:
Name:
Title:

SARASOTA ANESTHESIA SERVICES, LLC

By:
Name:
Title:

SURGERY PARTNERS, LLC

By:
Name:
Title:

SURGERY PARTNERS ACQUISITION COMPANY, INC.

By:
Name:
Title:

SURGERY PARTNERS OF CORAL GABLES, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SURGERY PARTNERS OF LAKE MARY, LLC

By:
Name:
Title:

SURGERY PARTNERS OF LAKE WORTH, LLC

By:
Name:
Title:

SURGERY PARTNERS OF MERRITT ISLAND, LLC

By:
Name:
Title:

SURGERY PARTNERS OF MILLENIA, LLC

By:
Name:
Title:

SURGERY PARTNERS OF NEW TAMPA, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SURGERY PARTNERS OF PARK PLACE, LLC

By:
Name:
Title:

SURGERY PARTNERS OF SARASOTA, LLC

By:
Name:
Title:

SURGERY PARTNERS OF WESTCHASE, LLC

By:
Name:
Title:

SURGERY PARTNERS OF WEST KENDALL, L.L.C.

By:
Name:
Title:

TAMPA PAIN RELIEF CENTER, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SURGERY PARTNERS OF SUNCOAST, LLC

By:
Name:
Title:

SYMBION, INC.

By:
Name:
Title:

SYMBION HOLDINGS CORPORATION

By:
Name:
Title:

AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC

By:
Name:
Title:

AMBULATORY RESOURCE CENTRES OF WASHINGTON, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

AMBULATORY RESOURCE CENTRES OF WILMINGTON, INC.

By:
Name:
Title:

ARC DEVELOPMENT CORPORATION

By:
Name:
Title:

ARC FINANCIAL SERVICES CORPORATION

By:
Name:
Title:

ASC OF NEW ALBANY, LLC

By:
Name:
Title:

AUSTIN SURGICAL HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

LUBBOCK SURGICENTER, INC.

By:
Name:
Title:

NEOSPINE SURGERY OF PUYALLUP, LLC

By:
Name:
Title:

NEOSPINE SURGERY, LLC

By:
Name:
Title:

PHYSICIANS SURGICAL CARE, INC.

By:
Name:
Title:

PSC DEVELOPMENT COMPANY, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

PSC OPERATING COMPANY, LLC

By:
Name:
Title:

SARC/ASHEVILLE, INC.

By:
Name:
Title:

SARC/CIRCLEVILLE, INC.

By:
Name:
Title:

SARC/FT. MYERS, INC.

By:
Name:
Title:

SARC/GEORGIA, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SARC/JACKSONVILLE, INC.

By:
Name:
Title:

SARC/KENT, LLC

By:
Name:
Title:

SARC/LARGO ENDOSCOPY, INC.

By:
Name:
Title:

SARC/LARGO, INC.

By:
Name:
Title:

SARC/PROVIDENCE, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SARC/ST. CHARLES, INC.

By:
Name:
Title:

SARC/VINCENNES, INC.

By:
Name:
Title:

SMBI GREAT FALLS, LLC

By:
Name:
Title:

SMBI HAVERTOWN, LLC

By:
Name:
Title:

SMBI IDAHO, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SMBI JACKSON, LLC

By:
Name:
Title:

SMBI LHH, LLC

By:
Name:
Title:

SMBI PORTSMOUTH, LLC

By:
Name:
Title:

SMBI STLWSC, LLC

By:
Name:
Title:

SMBIMS BIRMINGHAM, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SMBIMS DURANGO, LLC

By:
Name:
Title:

SMBIMS FLORIDA I, LLC

By:
Name:
Title:

SMBIMS GREENVILLE, LLC

By:
Name:
Title:

SMBIMS KIRKWOOD, LLC

By:
Name:
Title:

SMBIMS ORANGE CITY, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SMBIMS STEUBENVILLE, INC.

By:
Name:
Title:

SMBIMS WICHITA, LLC

By:
Name:
Title:

SMBISS BEVERLY HILLS, LLC

By:
Name:
Title:

SMBISS CHESTERFIELD, LLC

By:
Name:
Title:

SMBISS ENCINO, LLC

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

SMBISS IRVINE, LLC

By:
Name:
Title:

SMBISS THOUSAND OAKS, LLC

By:
Name:
Title:

SYMBION AMBULATORY RESOURCE CENTRES, INC.

By:
Name:
Title:

SYMBION ANESTHESIA SERVICES, LLC

By:
Name:
Title:

SYMBIONARC MANAGEMENT SERVICES, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

TEXARKANA SURGERY CENTER GP, INC.

By:
Name:
Title:

UNIPHY HEALTHCARE OF JOHNSON CITY VI, LLC

By:
Name:
Title:

UNIPHY HEALTHCARE OF MAINE I, INC.

By:
Name:
Title:

VASC, INC.

By:
Name:
Title:

VILLAGE SURGICENTER, INC.

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

[Signature Page to Second Lien Security Agreement]

Schedule I

PLEDGED EQUITY; PLEDGED DEBT

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PROMISSORY NOTES

Issuer	Principal Amount as of the date of Issuance (or delivery)	Date of Promissory Note/Instrument	Maturity Date

Schedule II

COMMERCIAL TORT CLAIMS

LETTER-OF-CREDIT RIGHTS

Schedule III

INTELLECTUAL PROPERTY

U.S. COPYRIGHTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Copyrights are owned. List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

PATENTS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Patents are owned. List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Title	Patent Numbers	Issue Date

U.S. Patent Applications

Title	Patent Numbers	Filing Date

TRADEMARKS OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Trademarks are owned. List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

DOMAIN NAMES OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Domain Names are owned.]

Internet Domain Names	Country	Registration No. (or other applicable identifier)

U.S. COPYRIGHT LICENSES1 OWNED BY [NAME OR GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Copyright Licenses are owned.]

PATENT LICENSES2 OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Patent Licenses are owned.]

TRADEMARK LICENSES3 OWNED BY [NAME OF GRANTOR]

[Make a separate page of Schedule III for each Grantor and state if no Trademark Licenses are owned.]

[1]	Excluding Commercial Software Licenses.
[2]	Excluding Commercial Software Licenses.
[3]	Excluding Commercial Software Licenses.

Exhibit I

[FORM OF] SUPPLEMENT NO.          dated as of [•], to the Second Lien Security Agreement dated as of November 3, 2014, among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Grantors party thereto from time to time, and JEFFERIES FINANCE LLC, as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Secured Parties

A. Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), Surgery Center Holdings, Inc., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders, and Jefferies Finance LLC, as Administrative Agent and Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans. Section 7.14 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 7.14 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary and (b) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office (or if different, its “location” as determined in accordance with Section 9-307 of the Uniform Commercial Code).

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SUPPLEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement.

Section 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including all Attorney Costs of counsel for the Collateral Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:
Legal Name: Jurisdiction of Formation: Location of Chief Executive office:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit II

FORM OF PERFECTION CERTIFICATE

In connection with a proposed transaction by and among Surgery Center Holdings, Inc. (the “Debtor”) and Jefferies Finance LLC, as administrative agent (the “Administrative Agent”), the Debtor hereby certifies on behalf of itself and the other grantors specified below (the “Grantors”) as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date or, for natural persons, the name as set forth on their valid driver’s license issued by their state of residence), the type of organization (or if the Debtor or a particular Grantor is a natural person, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number (not tax i.d. number) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Debtor or a particular Grantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Debtor and each other Grantor are as follows:

Name of Debtor/Grantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Debtors and Former Article 9 Debtors. Except as specifically identified below none of the Grantors is: (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico.

Name of Debtor/Grantor	Type of Special Grantor

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by the Debtor or any other Grantor or by which the Debtor or any Grantor is known or is transacting any business:

Debtor/Grantor	Trade/Assumed Name

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Debtor nor any other Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Debtor/Grantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, neither the Debtor nor any other Grantor has changed its chief executive office, or principal residence if the Debtor or a particular Grantor is a natural person, within the past five (5) years:

Debtor/Grantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Debtor nor any Grantor has acquired substantially all of the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Debtor/Grantor	Date of Acquisition	Description of Acquisition including full legal name of seller and seller’s jurisdiction of organization and seller’s chief executive office

H. Corporate Ownership and Organizational Structure.

Attached as Exhibit A hereto is a true and correct chart showing the ownership relationship of the Debtor and all of its affiliates.

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A.	Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Debtor and each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Debtor/Grantor	Issuer	Type of Organization	# of Shares Owned	Interest	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)

2. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Debtor or any other Grantor in the principal amount of greater than $5,000,000:

Debtor/Grantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Debtor and each other Grantor:

1.	Copyrights, Copyright Applications

Debtor/Grantor	Title	Status	Application/ Registration No.

2.	Patents, Patent Applications

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

3. Trademarks, Trademark Applications

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

4. Intellectual Property Licenses

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Debtor or any other Grantor have possession of any material amount (fair market value of $5,000,000 or more) of tangible personal property of the Debtor or any other Grantor:

Debtor/Grantor	Address/City/State/Zip Code	County	Description of Assets and Value

D. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Debtor or any other Grantor owns any real property:

Debtor/Grantor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Debtor or any other Grantor owns, leases or has an interest in any wellhead or minehead:

Debtor/Grantor	Address/City/State/Zip Code	County

3. Timber to be Cut. Set forth below are all locations where the Debtor or any other Grantor owns goods that are timber to be cut:

Debtor/Grantor	Address/City/State/Zip Code	County

IN WITNESS WHEREOF, this Certificate has been executed by the undersigned as of the date first written above.

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

SP HOLDCO I, INC.

By:
Name:
Title:

[GUARANTORS]

Exhibit III

[FORM OF] GRANT OF SECURITY INTEREST

IN TRADEMARKS

This Grant of Security Interest in Trademarks, dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Jefferies Finance LLC, as collateral agent, (the “Collateral Agent”).

THIS GRANT is made to secure the payment or performance, as the case may be, in full of the Secured Obligations, as such term is defined in the Second Lien Security Agreement among the Grantors, the other assignors from time to time party thereto and the Collateral Agent, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Second Lien Security Agreement”).

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Second Lien Security Agreement and used herein have the meaning given to them in the Second Lien Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral

SECTION 2.1. Each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule A attached hereto, (b) all rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (f) all rights to sue for past, present or future infringements thereof and (g) all rights corresponding thereto throughout the world.

SECTION 2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof include, any applications in the United States Patent and Trademark Office to register Trademarks or service marks on the basis of any Grantor’s “intent to use” such Trademarks or service marks applications unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office(solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” application under applicable federal law) whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Trademark Collateral.

SECTION 3. Second Lien Security Agreement.

This Grant has been granted in conjunction with the security interest granted to the Collateral Agent under the Second Lien Security Agreement. The rights and remedies of the Collateral Agent with respect to the security interest granted herein are as set forth in the Second Lien Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Second Lien Security Agreement, the provisions of the Second Lien Security Agreement shall govern.

SECTION 4. Governing Law

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date first set forth above.

[NAME OF GRANTOR], Grantor

By
Name:
Title:

JEFFERIES FINANCE LLC, as Collateral Agent

By
Name:
Title:

Schedule A

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

Exhibit IV

[FORM OF] GRANT OF SECURITY INTEREST

IN PATENTS

This Grant of Security Interest in Patents, dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Jefferies Finance LLC, as collateral agent, (the “Collateral Agent”).

THIS GRANT is made to secure the payment or performance, as the case may be, in full of the Secured Obligations, as such term is defined in the Second Lien Security Agreement among the Grantors, the other assignors from time to time party thereto and the Collateral Agent, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Second Lien Security Agreement”).

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Second Lien Security Agreement and used herein have the meaning given to them in the Second Lien Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral

SECTION 2.1. Each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”):

(a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule A attached hereto, (b) all rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (c) all inventions and improvements described and claimed therein, (d) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world and (g) rights to sue for past, present or future infringements thereof.

SECTION 3. Second Lien Security Agreement.

This Grant has been granted in conjunction with the security interest granted to the Collateral Agent under the Second Lien Security Agreement. The rights and remedies of the Collateral Agent with respect to the security interest granted herein are as set forth in the Second Lien Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Second Lien Security Agreement, the provisions of the Second Lien Security Agreement shall govern.

SECTION 4. Governing Law

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the [      ] day of [            ], 2014.

[NAME OF GRANTOR], Grantor

By
Name:
Title:

JEFFERIES FINANCE LLC as Collateral Agent

By
Name:
Title:

Schedule A

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

Exhibit V

[FORM OF] GRANT OF SECURITY INTEREST

IN COPYRIGHTS

This Grant of Security Interest in Copyrights, dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), is made by the entities identified as grantors on the signature pages hereto (collectively, the “Grantors”) in favor of Jefferies Finance LLC, as collateral agent, (the “Collateral Agent”).

THIS GRANT is made to secure the payment or performance, as the case may be, in full of the Secured Obligations, as such term is defined in the Second Lien Security Agreement among the Grantors, the other assignors from time to time party thereto and the Collateral Agent, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Second Lien Security Agreement”).

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which are hereby acknowledged, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms

Unless otherwise defined herein, terms defined in the Second Lien Security Agreement and used herein have the meaning given to them in the Second Lien Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral

SECTION 2.1. Each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III, (c) all rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (d) all renewals and extensions thereof and amendments thereto, (e) all income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to the foregoing, including damages and payments for past, present or future infringements thereof, (f) all rights corresponding thereto throughout the world and (g) all rights to sue for past, present or future infringements thereof.

SECTION 3. Second Lien Security Agreement.

This Grant has been granted in conjunction with the security interest granted to the Collateral Agent under the Second Lien Security Agreement. The rights and remedies of the Collateral Agent with respect to the security interest granted herein are as set forth in the Second Lien Security Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Grant are deemed to conflict with the Second Lien Security Agreement, the provisions of the Second Lien Security Agreement shall govern.

SECTION 4. Governing Law

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

SECTION 5. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Grant as of the date first set forth above.

[NAME OF GRANTOR], Grantor

By
Name:
Title:

JEFFERIES FINANCE LLC, as Collateral Agent

By
Name:
Title:

Schedule A

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Title	Application No.	Filing Date	Registration No.	Registration Date

EXCLUSIVE COPYRIGHT LICENSES

Description of Copyright License	Name of Licensor	Registration Number of underlying Copyright

EXHIBIT E-1

FORM OF GLOBAL INTERCOMPANY NOTE

See attached.

E-1

GLOBAL INTERCOMPANY NOTE

November 3, 2014

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, an “Issuer”), hereby promises to pay on demand to such other entity listed below (each, in such capacity, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds in lawful money of the United States of America or the currencies as shall be agreed from time to time at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances or other credit extensions (in each case other than any loans, advances or other credit extensions evidenced by an Excluded Instrument) (including trade payables) made by such Holder to such Issuer. Each Issuer promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Issuer and such Holder. For purposes of this Promissory Note, “Excluded Instruments” shall mean the notes set forth on Schedule A attached hereto and each Promissory Note.

Reference is made to (i) the First Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other guarantors party thereto from time to time, the lenders party thereto from time to time (together with their successors and assigns, the “First Lien Lenders”), JEFFERIES FINANCE LLC, as administrative agent (the “First Lien Administrative Agent”) and as collateral agent (the “First Lien Collateral Agent”), and JEFFERIES FINANCE LLC, as the issuing bank, and (ii) the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among Holdings, the Borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time (together with their successors and assigns, the “Second Lien Lenders” and, together with the First Lien Lenders, the “Lenders”), JEFFERIES FINANCE LLC, as administrative agent (the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”) and as collateral agent (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Credit Agreement.

This note (“Note”) is the Global Intercompany Note referred to in the Credit Agreements and is subject to the terms thereof, and shall be pledged by each Holder pursuant to the applicable Security Agreement (as defined in each Credit Agreement), to the extent required pursuant to the terms thereof. Each Holder hereby acknowledges and agrees that the Administrative Agents and Collateral Agents may exercise all rights provided in the applicable Credit Agreement and the applicable Security Agreement with respect to this Note.

1

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Issuer that is a Loan Party to any Holder that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations (as defined in the First Lien Credit Agreement) (the “First Lien Obligations”) and (ii) all Obligations (as defined in the Second Lien Credit Agreement) (the “Second Lien Obligations” and, together with the First Lien Obligations, the “Secured Obligations”) of such Issuer under the Loan Documents (as defined in each Credit Agreement), including, without limitation, where applicable, under such Issuer’s guarantees of the Secured Obligations under the Credit Agreements (such Secured Obligations together with other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing of any thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Credit Agreements), then no payment or distribution of any kind or character to any Person that is not a Loan Party shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note unless otherwise agreed in writing by the Administrative Agents in their reasonable discretion; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

Except as otherwise set forth in clauses (i), (ii) and (iii) of the immediately preceding paragraph, any Issuer is permitted to pay, and any Holder is entitled to receive, any payment or prepayment of principal and interest on the indebtedness evidenced by this Note so long as such payment or prepayment is permitted under the Credit Agreements.

2

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination of this Note is for the benefit of the Administrative Agents, the Collateral Agents and the Secured Parties (as defined in each Credit Agreement) under the Credit Agreements, and the Administrative Agents, the Collateral Agents and the Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agents, on behalf of the itself and the Lenders may proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Issuer that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Issuer.

Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

Each Holder is hereby authorized (but not required) to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Notwithstanding the foregoing, this Note governs all indebtedness not governed by the Excluded Instruments.

Notwithstanding anything to the contrary contained herein, in any other Loan Document (as defined in each Credit Agreement) or in any such promissory note or other instrument, this Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Loan Party to another Loan Party (except any Excluded Instrument and any amendments or amendments and restatements of this Note made in accordance with the terms of the Credit Agreements).

3

Upon execution and delivery after the date hereof by any subsidiary of the Borrower of a counterpart signature page hereto, such subsidiary shall become a Note Party hereunder with the same force and effect thereafter as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Collateral Agents, notice of which is hereby waived by the Holders and Issuers, each Additional Party shall be a Note Party and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Note Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Note Party hereunder. This Note shall be fully effective as to any Note Party that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Note Party hereunder.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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4

Schedule A

Excluded Instruments

Note	Maker	Holder	Date	Amount
Promissory Note (Dallas)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	February 21, 2006	$10,375,000.00

Promissory Note (Bethlehem LP)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	December 1, 2008	$14,116,329.00

Promissory Note (Cleveland)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	May 4, 2011	$5,871,772.86

Promissory Note (Kalamazoo)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	June 1, 2007	$20,500,000.00

Promissory Note (Bethlehem GP)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	December 1, 2008	$210,256.00

Promissory Note (Lebanon LP)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	December 1, 2008	$17,565,385.00

Promissory Note (Lebanon GP)	NovaMed of Lebanon, Inc.	NovaMed, Inc.	December 1, 2008	$267,948.00

Amended and Restated Promissory Note (St. Peters)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	May 4, 2011	$4,056,614.93

Amended and Restated Promissory Note (Fremont)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	May 4, 2011	$1,984,586.47

Amended and Restated Promissory Note (Madison)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	May 4, 2011	$1,967,481.27

Amended and Restated Promissory Note (Whittier)	NovaMed Acquisition Company, Inc.	NovaMed, Inc.	May 4, 2011	$4,720,228.55

Promissory Note	ASC Gamma Partners, Ltd. d/b/a West Kendall Surgical Center	Surgery Center Holdings, Inc.	March 1, 2013	$1,700,000.00

Promissory Note	Jacksonville Beach Surgery Center, L.P.	ARC Financial Services Corporation	May 1, 2011	Up to $1,702,824.07

Amended and Restated Promissory Note	ARC Worcester Center, L.P.	ARC Financial Services Corporation	September 1, 2013	Up to $2,850,000.00

Promissory Note	Bayside Endoscopy Center, LLC	ARC Financial Services Corporation	January 1, 2014	$128,000.00

Promissory Note	Bayside Endoscopy Center, LLC	ARC Financial Services Corporation	January 1, 2014	$633,933.16

Amended and Restated Promissory Note	Bristol Spine Center, LLC	ARC Financial Services Corporation	January 1, 2014	Up to $1,700,000.00

Promissory Note	CMSC, LLC	ARC Financial Services Corporation	January 1, 2014	$1,647,124.09

A-1

Note	Maker	Holder	Date	Amount
Promissory Note	CMSC, LLC	ARC Financial Services Corporation	January 1, 2014	Up to $500,000.00

Amended and Restated Promissory Note	Honolulu Spine Center, LLC	ARC Financial Services Corporation	January 1, 2014	Up to $5,400,000.00

Amended and Restated Promissory Note	Jacksonville Beach Surgery Center, L.P.	ARC Financial Services Corporation	January 1, 2014	Up to $1,650,000.00

Promissory Note	Largo Surgery, LLC	ARC Financial Services Corporation	January 1, 2008	$57,000.80

Amended and Restated Promissory Note	Lubbock Heart Hospital, LLC	ARC Financial Services Corporation	September 1, 2014	Up to $1,500,000.00

Promissory Note	Lubbock Heart Hospital, LLC	ARC Financial Services Corporation	January 1, 2014	$2,019,549.19

Promissory Note	New Albany Outpatient Surgery, LP	ARC Financial Services Corporation	September 1, 2014	Up to $160,000.00

Promissory Note	Northwest Ambulatory Surgery Services, LLC	ARC Financial Services Corporation	January 1, 2014	Up to $1,900,000.00

Amended and Restated Promissory Note	Physicians Surgery Center, LLC	ARC Financial Services Corporation	July 1, 2012	$322,000.00

Second Amended and Restated Promissory Note	Pickaway Surgical Center, Ltd.	ARC Financial Services Corporation	June 1, 2012	$180,574.08

Promissory Note	Specialty Surgical Center of Encino, L.P.	ARC Financial Services Corporation	January 1, 2014	Up to $200,000.00

Promissory Note	Specialty Surgical Center of Encino, L.P.	ARC Financial Services Corporation	December 1, 2010	$89,869.54

Promissory Note	Specialty Surgical Center of Irvine, L.P.	ARC Financial Services Corporation	May 1, 2011	$111,472.08

Amended and Restated Promissory Note	The Surgery Center of Ocala, LLC	ARC Financial Services Corporation	January 1, 2014	Up to $280,000.00

Promissory Note	Village Surgicenter, LP	ARC Financial Services Corporation	October 31, 2013	$121,929.00

Promissory Note	Pickaway Surgery Center, Ltd.	ARC Financial Services Corporation	August 31, 2014	$81,429.78

A-2

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                      all of its right, title and interest in and to the Global Intercompany Note, dated November 3, 2014 (as amended, supplemented or otherwise modified from time to time, the “Global Intercompany Note”), made by Surgery Center Holdings, Inc., a Delaware corporation (the “Borrower”), SP Holdco I, Inc., a Delaware corporation (“Holdings”), and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Global Intercompany Note and, when so attached, shall constitute an endorsement thereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Global Intercompany Note.

The initial undersigned shall be the Note Parties (as defined in the Global Intercompany Note) party to the Loan Documents on the date of the Global Intercompany Note. From time to time after the date thereof, additional Subsidiaries of the Note Parties shall become parties to the Global Intercompany Note (each, an “Additional Holder”) and a signatory to this endorsement by executing a counterpart signature page to the Global Intercompany Note and to this endorsement. Upon delivery of such counterpart signature page to the Collateral Agents, notice of which is hereby waived by the Holders and Issuers, each Additional Holder shall be a Holder and shall be as fully a Holder under the Global Intercompany Note and a signatory to this endorsement as if such Additional Holder were an original Holder under the Global Intercompany Note and an original signatory hereof. Each Holder expressly agrees that its obligations arising under the Global Intercompany Note and hereunder shall not be affected or diminished by the addition or release of any other Holder under the Global Intercompany Note or hereunder. This endorsement shall be fully effective as to any Holder that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Holder to the Global Intercompany Note or hereunder.

[Remainder of page intentionally left blank]

A-1

EXHIBIT E-2

FORM OF PROMISSORY NOTE

See attached.

E-1

EXHIBIT E-2

[FORM OF] PROMISSORY NOTE

Up to $	Nashville, Tennessee	__________, 20__

FOR VALUE RECEIVED, the undersigned,                             , a                              (“Maker”), promises to pay to the order of                             , a                              (“Payee”; Payee and any subsequent holder[s] hereof are sometimes herein referred to individually and collectively as “Holder”), the principal sum of up to                              ($                    ), together with interest and loan charges on the aggregate unpaid principal balance of the loan evidenced hereby at the rate(s) specified below; provided that in no event shall the interest and loan charges payable in respect of the indebtedness evidenced hereby exceed the maximum amounts from time to time allowed to be collected under applicable law. This Note and any other loan document executed in connection herewith, shall constitute the “Note Documents”.

Reference is made to (i) the First Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other guarantors party thereto from time to time, the lenders party thereto from time to time (together with their successors and assigns, the “First Lien Lenders”), JEFFERIES FINANCE LLC, as administrative agent (the “First Lien Administrative Agent”) and as collateral agent (the “First Lien Collateral Agent”), and JEFFERIES FINANCE LLC, as the issuing bank, and (ii) the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”), among Holdings, the Borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time (together with their successors and assigns, the “Second Lien Lenders” and, together with the First Lien Lenders, the “Lenders”), JEFFERIES FINANCE LLC, as administrative agent (the “Second Lien Administrative Agent” and, together with the First Lien Administrative Agent, the “Administrative Agents”) and as collateral agent (the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”).

This note (“Note”) is a Promissory Note referred to in the Credit Agreements and is subject to the terms thereof, and shall be pledged by each Holder pursuant to the applicable Security Agreement (as defined in each Credit Agreement), to the extent required pursuant to the terms thereof. Each Holder hereby acknowledges and agrees that the Administrative Agents and Collateral Agents may exercise all rights provided in the applicable Credit Agreement and the applicable Security Agreement with respect to this Note.

The indebtedness evidenced by this Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty. The indebtedness evidenced by this Note shall be paid, due and payable on the      day of each month commencing                          as follows:

A. Interest Only. The Maker shall pay to the Holder interest only on the unpaid principal balance of this Note at a [fixed/variable] rate of interest per annum [equal to          percent (        %) [appearing on the Telerate Page 3750 (or successor page) as the London interbank offered rate for deposits in Dollars for a three month period (“LIBOR Rate”) plus                          basis points (        %) until                             .

B. Principal Plus Interest; Term. Thereafter, the Maker shall pay to the Holder principal and interest in equal monthly installment amounts of $             until               , 20__, at which time the outstanding balance of this Note shall be due and payable in full.

C. Loan Charges. The Maker shall pay to Holder an additional debt and liquidity guarantee premium fee of              basis points (            %) per annum on the outstanding principal of this Note and such fee will be paid along with the interest.

In the event that this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of indebtedness evidenced hereby, Maker and any other parties hereto agree to pay reasonable attorney’s and paralegal’s fees and expenses, all court and other costs and the reasonable costs of any other collection efforts.

The following are events of default hereunder (each an “Event of Default”):

(1) the failure to pay or perform any obligation, liability or indebtedness of Maker to any Holder under this Note, as and when due (whether upon demand, at maturity or by acceleration);

(2) the failure to pay or perform any other obligation, liability or indebtedness of Maker to any other party;

(3) the commencement of a proceeding against Maker for dissolution or liquidation, the voluntary or involuntary termination or dissolution of Maker or the merger or consolidation of Maker with or into another entity;

(4) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against Maker;

(5) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of Maker;

(6) the determination by Holder that a material adverse change has occurred in the financial condition of Maker; or

(7) the failure of Maker’s business to comply with any law or regulation controlling its operation.

Upon the occurrence of an event of default under any of the Note Documents, the entire outstanding principal balance of the indebtedness evidenced hereby, together with all accrued and unpaid interest thereon, may be declared, and immediately shall become, due and payable in full.

[Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by the Maker that is a Loan Party (as defined under the First Lien Credit Agreement) to any Holder that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations (as defined in the First Lien Credit Agreement) (the “First Lien Obligations”) and (ii) all Obligations (as defined in the Second Lien Credit Agreement) (the “Second Lien Obligations” and, together with the First Lien Obligations, the “Secured Obligations”) of such Maker under the Loan Documents (as defined in each Credit Agreement), including, without limitation, where applicable, under such Maker’s guarantees of the Secured Obligations under the Credit Agreements (such Secured Obligations together with other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing of any thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Maker or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Maker that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default (as defined in the Credit Agreements) occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Credit Agreements), then no payment or distribution of any kind or character to any person that is not a Loan Party (as defined in the Credit Agreements) shall be made by or on behalf of the Maker or any other person on its behalf with respect to this Note unless otherwise agreed in writing by the Administrative Agents in their reasonable discretion; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) above before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

Except as otherwise set forth in clauses (i), (ii) and (iii) of the immediately preceding paragraph, the Maker is permitted to pay, and any Holder is entitled to receive, any payment or prepayment of principal and interest on the indebtedness evidenced by this Note so long as such payment or prepayment is permitted under the Credit Agreements.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Maker or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and the Maker hereby agree that the subordination of this Note is for the benefit of the Administrative Agents, the Collateral Agents and the Secured Parties (as defined in each Credit Agreement) under the Credit Agreements, and the Administrative Agents, the Collateral Agents and the Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agents, on behalf of the itself and the Lenders may proceed to enforce the subordination provisions herein.]1

Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto.

It is the intention of Maker and Holder to conform strictly to all laws applicable to Holder that govern or limit the interest and loan charges that may be charged in respect of the indebtedness evidenced hereby. Anything in this Note or any of the other Note Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the loans, acceleration of the maturity of the unpaid balance of any of the Obligations (defined as the repayment of the indebtedness evidenced hereby and the payment and performance of any and all other obligations of Maker to Holder) or otherwise, shall the interest and loan charges agreed to be paid to any of the Holders for the use of the money advanced or to be advanced under this Note exceed the maximum amounts collectible pursuant to applicable law. Maker and the Payee have agreed that:

[1]	Provision only to be included if the Holder of this Note is not a Loan Party (as defined in the Credit Agreements).

(a) if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Maker to the Holder in respect of the Obligations shall exceed the maximum amount collectible under the law applicable to the Holder, then, in that event, and notwithstanding anything to the contrary in this Note or any other Note Document (i) the aggregate of all consideration that constitutes interest or loan charges under the law applicable to such Holder that is contracted for, taken, reserved, charged or received under this Note or any other Note Document or otherwise in connection with the Obligations under no circumstances shall exceed the maximum amounts allowed by such applicable law, and any excess paid to any Holder shall be credited by such Holder on the principal amount of the Obligations (or, to the extent the principal amount outstanding under this Note and the other Note Documents has been or thereby would be paid in full, refunded to Maker), and (ii) in the event that the maturity of any or all of the Obligations is accelerated by reason of an election of the Holders resulting from any Default under the Note Documents, or in the event of any required or permitted prepayment, then such consideration that constitutes interest or loan charges under the law applicable to any Holder may never include more than the maximum amounts allowed by the law applicable to such Holder, and any excess interest or loan charges provided for in the Note Documents or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Holder on the principal amount of the Obligations (or, to the extent the principal amount of the Obligations has been or thereby would be paid in full, refunded by such Holder to Maker);

(b) all sums paid or agreed to be paid to the Holder for the use, forbearance or detention of sums due under the Note Documents shall, to the extent permitted by applicable law, be prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate or amount of interest and loan charges on account of the Obligations will not exceed any applicable legal limitation; and

(c) the right to accelerate the maturity of the Obligations does not include the right to accelerate the maturity of any interest or loan charges not otherwise accrued on the date of such acceleration, and the Holders do not intend to charge or collect any unearned interest or loan charges in the event of any such acceleration.

This Note has been negotiated, executed and delivered in the State of Tennessee, and is intended as a contract under and shall be construed and enforceable in accordance with the laws of said state, without reference to the conflicts or choice of law principles thereof, except to the extent that Federal law may be applicable to determining the maximum amount of interest that may be charged by Holder in respect of the indebtedness evidenced hereby.

Notwithstanding anything to the contrary contained herein, in any other Loan Document (as defined in each Credit Agreement) or in any such promissory note or other instrument, this Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Loan Party (as defined in the Credit Agreements) to another Loan Party (except any amendments or amendments and restatements of this Note made in accordance with the terms of the Credit Agreements).

The proceeds of this Note shall be applied by Maker solely in the State of                      for use by Maker to refinance existing indebtedness, for working capital and/or to acquire related business assets located solely in that state.

IN WITNESS WHEREOF, the undersigned Maker has caused this Note to be executed by its duly authorized officer as of the date first above written.

MAKER:

By: , its general partner

By:
Name:
Title:

ALLONGE

Attached to up to $                     Promissory Note, dated             , 20__, made by                     , a                                  , payable to the order of                             .

PAY TO THE ORDER OF:

By:

EXHIBIT F

[FORM OF] COMPLIANCE CERTIFICATE

Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1. [Attached hereto as Exhibit A is (a) the consolidated balance sheet of the Borrower and its Subsidiaries as of [            ] and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BDO USA, LLP, which report and opinion (i) has been prepared in accordance with generally accepted auditing standards, (ii) is not subject to qualifications or exceptions as to the scope of such audit and (iii) shall be without a “going concern” disclosure or like qualification or exception (other than a disclosure, an exception or a qualification solely resulting from (1) the impending maturity of any Indebtedness, or (2) any prospective or actual default under the financial covenant set forth in Section 7.11 of the First Lien Credit Agreement) and (b) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year (including commentary on (i) any material developments or proposals affecting the Borrower and its Subsidiaries or their businesses and (ii) the reasons for any significant variations from the figures for the corresponding period in the previous fiscal year). Also attached hereto as Exhibit A are the related consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]1

2. [Attached hereto as Exhibit A is (a) the consolidated balance sheet of the Borrower and its Subsidiaries as of [            ] and the related (i) consolidated statements of operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and which fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (b) a

[1]	To be included if accompanying annual financial statements only.

management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (including commentary on (i) any material developments or proposals affecting the Borrower and its Subsidiaries or their businesses and (ii) the reasons for any significant variations from the figures for the corresponding period in the previous quarter year). Also attached hereto as Exhibit A are the related consolidated financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]2

3. [Attached as Exhibit B hereto is a reasonably detailed consolidated budget for 20[    ] on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of 20[    ], the related consolidated statements of projected cash flows and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections are prepared in good faith and are based on assumptions believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]3

4. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

[5. The following represent true and accurate calculations, as of [            ]:

Total Leverage Ratio:

Consolidated Total Net Debt	=	[ ]

Consolidated EBITDA	=	[ ]

Ratio	=	[ ] to 1.0

Capital Expenditures	=	[ ]

Supporting detail showing the calculations of Total Leverage Ratio is attached hereto as Schedule 2.]4

6. [Attached hereto as Schedule 1 are detailed calculations setting forth Excess Cash Flow and Capital Expenditures.] 56

[2]	To be included if accompanying quarterly financial statements only.
[3]	To be included only in annual compliance certificate.
[4]	Not to be included in standard delivery of compliance certificate. Included for reference only to be used for delivery of a Responsible Officer certificate pursuant to various provisions of the Credit Agreement.
[5]	To be included only in annual compliance certificate.
[6]	Items 4-6 may be disclosed in a separate certificate no later than five business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

7. [Attached hereto is the information required by Section 6.02(d) of the Credit Agreement.]7

[7]	Information required by Section 6.02(d)(i) to be included only in annual compliance certificate.

SCHEDULE 1 to

COMPLIANCE CERTIFICATE

Excess Cash Flow Calculation

(a)	the sum, without duplication, of:

(i)	Consolidated Net Income for such period

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash gains (if any) included in clauses (a)(i)(A) – (a)(i)(M) of the calculation of Consolidated Net Income in Schedule 1

(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or dispositions by the Restricted Group completed during such period)

(iv)	cash receipts in respect of Swap Contracts during such period to the extent such receipts were not otherwise included in arriving at such Consolidated Net Income

(v)	the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes paid in such period

(vi)	an amount equal to the aggregate net non-cash loss on Dispositions by the Restricted Group during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

(b)	minus the sum, without duplication, of:

(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges (if any) in respect of such period included in clauses (a)(i)(A) – (a)(i)(M) of the calculation of Consolidated Net Income in Schedule 1

(ii)	without duplication of amounts deducted pursuant to clause (b)(xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period to the extent financed with Internally Generated Cash

(iii)	the aggregate amount of all principal payments of Indebtedness of the Restricted Group during such period, in each case to the extent financed with Internally Generated Cash (including (A) the principal component of payments in respect of Capitalized Leases and (B) any mandatory prepayment of Term Loans or First Lien Term Loans made pursuant to Section 2.13(a)(ii) of the Credit Agreement or Section 2.13(a)(ii) of the First Lien Credit Agreement to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (V) all voluntary prepayments of First Lien Indebtedness, (W) all voluntary prepayments of Term Loans, Incremental Equivalent Debt (to the extent secured by the Collateral on a second lien basis) and Permitted Second Priority Refinancing Debt, (X) all prepayments of Loans under the Existing Credit Agreements and the Existing Symbion Notes on the Closing Date, (Y) all prepayments, redemptions or repurchases in respect of (i) Permitted Third Priority Refinancing Debt (or any Permitted Refinancing thereof), except to the extent permitted under Section 7.13(a) of the Credit Agreement and (ii) Junior Financing, except to the extent permitted under Section 7.13(a) of the Credit Agreement and (Z) all prepayments of loans under any revolving credit facility made during such period (it being agreed that any amount excluded pursuant to clause (V), (W), (X), (Y) or (Z) may not be deducted under any other clause of this definition)

(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by the Restricted Group during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Restricted Group during such period)

(vi)	cash payments by the Restricted Group during such period in respect of long-term liabilities of the Restricted Group other than Indebtedness and that were made with Internally Generated Cash and were not deducted or were excluded in calculating Consolidated Net Income

(vii)	without duplication of amounts deducted pursuant to clause (b)(xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period in cash pursuant to Section 7.02 of the Credit Agreement (other than Section 7.02(a), (c) or (e) of the Credit Agreement) (net of the return on any such Investments received during such period, except to the extent such return was included in the determination of Consolidated Net Income) to the extent that such Investments and acquisitions were not expensed and were financed with Internally Generated Cash

(viii)	the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) of the Credit Agreement (but in the case of clauses (iv) through (vii), only to the extent such amounts were not deducted or were excluded in calculating Consolidated Net Income) or Section 7.06(g) of the Credit Agreement in cash or 7.06(j) of the Credit Agreement in cash (in the case of Section 7.06(g) of the Credit Agreement, in an amount not to exceed the amount permitted thereunder in any fiscal year) to the extent such Restricted Payments were financed with Internally Generated Cash

(ix)	the aggregate amount of expenditures actually made by the Restricted Group in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and were financed with Internally Generated Cash

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Restricted Group during such period that are required to be made in connection with any prepayment of Indebtedness to the extent that such expenditures are not expensed during such period or any previous period and were financed with Internally Generated Cash

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Restricted Group pursuant to binding contracts with a third party that is not an Affiliate (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures or acquisitions of IP Rights to the extent not expensed to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of IP Rights during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters

(xii)	the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (which amounts shall be included in the calculation of Excess Cash Flow for the period in which they are expensed)

(xiii)	cash expenditures in respect of Swap Contracts, which were made during such fiscal year and were not deducted in determining (or were excluded in arriving at) such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Restricted Group on a consolidated basis.

Excess Cash Flow =

Capital Expenditures Calculation

(a)	all amounts that would be reflected as additions to property, plant or equipment on a consolidated statement of cash flows of the Restricted Group in accordance with GAAP (including amounts expended or capitalized under Capitalized Leases)

Capital Expenditures =

[SCHEDULE 2 to

COMPLIANCE CERTIFICATE] 1

Total Leverage Ratio Calculation

Consolidated Total Net Debt to Consolidated EBITDA

(1) Consolidated Total Net Debt as of [ ], 20[ ]:

(a)	At any date of determination, the aggregate principal amount of Indebtedness of the Restricted Group outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis for the Restricted Group in accordance with GAAP (but excluding the effects of any discounting of Indebtedness as provided in Section 1.10 of the Credit Agreement) consisting of:

(i)	Indebtedness for borrowed money	________

(ii)	Attributable Indebtedness or purchase money Indebtedness	________

(iii)	unreimbursed drawings in respect of letters of credit	________

(iv)	without duplication, all Guarantees of any Indebtedness of such type that is owed to a Person that is not the Borrower or a Restricted Subsidiary.	________

minus:

(b)	the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) held by the Borrower and its Domestic Subsidiaries that are also Restricted Subsidiaries, in each case held free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(k), Section 7.01(p), Section 7.01(q), clauses (i) and (ii) of Section 7.01(r), Section 7.01(cc), Section 7.01(dd) and Section 7.01(ii);	________

	provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn).	________
Consolidated Total Net Debt =

divided by

[1]	Included for reference only and not to be included in standard delivery of compliance certificate.

(2)	Consolidated EBITDA:

(a)	Consolidated Net Income:

(i)	the net income (loss) of the Restricted Group for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:	________

(A)	(i) any after-tax effect of extraordinary, non-recurring or unusual items (including gains or losses and all fees and expenses relating thereto) for such period and (ii) income in respect of cancellation of Indebtedness extinguished prior to the Closing Date	________

(B)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income	________

(C)	any fees and expenses incurred during such period (including any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities and including any Qualified IPO, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date (including, for the avoidance of doubt, any payments to option holders in connection with prior dividends to the extent such payments reduced Consolidated Net Income) and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460)	________

(D)	accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition that are so required to be established or adjusted as a result of such Permitted Acquisition) in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP	________

(E)	any net after-tax gains or losses on disposed, abandoned or discontinued operations	________

(F)	any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower	________

(G)	the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that, unless already included, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) by such Person to the Borrower or a Restricted Subsidiary thereof in respect of such period	________

(H)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; provided that (x) any non-cash charge of the type referred to in clause (b)(xi)(B) of the calculation of Consolidated EBITDA herein shall not be excluded and (y) if any non-cash charges referred to in this clause (H) represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to exclude such non-cash charge in the current period and (2) to the extent the Borrower does decide to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to the extent paid	________

(I)	any equity based or non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its Restricted Subsidiaries in connection with the Transactions	________

(J)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	________

(K)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of	________

such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

(L)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of the Borrower’s Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of the Borrower’s Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09 of the Credit Agreement)	________

(M)	solely for the purpose of determining the Cumulative Credit pursuant to clause (b) of the definition thereof in the Credit Agreement, the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted without government approval or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders (which has not been waived), except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations	________

There shall be excluded from (or, in the case of lost revenue, included in) Consolidated Net Income for any period the effects of fair value adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting solely from the application of recapitalization accounting or purchase accounting in relation to the Transactions or any consummated acquisition permitted under the Credit Agreement (and the amortization or write-off of any amounts thereof (or the loss of revenue otherwise recognizable), in each case net of taxes, shall be excluded from (or, in the case of lost revenue, included in) the determination of Consolidated Net Income).

Consolidated Net Income =		________

b)	plus, without duplication and, except with respect to clauses (viii), (x), (xiv), (xv) and (xvi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Restricted Group:

(i)	total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any expenses or losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative obligations, letter of credit fees, costs of surety bonds in connection with financing activities and any bank fees and financing fees (including commitment, underwriting, funding, “rollover” and similar fees and commissions, discounts, yields and other fees, charges and amounts incurred in connection with the issuance, incurrence or extinguishment of Indebtedness and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts entered into for the purpose of hedging interest rate risk) and annual agency, unused line, facility or similar fees paid under definitive documentation related to Indebtedness (whether amortized or immediately expensed)	________

(ii)	provision for taxes based on income, profits or capital gains of the Restricted Group, including, without limitation, federal, state, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations (but, for clarity, including taxes in respect of cancellation of debt income in respect of Indebtedness extinguished prior to the Closing Date for which a valid election was made to defer the realization to the extent such taxes reduced Consolidated Net Income for such period)	________

(iii)	depreciation and amortization	________

(iv)	(A) duplicative running costs, severance, relocation costs or expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, costs incurred in connection with Permitted Acquisitions and non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs, project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and litigation settlements or losses and related expenses; (B) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions; and (C) Transaction Expenses	________

(v)	[Reserved]

(vi)	the amount of management, monitoring, consulting and advisory fees (including transaction and termination fees) and related indemnities and expenses paid or accrued (without duplication among periods) to the Sponsor under the Sponsor Management Agreement	________

(vii)	any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), which cash proceeds are in each case Not Otherwise Applied	________

(viii)	(A) the amount of run rate cost savings, operating expense reductions, operating improvements and synergies related to the Transactions projected by the Borrower in good faith to be realized as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) within 24 months after the Closing Date (calculated on a Pro Forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined (the “EBITDA Determination Period”), and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) the amount of run rate cost savings, operating expense reductions, operating improvements and synergies related to mergers and other business combinations, acquisitions, divestures, restructurings, insourcing initiatives, cost savings initiatives and other similar initiatives consummated after the Closing Date projected by the Borrower in good faith as a result of actions either taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative (calculated on a Pro Forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith determination of the Borrower, and (C) the amount of run rate impact on

	Consolidated EBITDA occurring as a result of business initiatives consummated after the Closing Date not contemplated by subclauses (A) and (B) of this clause (viii) projected by the Borrower in good faith as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Borrower) within 24 months of the applicable business initiative, provided, that such impact on Consolidated EBITDA is reasonably identifiable and factually supportable, in the good faith determination of the Borrower; provided that (x) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the EBITDA Determination Period and (y) the aggregate amount of cost savings, operating expense reductions, synergies and other run rate impact added pursuant this clause (viii) shall not, taken together with those added pursuant to Section 1.09(c) of the Credit Agreement, exceed 35% of Consolidated EBITDA (calculated prior to giving effect to any addback pursuant to this clause (viii) or Section 1.09(c) of the Credit Agreement) for any period of four-consecutive fiscal quarters	________

(ix)	any net loss from disposed, abandoned, or discontinued operations	________

(x)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to section (c) below for any previous period and not added back	________

(xi)	non-cash expenses, charges and losses (including reserves, impairment charges or asset write-offs, write-offs of deferred financing fees, losses from investments recorded using the equity method and stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that, if any of the non-cash charges referred to in this clause (xi) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid	________

(xii)	[Reserved]	________

(xiii)	[Reserved]	________

(xiv)	the net income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (g) of the definition thereof (i.e., the minority interest of the Borrower or any Subsidiary Guarantor in the entities generating such net income),

(xv)	with respect to any Restricted Subsidiary that is not wholly owned by the Borrower or any Subsidiary Guarantor that has any outstanding Pledged Note(s) issued to the Borrower or any Subsidiary Guarantor, the least of (i) the minority interest of such Restricted Subsidiary as of the last day of such period, (ii) the outstanding amount of all Pledged Notes issued by such Restricted Subsidiary to the Borrower or any Subsidiary Guarantor as of the last day of such period and (iii) the amount of the Consolidated EBITDA of such Restricted Subsidiary for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP

(xvi)	with respect to any Person in which the Borrower or a Subsidiary Guarantor holds an equity interest, but which is not a Subsidiary of the Borrower, that has any outstanding Pledged Note(s) issued to the Borrower or any Subsidiary Guarantor, the lesser of (i) the outstanding amount of all Pledged Notes issued by such Person to the Borrower or a Subsidiary Guarantor as of the last day of such period and (ii) the amount of the Consolidated EBITDA of such Person for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP	________

(c)	minus, without duplication and to the extent included in arriving at such Consolidated Net Income:

(i)	non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and all other non-cash items of income for such period	________

(ii)	any net gain from disposed, abandoned, or discontinued operations	________

(iii)	all gains and income from investments recorded using the equity method	________

(iv)	the net loss of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (g) of the definition thereof provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (b)(xi)(B) of the calculation of Consolidated EBITDA herein for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);	________

provided that:

(A)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items	________

(B)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations	________

(C)	to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.	________

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2013, September 30, 2013, December 31, 2013, or March 31, 2014, Consolidated EBITDA for such fiscal quarters shall be $50,317,000, $46,437,000, $54,596,000 and $44,691,000, respectively, in each case, as may be subject to addbacks and adjustments (without duplication) pursuant to Section 1.09 of the Credit Agreement.

Consolidated EBITDA =		________

Consolidated Total Net Debt to Consolidated EBITDA =		[ ]:1.00

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this              day of                 , 20[__].

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT G-1

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

G-1-1

[Lender]

By:
Name: Title:

[Address]

Dated:             , 20[ ]

G-1-2

EXHIBIT G-2

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

G-2-1

[Lender]

By:
Name: Title:

[Address]

Dated:             , 20[ ]

G-2-2

EXHIBIT G-3

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.04(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

G-3-1

[Lender]

By:
Name: Title:

[Address]

Dated:             , 20[ ]

G-3-2

EXHIBIT G-4

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)

Reference is made to the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.04(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

G-4-1

[Lender]

By:
Name: Title:

[Address]

Dated:             , 20[ ]

G-4-2

EXHIBIT H

[FORM OF] SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

SP HOLDCO I, INC.

AND ITS SUBSIDIARIES

Pursuant to (a) the First Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “First Lien Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time, JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent, and JEFFERIES FINANCE LLC, as the Issuing Bank and (b) the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), among Holdings, the Borrower, the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Holdings and the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreements and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liabilities, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	Holdings and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature; and

d.	Holdings and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of Holdings and the Borrower, on behalf of Holdings and the Borrower, and not individually, as of the date first stated above.

SP HOLDCO I, INC.

By:
Name: Title:

EXHIBIT I

[FORM OF] TERM NOTE

[New York, New York]

[Date]

FOR VALUE RECEIVED, the undersigned, SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns in accordance with Section 10.04 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), the Borrower, the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent) at 520 Madison Avenue, New York, New York 10022 (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.01 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Term Note.

This Term Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS TERM NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the party hereto has caused this Term Note to be duly executed by its respective authorized officer as of the day and year first above written.

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT J

AUCTION PROCEDURES

This outline is intended to summarize certain basic terms of procedures with respect to Auctions pursuant to and in accordance with the terms and conditions of Sections 10.04(k) and 10.04(m) of the Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent. It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or whether or not Holdings, the Borrower or any Affiliated Lender should purchase by assignment any Term Loans from any Lender pursuant to any Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit J have the meanings assigned to them in the Credit Agreement.

For avoidance of doubt, the provisions of Section 10.04(k) of the Credit Agreement shall also apply to all non-pro rata assignments of Term Loans made to Affiliated Lenders, and the provisions of Section 10.04(m) of the Credit Agreement shall also apply to all non-pro rata assignments of Term Loans made to Holdings or the Borrower.

Summary. Affiliated Lenders, Holdings and the Borrower may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein; provided, that no more than one Auction may be ongoing at any one time and no more than four Auctions may be made in any period of four consecutive fiscal quarters of the Borrower.

Notice Procedures. In connection with each Auction, Holdings, the Borrower or the applicable Affiliated Lender (as applicable) (the “Offeror”) will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess of thereof (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the Auction Manager not less than 24 hours before the original Expiration Time.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). The Offeror shall purchase (by assignment) Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, the Offeror may withdraw an Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Borrower. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 10.04(k) or 10.04(m) of the Credit Agreement, as applicable, or to otherwise comply with any of the provisions of such Sections 10.04(k) or 10.04(m). The purchase price for all Term Loans purchased in an Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Offeror, and the Auction Manager’s determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Offeror, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

Immediately upon the consummation of an Auction pursuant to Section 10.04(m) of the Credit Agreement, the Term Loans subject to such Auction and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and neither Holdings nor the Borrower shall obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of the acquisition of any Term Loans subject to such Auction.

The Auction Manager acting in its capacity as such under an Auction shall be entitled to the benefits of the provisions of Article 9 and Section 10.05 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

This Exhibit J shall not require Holdings, the Borrower or any Affiliated Lender to initiate any Auction, nor shall any Lender be obligated to participate in any Auction.

EXHIBIT K

[FORM OF]

INTEREST ELECTION REQUEST

[Date]

Jefferies Finance LLC,

as Administrative Agent for

the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Surgery Center Holdings, Inc. Account Manager

Facsimile: (904) 494-6871

Re: Surgery Center Holdings, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.10 of that certain Second Lien Credit Agreement, dated as of November 3, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SP HOLDCO I, INC., a Delaware corporation (“Holdings”), SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the Lenders party thereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent and as Collateral Agent, the Borrower hereby gives the Administrative Agent notice that the Borrower hereby requests:

[Option A - Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $             in principal amount of presently outstanding Eurodollar Term Borrowings with a final Interest Payment Date of                      ,              to ABR Borrowings on                          ,              (which is a Business Day).]

[Option B - Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $             in principal amount of presently outstanding ABR Term Borrowings to Eurodollar Borrowings on                      ,              (which is a Business Day). The Interest Period for such Eurodollar Borrowings is              month[s].]

[Option C - Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $             in presently outstanding Eurodollar Term Borrowings with a final Interest Payment Date of                      ,              (which is a Business Day). The Interest Period for such Eurodollar Borrowings is              month[s].]

K-1

Very truly yours,

SURGERY CENTER HOLDINGS, INC.

By
Name:
Title

K-2